Exhibit 99.1

Assured Guaranty Municipal Corp.

Consolidated Financial Statements

September 30, 2013

ASSURED GUARANTY MUNICIPAL CORP.

Assured Guaranty Municipal Corp.
Consolidated Balance Sheets (Unaudited)
(dollars in millions except per share and share amounts)

	As of September 30, 2013	As of December 31, 2012
Assets
Investment portfolio:
Fixed maturity securities, available-for-sale, at fair value (amortized cost of $5,532 and $4,473)	$5,701	$4,831
Short-term investments, at fair value	409	473
Other invested assets (includes Surplus Note from affiliate of $300 and $300)	357	444
Total investment portfolio	6,467	5,748
Loan receivable from affiliate	—	83
Cash	45	47
Premiums receivable, net of ceding commissions payable	595	653
Ceded unearned premium reserve	1,078	1,187
Reinsurance recoverable on unpaid losses	83	75
Salvage and subrogation recoverable	220	383
Credit derivative assets	114	131
Deferred tax asset, net	347	409
Financial guaranty variable interest entities’ assets, at fair value	1,654	1,870
Other assets	161	127
Total assets	$10,764	$10,713
Liabilities and shareholder's equity
Unearned premium reserve	$3,698	$3,866
Loss and loss adjustment expense reserve	264	230
Reinsurance balances payable, net	223	292
Notes payable	43	66
Credit derivative liabilities	363	414
Financial guaranty variable interest entities’ liabilities with recourse, at fair value	1,308	1,605
Financial guaranty variable interest entities’ liabilities without recourse, at fair value	662	678
Current income tax payable	92	—
Other liabilities	346	343
Total liabilities	6,999	7,494
Commitments and contingencies (See Note 15)
Preferred stock ($1,000 par value, 5,000.1 shares authorized; 0 shares issued and outstanding)	—	—
Common stock ($45,455 par value, 330 shares authorized; issued and outstanding)	15	15
Additional paid-in capital	1,051	1,092
Retained earnings	2,308	1,880
Accumulated other comprehensive income, net of tax of $60 and $125	111	232
Total shareholder's equity attributable to Assured Guaranty Municipal Corp.	3,485	3,219
Noncontrolling interest	280	—
Total shareholder's equity	3,765	3,219
Total liabilities and shareholder's equity	$10,764	$10,713
The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Municipal Corp.
Consolidated Statements of Operations (Unaudited)
(in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenues
Net earned premiums	$108	$157	$393	$447
Net investment income	63	60	175	173
Net realized investment gains (losses):
Other-than-temporary impairment losses	(1)	(2)	(15)	(2)
Less: portion of other-than-temporary impairment loss recognized in other comprehensive income	5	0	(2)	2
Other net realized investment gains (losses)	(1)	3	(4)	(3)
Net realized investment gains (losses)	(7)	1	(17)	(7)
Net change in fair value of credit derivatives:
Realized gains and other settlements	10	18	39	11
Net unrealized gains (losses)	57	17	35	41
Net change in fair value of credit derivatives	67	35	74	52
Fair value gain (loss) on committed capital securities	4	(2)	0	(5)
Fair value gains (losses) on financial guaranty variable interest entities	37	35	259	65
Other income	18	14	(7)	110
Total revenues	290	300	877	835
Expenses
Loss and loss adjustment expenses	30	56	34	322
Amortization of deferred ceding commissions	(2)	(5)	(24)	(7)
Interest expense	2	2	5	6
Other operating expenses	27	24	82	78
Total expenses	57	77	97	399
Income (loss) before income taxes	233	223	780	436
Provision (benefit) for income taxes:
Current	43	(13)	124	5
Deferred	28	81	120	117
Total provision (benefit) for income taxes	71	68	244	122
Net income (loss)	162	155	536	314
Less: Noncontrolling interest	10	—	10	—
Net income (loss) attributable to Assured Guaranty Municipal Corp.	$152	$155	$526	$314

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Municipal Corp.
Consolidated Statements of Comprehensive Income (Unaudited)
(in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Net income (loss)	$162	$155	$536	$314
Unrealized holding gains (losses) arising during the period:
Investments with no other-than-temporary impairment, net of tax provision (benefit) of $1, $19, $(54) and $26	4	35	(99)	49
Investments with other-than-temporary impairment, net of tax provision (benefit) of $(1), $3, $(17) and $5	(2)	5	(32)	9
Unrealized holding gains (losses) arising during the period, net of tax	2	40	(131)	58
Less: reclassification adjustment for gains (losses) included in net income (loss), net of tax provision (benefit) of $(2) $0, $(6) and $(6)	(2)	(1)	(10)	(12)
Other comprehensive income (loss)	4	41	(121)	70
Comprehensive income (loss)	166	196	415	384
Less: Comprehensive income (loss) attributable to noncontrolling interest	10	—	10	—
Comprehensive income (loss) of Assured Guaranty Municipal Corp.	$156	$196	$405	$384

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Municipal Corp.
Consolidated Statements of Shareholder’s Equity (unaudited)
For the Nine Months Ended September 30, 2013
(dollars in millions, except share data)

	Common Stock		Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total Shareholder's Equity Attributable to Assured Guaranty Municipal Corp.	Noncontrolling Interest	Total Shareholder's Equity
	Shares	Amount
Balance at December 31, 2012	330	$15	$1,092	$1,880	$232	$3,219	$—	$3,219
Net income	—	—	—	526	—	526	10	536
Capital Contribution	—	—	13	—	—	13	—	13
Investment in Municipal Assurance Holdings Inc.	—	—	—	—	—	—	270	270
Dividends	—	—	—	(98)	—	(98)	—	(98)
Other comprehensive loss	—	—	—	—	(121)	(121)	0	(121)
Return of capital:
Surplus Notes	—	—	(50)	—	—	(50)	—	(50)
Other	—	—	(4)	—	—	(4)	—	(4)
Return of capital	—	—	(54)	—	—	(54)	—	(54)

Balance at September 30, 2013	330	$15	$1,051	$2,308	$111	$3,485	$280	$3,765

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Municipal Corp.
Consolidated Statements of Cash Flows (Unaudited)
(in millions)

	Nine Months Ended September 30,
	2013	2012
Net cash flows provided by (used in) operating activities	$260	$(35)
Investing activities
Fixed maturity securities:
Purchases	(792)	(439)
Sales	145	243
Maturities	307	331
Net sales (purchases) of short-term investments	65	167
Net proceeds from paydowns on financial guaranty variable interest entities’ assets	497	349
Loan to affiliate	7	(83)
Other investments	24	35
Net cash flows provided by (used in) investing activities	253	603
Financing activities
Dividends paid	(98)	(30)
Repayment of notes payable	(22)	(31)
Net paydowns of financial guaranty variable interest entities' liabilities	(344)	(471)
Return of capital	(50)	(50)
Net cash flows provided by (used in) financing activities	(514)	(582)
Effect of exchange rate changes	(1)	1
Increase (decrease) in cash	(2)	(13)
Cash at beginning of period	47	59
Cash at end of period	$45	$46
Supplemental cash flow information
Cash paid (received) during the period for:
Income taxes	$24	$(95)
Interest	$5	$7

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Municipal Corp.
Notes to Consolidated Financial Statements (Unaudited)
September 30, 2013

1.	Business and Basis of Presentation

Business

Assured Guaranty Municipal Corp., formerly known as Financial Security Assurance Inc. (“AGM,” or together with its direct and indirect owned subsidiaries, the “Company”), a New York domiciled insurance company, is a wholly owned subsidiary of Assured Guaranty Municipal Holdings Inc. (“AGMH”). AGMH is an indirect and wholly owned subsidiary of Assured Guaranty Ltd. (“AGL” and, together with its subsidiaries, “Assured Guaranty”). AGL is a Bermuda based holding company that provides, through its operating subsidiaries, credit protection products to the United States (“U.S.”) and international public finance (including infrastructure) and structured finance markets.

The Company applies its credit underwriting judgment, risk management skills and capital markets experience to offer insurance that protects holders of debt instruments and other monetary obligations from defaults in scheduled payments, including scheduled interest and principal payments. The Company markets its credit protection products directly to issuers and underwriters of public finance securities as well as to investors in such obligations. The Company guarantees obligations issued principally in the United States, and has also guaranteed obligations issued in other countries and regions, including Europe and Australia. The Company had previously offered insurance and reinsurance in the global structured finance market, but has not done so since mid-2008.

Financial guaranty insurance policies provide an unconditional and irrevocable guaranty that protects the holder of a financial obligation against non-payment of principal and interest ("Debt Service") when due. Upon an obligor's default on scheduled principal or interest payments due on the obligation, the Company is required under the financial guaranty policy to pay the principal or interest shortfall. The Company has issued financial guaranty insurance policies on public finance obligations and, prior to mid 2008, structured finance obligations. Public finance obligations insured by the Company consist primarily of general obligation bonds supported by the taxing powers of U.S. state or municipal governmental authorities, as well as tax-supported bonds, revenue bonds and other obligations supported by covenants from state or municipal governmental authorities or other municipal obligors to impose and collect fees and charges for public services or specific infrastructure projects. The Company also includes within public finance obligations those obligations backed by the cash flow from leases or other revenues from projects serving substantial public purposes, including utilities, toll roads, health care facilities and government office buildings. Structured finance obligations insured by the Company are generally issued by special purpose entities and backed by pools of assets such as residential or commercial mortgage loans, consumer or trade receivables, securities or other assets having an ascertainable cash flow or market value. While AGM has ceased insuring new originations of asset-backed securities, a significant portfolio of such obligations remains outstanding and its wholly owned subsidiary Assured Guaranty (Europe) Ltd. (“AGE”) provides financial guarantees in the international public finance market and intends to provide such guarantees in the international structured finance market, subject to regulatory approval.

In the past, the Company had sold credit protection by issuing policies that guaranteed payment obligations under credit derivatives. Financial guaranty contracts accounted for as credit derivatives are generally structured such that the circumstances giving rise to the Company’s obligation to make loss payments are similar to those for financial guaranty insurance contracts; the Company's credit derivatives are primarily comprised of credit default swaps (“CDS”). The Company’s credit derivative transactions are governed by International Swaps and Derivative Association, Inc. (“ISDA”) documentation.

The Company has not entered into any new CDS in order to sell credit protection since 2008. In addition, regulatory guidelines that limited the terms under which such protection could be sold and the capital and margin requirements applicable under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) also contributed to the decision of the Company not to enter into new CDS in the foreseeable future. The Company actively pursues opportunities to terminate existing CDS, which have the effect of reducing future fair value volatility in income and/or reducing rating agency capital charges.

Basis of Presentation

The unaudited interim consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and, in the opinion of management, reflect all adjustments that are of a normal recurring nature, necessary for a fair statement of the financial condition, results of operations and cash flows of the Company and its consolidated financial guaranty variable interest entities (“FG VIEs”) for the periods presented. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. These unaudited interim consolidated financial statements are as of September 30, 2013 and cover the three-month period ended September 30, 2013 (“Third Quarter 2013”) and the three-month period ended September 30, 2012 (“Third Quarter 2012”), the nine-month period ended September 30, 2013 ("Nine Months 2013") and the nine-month period ended September 30, 2012 ("Nine Months 2012"). Certain financial information that is normally included in annual financial statements prepared in accordance with GAAP, but is not required for interim reporting purposes, has been condensed or omitted. The year-end balance sheet data was derived from audited financial statements.

The unaudited interim consolidated financial statements include the accounts of AGM and its direct and indirect subsidiaries (collectively, the “Subsidiaries”), and its consolidated FG VIEs. Intercompany accounts and transactions between and among all consolidated entities have been eliminated. Certain prior year balances have been reclassified to conform to the current year's presentation.

These unaudited interim consolidated financial statements should be read in conjunction with the consolidated financial statements included in Exhibit 99.1 in AGL's Form 8-K dated April 23, 2013, filed with the U.S. Securities and Exchange Commission (the “SEC”).

As of the date of this filing, after giving effect to the completion on July 16, 2013 of a series of transactions that resulted in Municipal Assurance Corp. (“MAC”) becoming a subsidiary of AGM, with approximately $800 million of statutory capital (including $400 million in total surplus notes issued to Assured Guaranty Municipal Corp and Municipal Assurance Holdings Inc.), AGM's direct and indirect subsidiaries are as follows:

•Assured Guaranty (Europe) Ltd., organized in the United Kingdom and 100% owned by AGM;

•	Municipal Assurance Holdings Inc. (“MAC Holdings”), incorporated in Delaware and 60.7% owned by AGM and 39.3% owned by AGM's affiliate, Assured Guaranty Corp. ("AGC"); and

•	Municipal Assurance Corp., domiciled in New York and 100% owned by Municipal Assurance Holdings Inc.

The transactions are described in greater detail in Note 11, Investment in MAC Holdings.

2.	Business Changes and Accounting Developments

Summarized below are updates of the most significant recent events that have had, or may have in the future, a material effect on the financial position, results of operations or business prospects of the Company.

Rating Actions

When a rating agency assigns a public rating to a financial obligation guaranteed by AGM or its subsidiaries AGE or MAC, it generally awards that obligation the same rating it has assigned to the financial strength of those insurance companies. Investors in products insured by AGM or MAC and guaranteed by AGE frequently rely on ratings published by nationally recognized statistical rating organizations (“NRSROs”) because such ratings influence the trading value of securities and form the basis for many institutions’ investment guidelines as well as individuals’ bond purchase decisions. Therefore, the Company manages its business with the goal of achieving high financial strength ratings. If the financial strength ratings were reduced below current levels, the Company expects it could have adverse effects on its future business opportunities as well as the premiums it could charge for its insurance policies and consequently, a downgrade could harm the Company’s new business production and results of operations in a material respect. However, the models used by NRSROs differ, presenting conflicting goals that may make it inefficient or impractical to reach the highest rating level. The models are not fully transparent, contain subjective data (such as assumptions about future market demand for the Company’s products) and change frequently. Ratings reflect only the views of the respective NRSROs and are subject to continuous review and revision or withdrawal at any time.

In the last several years, Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”) have downgraded the financial strength ratings of AGM and AGE. The latest downgrade took place on January 17,

2013, when Moody’s downgraded the financial strength rating of AGM and AGE to A2 from Aa3. While the outlook for the ratings from S&P and Moody's is stable, there can be no assurance that S&P and Moody's will not take further action on AGM's and AGE's ratings. For a discussion of the effect of rating actions on AGM and AGE, see the following:

•	Note 5, Expected Loss to be Paid

•	Note 14, Reinsurance and Other Monoline Exposures

•	Note 16, Notes Payable and Credit Facilities (regarding the impact on the Company's insured leveraged lease transactions)

In July 2013, MAC was assigned a financial strength rating of AA+ (stable outlook) from Kroll Bond Rating Agency and of AA- (stable outlook) from S&P.

Significant Transactions

•	See Note 11, Investment in MAC Holdings.

•	In August 2013, AGM entered into a settlement agreement with a servicer of certain RMBS transactions that AGM had insured. See Note 5, Expected Loss to be Paid.

•
On June 21, 2013, AGM entered into a settlement agreement with Flagstar Bank in connection with its litigation for breach of contract against Flagstar on the Flagstar Home Equity Loan Trust, Series 2005-1 and Series 2006-2 second lien transactions. The agreement followed judgments by the court in February and April 2013 in favor of AGM, which Flagstar had planned to appeal. As part of the settlement, AGM received a cash payment of $105 million and Flagstar withdrew its appeal. Flagstar also will reimburse AGM in full for all future claims on AGM’s financial guaranty insurance policies for such transactions. This settlement resolved all RMBS claims that AGM had asserted against Flagstar and each party agreed to release the other from any and all other future RMBS-related claims between them.

•
On May 6, 2013, Assured Guaranty entered into an agreement with UBS Real Estate Securities Inc. and affiliates ("UBS") and a third party resolving the Assured Guaranty's claims and liabilities related to specified residential mortgage-backed securities ("RMBS") transactions that were issued, underwritten or sponsored by UBS and insured by AGM or AGC under financial guaranty insurance policies. See Note 5, Expected Loss to be Paid.

3.	Outstanding Exposure

The Company's financial guaranty contracts are written in either insurance or credit derivative form, but collectively are considered financial guaranty contracts. The Company seeks to limit its exposure to losses by underwriting obligations that are investment grade at inception, diversifying its insured portfolio and maintaining rigorous subordination or collateralization requirements on structured finance obligations. The Company also has utilized reinsurance by ceding business to third-party and affiliated reinsurers. The Company provides financial guaranties with respect to debt obligations of special purpose entities, including VIEs. Some of these VIEs are consolidated as described in Note 9, Consolidation of Variable Interest Entities. The outstanding par and Debt Service amounts presented below include outstanding exposures on VIEs whether or not they are consolidated.

In Third Quarter 2013, the Company changed the manner in which it presents par outstanding and Debt Service in two ways. First, the Company had included securities purchased for loss mitigation purposes both in its investment portfolio and its financial guaranty insured portfolio. Beginning with Third Quarter 2013, the Company excluded such loss mitigation securities from its disclosure about its financial guaranty insured portfolio (unless otherwise indicated) because it manages such securities as investments and not insurance exposure; it has taken this approach as of both September 30, 2013 and December 31, 2012. This reduced its below investment grade net par as of September 30, 2013 by $645 million from what it would have been without the change. Second, the Company refined its approach to its internal credit ratings and surveillance categories. Please refer to "Refinement of Approach to Internal Credit Ratings and Surveillance Categories" below for additional information.

Debt Service Outstanding

	Gross Debt Service Outstanding		Net Debt Service Outstanding
	September 30, 2013	December 31, 2012	September 30, 2013	December 31, 2012
	(in millions)
Public finance	$533,545	$537,810	$396,113	$391,826
Structured finance	49,643	59,703	43,296	52,350
Total financial guaranty	$583,188	$597,513	$439,409	$444,176

Financial Guaranty Portfolio by Internal Rating
As of September 30, 2013

	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S.		Structured Finance Non-U.S.		Total
Rating Category (1)	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in millions)
AAA	$3,318	1.4%	$520	2.4%	$20,667	66.5%	$5,604	77.0%	$30,109	10.2%
AA	78,212	33.4%	442	2.0%	5,826	18.7%	352	4.8%	84,832	28.8%
A	126,590	54.1%	5,579	25.6%	248	0.8%	223	3.0%	132,640	45.1%
BBB	24,431	10.4%	14,065	64.6%	409	1.4%	478	6.6%	39,383	13.4%
Below-investment-grade ("BIG")	1,578	0.7%	1,180	5.4%	3,931	12.6%	625	8.6%	7,314	2.5%
Total net par outstanding (excluding loss mitigation bonds)	$234,129	100.0%	$21,786	100.0%	$31,081	100.0%	$7,282	100.0%	$294,278	100.0%
Loss Mitigation Bonds	—		—		712		—		712
Net par outstanding (including loss mitigation bonds)	$234,129		$21,786		$31,793		$7,282		$294,990

Financial Guaranty Portfolio by Internal Rating
As of December 31, 2012

	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S.		Structured Finance Non-U.S.		Total
Rating Category (1)	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in millions)
AAA	3,521	1.5%	508	2.2%	24,416	64.8%	6,626	73.8%	35,071	11.7%
AA	82,798	36.2%	789	3.4%	6,817	18.1%	469	5.2%	90,873	30.4%
A	118,867	52.0%	5,946	25.4%	1,155	3.1%	586	6.6%	126,554	42.4%
BBB	21,795	9.5%	14,506	62.0%	234	0.6%	676	7.5%	37,211	12.5%
BIG	1,822	0.8%	1,635	7.0%	5,030	13.4%	624	6.9%	9,111	3.0%
Total net par outstanding (excluding loss mitigation bonds)	$228,803	100.0%	$23,384	100.0%	$37,652	100.0%	$8,981	100.0%	$298,820	100.0%
Loss Mitigation Bonds	—		—		670		—		670
Net par outstanding (including loss mitigation bonds)	$228,803		$23,384		$38,322		$8,981		$299,490
____________________

(1)
In Third Quarter 2013, the Company adjusted its approach to assigning internal ratings. See "Refinement of Approach to Internal Credit Ratings and Surveillance Categories" below. This approach is reflected in the "Financial Guaranty Portfolio by Internal Rating" tables as of both September 30, 2013 and December 31, 2012.

In accordance with the terms of certain credit derivative contracts, the referenced obligations in such contracts have been delivered to the Company, and they therefore are included in the investment portfolio. Such amounts are still included in the financial guaranty insured portfolio, and totaled $218 million and $219 million in gross par outstanding as of September 30, 2013 and December 31, 2012, respectively.

In addition to amounts shown in the tables above, AGM had outstanding commitments to provide guaranties of $86 million for structured finance and $756 million for public finance obligations at September 30, 2013, of which up to $167 million can be used together with AGC, an affiliate of the Company. The structured finance commitments include the unfunded component of pooled corporate and other transactions. Public finance commitments typically relate to primary and secondary public finance debt issuances. The expiration dates for the public finance commitments range between October 1, 2013 and February 25, 2017; with $378 million expiring prior to December 31, 2013. The commitments are contingent on the satisfaction of all conditions set forth in them and may expire unused or be canceled at the counterparty's request. Therefore, the total commitment amount does not necessarily reflect actual future guaranteed amounts.

Surveillance Categories

The Company segregates its insured portfolio into investment grade and BIG surveillance categories to facilitate the appropriate allocation of resources to monitoring and loss mitigation efforts and to aid in establishing the appropriate cycle for periodic review for each exposure. BIG exposures include all exposures with internal credit ratings below BBB-. The Company's internal credit ratings are based on internal assessments of the likelihood of default and loss severity in the event of default. Internal credit ratings are expressed on a ratings scale similar to that used by the rating agencies and are generally reflective of an approach similar to that employed by the rating agencies, except that, beginning this quarter, the Company's internal credit ratings focus on future performance, rather than lifetime performance. See "Refinement of Approach to Internal Credit Ratings and Surveillance Categories" below.

The Company monitors its investment grade credits to determine whether any new credits need to be internally downgraded to BIG. The Company refreshes its internal credit ratings on individual credits in quarterly, semi-annual or annual cycles based on the Company's view of the credit's quality, loss potential, volatility and sector. Ratings on credits in sectors identified as under the most stress or with the most potential volatility are reviewed every quarter.

Credits identified as BIG are subjected to further review to determine the probability of a loss (see Note 5, Expected Loss to be Paid). Surveillance personnel then assign each BIG transaction to the appropriate BIG surveillance category based upon whether a future loss is expected and whether a claim has been paid. The Company expects “future losses” on a transaction when the Company believes there is at least a 50% chance that, on a present value basis, it will pay more claims over the future of that transaction than it will have reimbursed. For surveillance purposes, the Company calculates present value using a constant discount rate of 5%. (A risk-free rate is used for recording of reserves for financial statement purposes.)

More extensive monitoring and intervention is employed for all BIG surveillance categories, with internal credit ratings reviewed quarterly. In Third Quarter 2013, the Company refined the definitions of its BIG surveillance categories to be consistent with its new approach to assigning internal credit ratings. See "Refinement of Approach to Internal Credit Ratings and Surveillance Categories". The three BIG categories are:

•	BIG Category 1: Below-investment-grade transactions showing sufficient deterioration to make future losses possible, but for which none are currently expected.

•
BIG Category 2: Below-investment-grade transactions for which future losses are expected but for which no claims (other than liquidity claims which is a claim that the Company expects to be reimbursed within one year) have yet been paid.

•	BIG Category 3: Below-investment-grade transactions for which future losses are expected and on which claims (other than liquidity claims) have been paid.

Refinement of Approach to Internal Credit Ratings and Surveillance Categories

Typically, when an issuer of a debt security has defaulted on a payment and has not made up that missed payment, the debt security is considered by the rating agencies to be below-investment-grade regardless of its current credit condition. Similarly, the Company had previously considered those securities on which it has made an insurance claim payment that had not been reimbursed to be BIG regardless of their current credit condition.

Structured finance transactions often include mechanisms for reimbursing the Company for its insurance claim payments from assets underlying the transactions to the extent permitted by asset performance. With improvements beginning to occur in the performance of the assets underlying some of the structured finance securities the Company has insured, the Company is receiving reimbursements on some transactions on which it had paid claims in the past. As a result of these improvements, it now projects receiving reimbursements (rather than making claims) in the future on some of those transactions. Under the old approach, a transaction with a projected lifetime loss, no matter how strong on a prospective basis, was required to be rated BIG. During Third Quarter 2013, the Company revised its approach to internal credit ratings. Under its revised approach, a transaction may be rated investment grade if it (a) has turned generally cash-flow positive and (b) is projected to have net future reimbursements with sufficient cushion to warrant an investment grade rating, even if it is projected to have ending lifetime unreimbursed insurance claim payments. The new approach resulted in the upgrade to investment grade of four RMBS transactions with a net par of $262 million that would have been BIG under the previous approach at September 30, 2013 and of one RMBS transaction with a net par of $25 million at December 31, 2012.

The Company also applied its change in approach to internal credit ratings to the Surveillance BIG Category definitions. Previously the BIG Category definitions were based in large part on whether lifetime losses were projected. Under the new approach, the BIG Category definitions are based on whether future losses are projected. In addition to the upgrades out of BIG described above, the change in approach resulted in the migration of a number of risks within BIG Categories. The following table shows the BIG exposure as it would have been categorized under the previous approach and how it is categorized under the new approach:

Below-Investment-Grade
Net Par Outstanding
As of September 30, 2013

	Previous Approach	New Approach	Difference
	(in millions)
BIG 1	$3,145	$4,042	$897
BIG 2	1,568	1,568	—
BIG 3	2,863	1,704	(1,159)
Total	$7,576	$7,314	$(262)

Below-Investment-Grade
Net Par Outstanding
As of December 31, 2012

	Previous Approach	New Approach	Difference
	(in millions)
BIG 1	$4,122	$5,007	$885
BIG 2	1,211	1,211	—
BIG 3	3,803	2,893	(910)
Total	$9,136	$9,111	$(25)

Financial Guaranty Exposures
(Insurance and Credit Derivative Form)
As of September 30, 2013

	BIG Net Par Outstanding				Net Par	BIG Net Par as a % of Total Net Par
	BIG 1	BIG 2	BIG 3	Total BIG	Outstanding	Outstanding
	(in millions)
First lien U.S. RMBS:
Prime first lien	$—	$—	$—	$—	$68	—%
Alt-A first lien	247	263	216	726	923	0.2
Option ARM	3	—	160	163	404	0.1
Subprime	50	711	571	1,332	2,915	0.5
Second lien U.S. RMBS:
Closed end second lien	8	20	58	86	209	0.0
Home equity lines of credit ("HELOCs")	999	—	375	1,374	1,762	0.5
Total U.S. RMBS	1,307	994	1,380	3,681	6,281	1.3
Trust preferred securities ("TruPS")	—	—	—	—	68	0.0
Other structured finance	670	116	89	875	32,014	0.3
U.S. public finance	1,293	50	235	1,578	234,129	0.5
Non-U.S. public finance	772	408	—	1,180	21,786	0.4
Total	$4,042	$1,568	$1,704	$7,314	$294,278	2.5%

Financial Guaranty Exposures
(Insurance and Credit Derivative Form)
As of December 31, 2012

	BIG Net Par Outstanding				Net Par	BIG Net Par as a % of Total Net Par
	BIG 1	BIG 2	BIG 3	Total BIG	Outstanding	Outstanding
	(in millions)
First lien U.S. RMBS:
Prime first lien	$—	$—	$—	$—	$77	—%
Alt-A first lien	26	260	514	800	1,022	0.3
Option ARM	271	—	211	482	719	0.2
Subprime	78	761	583	1,422	3,134	0.5
Second lien U.S. RMBS:
Closed end second lien	96	63	—	159	300	—
HELOCs	590	—	1,307	1,897	2,348	0.6
Total U.S. RMBS	1,061	1,084	2,615	4,760	7,600	1.6
TruPS	—	—	—	—	90	0.0
Other structured finance	678	127	89	894	38,943	0.3
U.S. public finance	1,633	—	189	1,822	228,803	0.6
Non-U.S. public finance	1,635	—	—	1,635	23,384	0.5
Total	$5,007	$1,211	$2,893	$9,111	$298,820	3.0%

Below-Investment-Grade Credits
By Category
As of September 30, 2013

	Net Par Outstanding			Number of Risks(2)
Description	Financial Guaranty Insurance(1)	Credit Derivative	Total	Financial Guaranty Insurance(1)	Credit Derivative	Total
	(dollars in millions)
BIG:
Category 1	$3,846	$196	$4,042	69	6	75
Category 2	1,568	—	1,568	23	—	23
Category 3	1,600	104	1,704	40	8	48
Total BIG	$7,014	$300	$7,314	132	14	146

Below-Investment-Grade Credits
By Category
As of December 31, 2012

	Net Par Outstanding			Number of Risks(2)
Description	Financial Guaranty Insurance(1)	Credit Derivative	Total	Financial Guaranty Insurance(1)	Credit Derivative	Total
	(dollars in millions)
BIG:
Category 1	$4,567	$440	$5,007	81	7	88
Category 2	1,211	—	1,211	21	—	21
Category 3	2,804	89	2,893	40	7	47
Total BIG	$8,582	$529	$9,111	142	14	156
____________________

(1)	Includes net par outstanding for FG VIE.

(2)	A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making Debt Service payments.

Economic Exposure to the Selected European Countries

Several European countries continue to experience significant economic, fiscal and/or political strains such that the likelihood of default on obligations with a nexus to those countries may be higher than the Company anticipated when such factors did not exist. The European countries where it believes heightened uncertainties exist are: Hungary, Ireland, Italy, Portugal and Spain (the “Selected European Countries”). The Company is closely monitoring its exposures in Selected European Countries where it believes heightened uncertainties exist. Published reports have identified countries that may be experiencing reduced demand for their sovereign debt in the current environment. The Company selected these European countries based on these reports and its view that their credit fundamentals are deteriorating. The Company’s economic exposure to the Selected European Countries (based on par for financial guaranty contracts and notional amount for financial guaranty contracts accounted for as derivatives) is shown in the following table, net of ceded reinsurance.

Net Economic Exposure to Selected European Countries(1)
As of September 30, 2013

	Hungary	Ireland	Italy	Portugal	Spain (2)	Total
	(in millions)
Sovereign and sub-sovereign exposure:
Public finance	$—	$—	$839	$94	$222	$1,155
Infrastructure finance	310	—	10	—	146	466
Sub-total	310	—	849	94	368	1,621
Non-sovereign exposure:
Regulated utilities	—	—	134	—	—	134
RMBS	212	—	296	—	—	508
Pooled corporate obligations	—	50	46	12	107	215
Sub-total	212	50	476	12	107	857
Total	$522	$50	$1,325	$106	$475	$2,478
Total BIG	$522	$7	$—	$94	$368	$991
____________________

(1)
While the Company's exposures are shown in U.S. dollars, the obligations the Company insures are in various currencies, including U.S. dollars, Euros and British pounds sterling. One of the RMBS included in the table above includes residential mortgages in both Italy and Germany, and only the portion of the transaction equal to the portion of the original mortgage pool in Italian mortgages is shown in the table.

(2)	See Note 5, Expected Loss to be Paid.

When the Company directly insures an obligation, it assigns the obligation to a geographic location or locations based on its view of the geographic location of the risk. For direct exposure this can be a relatively straight-forward determination as, for example, a debt issue supported by availability payments for a toll road in a particular country. The Company may also assign portions of a risk to more than one geographic location.

The Company has included in the exposure tables above its indirect economic exposure to the Selected European Countries through policies it provides on pooled corporate transactions. The Company considers economic exposure to a Selected European Country to be indirect when the exposure relates to only a small portion of an insured transaction that otherwise is not related to a Selected European Country. In most instances, the trustees and/or servicers for such transactions provide reports that identify the domicile of the underlying obligors in the pool, although occasionally such information is not available to the Company. The Company has reviewed transactions through which it believes it may have indirect exposure to the Selected European Countries that is material to the transaction and included in the tables above the proportion of the insured par equal to the proportion of obligors so identified as being domiciled in a Selected European Country.

The Company no longer guarantees any sovereign bonds of the Selected European Countries. The exposure shown in the “Public Finance Category” is from transactions backed by receivable payments from sub-sovereigns in Italy, Spain and Portugal. Sub-sovereign debt is debt issued by a governmental entity or government backed entity, or supported by such an entity, that is other than direct sovereign debt of the ultimate governing body of the country.

Exposure to Puerto Rico

The Company insures general obligations of the Commonwealth of Puerto Rico and various obligations of its instrumentalities. In recent months, investors have expressed concern about Puerto Rico's high debt levels and weak economy. Of the net insured par related to Puerto Rico, $0.9 billion is supported principally by a pledge of the good faith, credit and taxing power of the Commonwealth or by Commonwealth lease rental payments or appropriations. Puerto Rico’s Constitution provides that public debt constitutes a first claim on available Commonwealth resources. Public debt includes general obligation bonds and notes of the Commonwealth and payments required to be made under its guarantees of bonds and notes issued by its public instrumentalities. Of the remaining exposures, a significant portion, $1.3 billion, is secured by dedicated revenues such as special taxes, toll collections and revenues from essential utilities. In aggregate, the Company insures $2.5 billion net par to Puerto Rico obligors.

Neither Puerto Rico nor its instrumentalities are eligible debtors under Chapter 9 of the U.S. bankruptcy code.

Puerto Rico credits insured by the Company are presently current on their debt service payments, and the Commonwealth has never defaulted on any of its debt payments. Further, 98% of the Company’s exposure is rated investment grade internally and by both Moody’s and S&P, while 2%, substantially all of the balance of the exposure, is rated no more than one-notch below investment grade.

The Company has reduced its aggregate net par exposure to Puerto Rico credits by approximately 11% since January 2010, and limited its insurance of new issues to transactions that refunded existing exposure, with a general focus on lowering interest rates.

Management believes recent measures announced by the new Governor of Puerto Rico and his administration in adopting its fiscal 2014 budget in June reflect a strong commitment to improve the financial stability of the Commonwealth and several of its key authorities. In addition, other actions -- including adoption in April 2013 of substantive pension reform plans that have been upheld by Puerto Rico’s Supreme Court; plans to increase the excise tax on petroleum products, signed into law in June 2013; a 60% average rate increase for the Puerto Rico Aqueduct and Sewer Authority implemented in July 2013; and the government’s reduction in the use of deficit financing and responsiveness to capital markets -- demonstrate that officials of the Commonwealth are focused on making the necessary choices to help Puerto Rico operate within its financial resources and maintain its access to the capital markets, which is a critical source of funding for the Commonwealth.

The table below presents the Company’s exposure to Puerto Rico credits:

	Net Par Outstanding	Internal Rating
	(in millions)
Commonwealth of Puerto Rico	$871	BBB-
Puerto Rico Electric Power Authority	489	BBB
Puerto Rico Highways and Transportation Authority (Transportation revenue)	316	BBB+
Puerto Rico Sales Tax Financing Corporation	260	A
Puerto Rico Municipal Finance Authority	252	BBB-
Puerto Rico Highways and Transportation Authority (Highway revenue)	216	BBB
Puerto Rico Public Finance Corporation	44	BB+
Puerto Rico Public Buildings Authority	32	BBB-
Total	$2,480

4.	Financial Guaranty Insurance Premiums

The portfolio of outstanding exposures discussed in Note 3, Outstanding Exposure, includes financial guaranty contracts that meet the definition of insurance contracts as well as those that meet the definition of a derivative under GAAP. Amounts presented in this note relate only to financial guaranty insurance contracts. See Note 8, Financial Guaranty Contracts Accounted for as Credit Derivatives, for a discussion of credit derivative revenues.

Net Earned Premiums

	Third Quarter		Nine Months
	2013	2012	2013	2012
	(in millions)
Scheduled net earned premiums	$79	$97	$245	$304
Acceleration of premium earnings	28	57	141	133
Accretion of discount on net premiums receivable	1	3	7	10
Total net earned premiums(1)	$108	$157	$393	$447
___________________

(1)	Excludes $14 million and $17 million for Third Quarter 2013 and 2012, respectively, and $46 million and $48 million for the Nine Months 2013 and 2012, respectively, related to consolidated FG VIEs.

Components of Unearned Premium Reserve

	As of September 30, 2013			As of December 31, 2012
	Gross	Ceded	Net(1)	Gross	Ceded	Net(1)
	(in millions)
Deferred premium revenue	$3,816	$1,111	$2,705	$4,016	$1,224	$2,792
Contra-paid	(118)	(33)	(85)	(150)	(37)	(113)
Total	$3,698	$1,078	$2,620	$3,866	$1,187	$2,679
____________________

(1)	Excludes $188 million and $251 million of deferred premium revenue and $64 million and $98 million of contra-paid related to FG VIEs as of September 30, 2013 and December 31, 2012, respectively.

Gross Premium Receivable, Net of Ceding Commissions Roll Forward

	Nine Months
	2013	2012
	(in millions)
Balance beginning of period	$653	$645
Premium written, net	325	107
Premium payments received, net	(376)	(164)
Adjustments:
Changes in the expected term of financial guaranty insurance contracts	(14)	13
Accretion of discount	10	15
Foreign exchange remeasurement	(5)	10
Consolidation of FG VIEs	0	(5)
Other adjustments	2	(1)
Balance, end of period (1)	$595	$620
____________________

(1)	Excludes $9 million and $20 million as of September 30, 2013 and September 30, 2012, respectively, related to consolidated FG VIEs.

Gains or losses due to foreign exchange rate changes relate to installment premium receivables denominated in currencies other than the U.S. dollar. Approximately 66%, 66% and 70% of installment premiums at September 30, 2013, December 31, 2012 and September 30, 2012, respectively, are denominated in currencies other than the U.S. dollar, primarily Euro and British Pound Sterling.

The timing and cumulative amount of actual collections may differ from expected collections in the tables below due to factors such as foreign exchange rate fluctuations, counterparty collectability issues, accelerations, commutations and changes in expected lives.

Expected Collections of Gross Premiums Receivable,
Net of Ceding Commissions (Undiscounted)

As of September 30, 2013
(in millions)
2013 (October 1 - December 31)	$25
2014	68
2015	60
2016	57
2017	53
2018-2022	204
2023-2027	127
2028-2032	93
After 2032	113
Total(1)	$800
____________________

(1)	Excludes expected cash collections on FG VIEs of $10 million.

Scheduled Net Earned Premiums
Financial Guaranty Insurance Contracts

As of September 30, 2013
(in millions)
2013 (October 1 - December 31)	$76
2014	291
2015	253
2016	217
2017	192
2018-2022	719
2023-2027	444
2028-2032	261
After 2032	252
Total present value basis(1)	2,705
Discount	130
Total future value	$2,835
____________________

(1)	Excludes scheduled net earned premiums on consolidated FG VIEs of $188 million.

Selected Information for Policies Paid in Installments

	As of September 30, 2013	As of December 31, 2012
	(dollars in millions)
Premiums receivable, net of ceding commission payable	$595	$653
Gross deferred premium revenue	1,334	1,562
Weighted-average risk-free rate used to discount premiums	3.5%	3.5%
Weighted-average period of premiums receivable (in years)	9.8	10.0

5.	Expected Loss to be Paid

The following table presents a roll forward of the present value of net expected loss to be paid for all contracts, whether accounted for as insurance, credit derivatives, or FG VIEs, by sector after the benefit for net expected recoveries for contractual breaches of representations and warranties ("R&W"). The Company used weighted average risk-free rates for U.S. dollar denominated obligations, which ranged from 0.0% to 4.36% as of September 30, 2013 and 0.0% to 3.28% as of December 31, 2012.

Net Expected Loss to be Paid
After Net Expected Recoveries for Breaches of R&W
Roll Forward
Third Quarter 2013

	Net Expected Loss to be Paid as of June 30, 2013	Economic Loss Development	(Paid) Recovered Losses(1)	Net Expected Loss to be Paid as of September 30, 2013(2)
	(in millions)
U.S. RMBS:
First lien:
Alt-A first lien	$133	$(58)	$(6)	$69
Option ARM	(8)	17	7	16
Subprime	187	28	(4)	211
Total first lien	312	(13)	(3)	296
Second lien:
Closed end second lien	(23)	—	1	(22)
HELOCs	(73)	(23)	(23)	(119)
Total second lien	(96)	(23)	(22)	(141)
Total U.S. RMBS	216	(36)	(25)	155
Other structured finance	24	—	—	24
U.S. public finance	(47)	7	67	27
Non-U.S. public finance	47	(1)	(7)	39
Total	$240	$(30)	$35	$245

Net Expected Loss to be Paid
After Net Expected Recoveries for Breaches of R&W
Roll Forward
Third Quarter 2012

	Net Expected Loss to be Paid as of June 30, 2012	Economic Loss Development	(Paid) Recovered Losses(1)	Net Expected Loss to be Paid as of September 30, 2012
	(in millions)
U.S. RMBS:
First lien:
Alt-A first lien	$153	$3	$(7)	$149
Option ARM	(59)	1	(62)	(120)
Subprime	149	11	(4)	156
Total first lien	243	15	(73)	185
Second lien:
Closed end second lien	(46)	5	2	(39)
HELOCs	(93)	(17)	(19)	(129)
Total second lien	(139)	(12)	(17)	(168)
Total U.S. RMBS	104	3	(90)	17
Other structured finance	38	1	—	39
U.S. public finance	(19)	(10)	(31)	(60)
Non-U.S. public finance	199	41	(206)	34
Total	$322	$35	$(327)	$30

Net Expected Loss to be Paid
After Net Expected Recoveries for Breaches of R&W
Roll Forward
Nine Months 2013

	Net Expected Loss to be Paid as of December 31, 2012(2)	Economic Loss Development	(Paid) Recovered Losses(1)	Net Expected Loss to be Paid as of September 30, 2013(2)
	(in millions)
U.S. RMBS:
First lien:
Alt-A first lien	$149	$(57)	$(23)	$69
Option ARM	(142)	(103)	261	16
Subprime	162	61	(12)	211
Total first lien	169	(99)	226	296
Second lien:
Closed end second lien	(49)	8	19	(22)
HELOCs	(128)	(33)	42	(119)
Total second lien	(177)	(25)	61	(141)
Total U.S. RMBS	(8)	(124)	287	155
Other structured finance	28	(3)	(1)	24
U.S. public finance	(58)	37	48	27
Non-U.S. public finance	38	8	(7)	39
Total	$0	$(82)	$327	$245

Net Expected Loss to be Paid
After Net Expected Recoveries for Breaches of R&W
Roll Forward
Nine Months 2012

	Net Expected Loss to be Paid as of December 31, 2011	Economic Loss Development	(Paid) Recovered Losses(1)	Net Expected Loss to be Paid as of September 30, 2012
	(in millions)
U.S. RMBS:
First lien:
Alt-A first lien	$93	$18	$38	$149
Option ARM	135	(10)	(245)	(120)
Subprime	155	32	(31)	156
Total first lien	383	40	(238)	185
Second lien:
Closed end second lien	(32)	(3)	(4)	(39)
HELOCs	(75)	(2)	(52)	(129)
Total second lien	(107)	(5)	(56)	(168)
Total U.S. RMBS	276	35	(294)	17
Other structured finance	62	(22)	(1)	39
U.S. public finance	(35)	9	(34)	(60)
Non-U.S. public finance	38	191	(195)	34
Total	$341	$213	$(524)	$30
____________________

(1)
Net of ceded paid losses, whether or not such amounts have been settled with reinsurers. Ceded paid losses are typically settled 45 days after the end of the reporting period. Such amounts are recorded in reinsurance recoverable on paid losses included in other assets.

(2)
Includes net expected loss adjustment expenses ("LAE") to be paid for mitigating claim liabilities of $19 million as of September 30, 2013 and $19 million as of December 31, 2012. The Company paid $7 million and $10 million in LAE for Third Quarter 2013 and 2012, respectively, and $27 million and $24 million in LAE for Nine Months 2013 and 2012, respectively.

Net Expected Recoveries from
Breaches of R&W Rollforward
Third Quarter 2013

	Future Net R&W Benefit as of June 30, 2013(2)	R&W Development and Accretion of Discount During Third Quarter 2013	R&W Recovered During Third Quarter 2013(1)	Future Net R&W Benefit as of September 30, 2013(2)
	(in millions)
U.S. RMBS:
Alt-A first lien	$125	$68	(1)	$192
Option ARM	195	38	(78)	155
Subprime	107	6	—	113
Total first lien	427	112	(79)	460
Second lien:
Closed end second lien	86	1	(2)	85
HELOC	61	—	(7)	54
Total second lien	147	1	(9)	139
Total	$574	$113	$(88)	$599

Net Expected Recoveries from
Breaches of R&W Rollforward
Third Quarter 2012

	Future Net R&W Benefit as of June 30, 2012	R&W Development and Accretion of Discount During Third Quarter 2012	R&W Recovered During Third Quarter 2012(1)	Future Net R&W Benefit as of September 30, 2012(2)
	(in millions)
U.S. RMBS:
Alt-A first lien	$134	$2	(3)	$133
Option ARM	600	(9)	(80)	511
Subprime	92	11	—	103
Total first lien	826	4	(83)	747
Second lien:
Closed end second lien	112	—	—	112
HELOC	97	6	(8)	95
Total second lien	209	6	(8)	207
Total	$1,035	$10	$(91)	$954
___________________

(1)	Gross amounts recovered were $92 million and $96 million for Third Quarter 2013 and 2012, respectively.

(2)	Includes excess spread that the Company will receive as salvage as a result of a settlement agreement with a R&W provider.

Net Expected Recoveries from
Breaches of R&W Rollforward
Nine Months 2013

	Future Net R&W Benefit as of December 31, 2012	R&W Development and Accretion of Discount During Nine Months 2013	R&W Recovered During Nine Months 2013(1)	Future Net R&W Benefit as of September 30, 2013(2)
	(in millions)
U.S. RMBS:
Alt-A first lien	$132	$68	(8)	$192
Option ARM	481	200	(526)	155
Subprime	107	6	—	113
Total first lien	720	274	(534)	460
Second lien:
Closed end second lien	115	(8)	(22)	85
HELOC	125	44	(115)	54
Total second lien	240	36	(137)	139
Total	$960	$310	$(671)	$599

Net Expected Recoveries from
Breaches of R&W Rollforward
Nine Months 2012

	Future Net R&W Benefit as of December 31, 2011	R&W Development and Accretion of Discount During Nine Months 2012	R&W Recovered During Nine Months 2012(1)	Future Net R&W Benefit as of September 30, 2012(2)
	(in millions)
U.S. RMBS:
Alt-A first lien	$181	$18	(66)	$133
Option ARM	619	47	(155)	511
Subprime	101	2	—	103
Total first lien	901	67	(221)	747
Second lien:
Closed end second lien	118	—	(6)	112
HELOC	151	5	(61)	95
Total second lien	269	5	(67)	207
Total	$1,170	$72	$(288)	$954
___________________

(1)	Gross amounts recovered were $700 million and $316 million for Nine Months 2013 and 2012, respectively.

(2)	Includes excess spread that the Company will receive as salvage as a result of a settlement agreement with a R&W provider.

The following tables present the present value of net expected loss to be paid for all contracts by accounting model, by sector and after the benefit for estimated and contractual recoveries for breaches of R&W.

Net Expected Loss to be Paid
By Accounting Model
As of September 30, 2013

	Financial Guaranty Insurance	FG VIEs(1)	Credit Derivatives	Total
	(in millions)
U.S. RMBS:
First lien:
Alt-A first lien	$52	$17	$—	$69
Option ARM	5	11	—	16
Subprime	137	74	—	211
Total first lien	194	102	—	296
Second lien:
Closed end second lien	(38)	18	(2)	(22)
HELOCs	(33)	(86)	—	(119)
Total second lien	(71)	(68)	(2)	(141)
Total U.S. RMBS	123	34	(2)	155
Other structured finance	18	—	6	24
U.S. public finance	27	—	—	27
Non-U.S. public finance	39	—	—	39
Total	$207	$34	$4	$245

Net Expected Loss to be Paid
By Accounting Model
As of December 31, 2012

	Financial Guaranty Insurance	FG VIEs(1)	Credit Derivatives	Total
	(in millions)
U.S. RMBS:
First lien:
Alt-A first lien	$131	$18	$—	$149
Option ARM	(106)	(36)	—	(142)
Subprime	112	50	—	162
Total first lien	137	32	—	169
Second lien:
Closed end second lien	(62)	23	(10)	(49)
HELOCs	39	(167)	—	(128)
Total second lien	(23)	(144)	(10)	(177)
Total U.S. RMBS	114	(112)	(10)	(8)
Other structured finance	23	—	5	28
U.S. public finance	(58)	—	—	(58)
Non-U.S. public finance	38	—	—	38
Total	$117	$(112)	$(5)	$0
___________________

(1)	Refer to Note 9, Consolidation of Variable Interest Entities.

The following tables present the net economic loss development for all contracts by accounting model, by sector and after the benefit for estimated and contractual recoveries for breaches of R&W.

Net Economic Loss Development
By Accounting Model
Third Quarter 2013

	Financial Guaranty Insurance	FG VIEs(1)	Credit Derivatives(2)	Total
	(in millions)
U.S. RMBS:
First lien:
Alt-A first lien	$(57)	$(1)	$—	$(58)
Option ARM	16	1	—	17
Subprime	23	5	—	28
Total first lien	(18)	5	—	(13)
Second lien:
Closed end second lien	—	(1)	1	—
HELOCs	(28)	6	(1)	(23)
Total second lien	(28)	5	—	(23)
Total U.S. RMBS	(46)	10	—	(36)
Other structured finance	(1)	—	1	—
U.S. public finance	7	—	—	7
Non-U.S. public finance	(1)	—	—	(1)
Total	$(41)	$10	$1	$(30)

Net Economic Loss Development
By Accounting Model
Third Quarter 2012

	Financial Guaranty Insurance	FG VIEs(1)	Credit Derivatives(2)	Total
	(in millions)
U.S. RMBS:
First lien:
Alt-A first lien	$26	$(23)	$—	$3
Option ARM	(75)	76	—	1
Subprime	32	(21)	—	11
Total first lien	(17)	32	—	15
Second lien:
Closed end second lien	50	(50)	5	5
HELOCs	54	(71)	—	(17)
Total second lien	104	(121)	5	(12)
Total U.S. RMBS	87	(89)	5	3
Other structured finance	1	—	—	1
U.S. public finance	(10)	—	—	(10)
Non-U.S. public finance	41	—	—	41
Total	$119	$(89)	$5	$35

Net Economic Loss Development
By Accounting Model
Nine Months 2013

	Financial Guaranty Insurance	FG VIEs(1)	Credit Derivatives(2)	Total
	(in millions)
U.S. RMBS:
First lien:
Alt-A first lien	$(57)	$—	$—	$(57)
Option ARM	(71)	(32)	—	(103)
Subprime	37	25	(1)	61
Total first lien	(91)	(7)	(1)	(99)
Second lien:
Closed end second lien	(2)	(1)	11	8
HELOCs	(21)	(12)	—	(33)
Total second lien	(23)	(13)	11	(25)
Total U.S. RMBS	(114)	(20)	10	(124)
Other structured finance	(4)	—	1	(3)
U.S. public finance	37	—	—	37
Non-U.S. public finance	8	—	—	8
Total	$(73)	$(20)	$11	$(82)

Net Economic Loss Development
By Accounting Model
Nine Months 2012

	Financial Guaranty Insurance	FG VIEs(1)	Credit Derivatives(2)	Total
	(in millions)
U.S. RMBS:
First lien:
Alt-A first lien	$28	$(10)	$—	$18
Option ARM	(1)	(9)	—	(10)
Subprime	28	4	—	32
Total first lien	55	(15)	—	40
Second lien:
Closed end second lien	4	(11)	4	(3)
HELOCs	(12)	10	—	(2)
Total second lien	(8)	(1)	4	(5)
Total U.S. RMBS	47	(16)	4	35
Other structured finance	(18)	—	(4)	(22)
U.S. public finance	9	—	—	9
Non-U.S. public finance	191	—	—	191
Total	$229	$(16)	$—	$213
___________________
(1)    Refer to Note 9, Consolidation of Variable Interest Entities.

(2)    Refer to Note 8, Financial Guaranty Contracts Accounted for as Credit Derivatives.

Third Quarter 2013 U.S. RMBS Loss Projections

The Company's RMBS loss projection methodology assumes that the housing and mortgage markets will eventually improve. Each quarter the Company makes a judgment as to whether to change the assumptions it uses to make RMBS loss projections based on its observation during the quarter of the performance of its insured transactions (including early stage delinquencies, late stage delinquencies and loss severity) as well as the residential property market and economy in general, and, to the extent it observes changes, it makes a judgment as to whether those changes are normal fluctuations or part of a trend. Based on such observations the Company chose to use essentially the same assumptions and scenarios to project RMBS losses as of September 30, 2013 as it used as of June 30, 2013 and, with respect to its first lien RMBS, as it used as of December 31, 2012. The Company's use of essentially the same assumptions and scenarios to project RMBS losses as of September 30, 2013, as of June 30, 2013 and, with respect to its first lien RMBS, December 31, 2012, was consistent with its view at September 30, 2013 that the housing and mortgage market recovery is not being reflected as quickly in the performance of those transactions as it had anticipated at June 30, 2013 or December 31, 2012. During second quarter 2013 the Company had observed improvements in the performance of its second lien RMBS transactions that, when viewed in the context of their performance in previous quarters, suggested those transactions were beginning to respond to the improvements in the residential property market and economy being widely reported. Based on such observations, in projecting losses for its second lien RMBS the Company chose to decrease by two months in its base scenario and by three months in its optimistic scenario the period it assumed it would take the mortgage market to recover as compared to March 31, 2013 and December 31, 2012. The Company retained this change to its scenarios in its projections as of September 30, 2013. The Company observed some improvement in delinquency trends in most of its RMBS transactions during the third quarter, with some of that improvement in second liens driven by a servicing transfer it effectuated. Such improvement is naturally transmitted to its projections for each individual RMBS transaction, since the projections are based on the delinquency performance of the loans in that individual RMBS transaction. The Company also made adjustments during the quarter to its assumptions for specific transactions to reflect loss mitigation developments. The methodology and assumptions the Company uses to project RMBS losses and the scenarios it employs are described in more detail below under "U.S. First Lien RMBS Loss Projections: Alt A

First Lien, Option ARM, Subprime and Prime" and "U.S. Second Lien RMBS Loss Projections: HELOCs and Closed-End Second Lien".

U.S. First Lien RMBS Loss Projections: Alt-A First Lien, Option ARM, Subprime and Prime

The majority of projected losses in first lien RMBS transactions are expected to come from non-performing mortgage loans (those that are delinquent or in foreclosure or where the loan has been foreclosed and the RMBS issuer owns the underlying real estate). Changes in the amount of non-performing loans from the amount projected in the previous period are one of the primary drivers of loss development in this portfolio. In order to determine the number of defaults resulting from these delinquent and foreclosed loans, the Company applies a liquidation rate assumption to loans in each of various delinquency categories. The liquidation rate is a standard industry measure that is used to estimate the number of loans in a given aging category that will default within a specified time period. The Company arrived at its liquidation rates based on data purchased from a third party provider and assumptions about how delays in the foreclosure process may ultimately affect the rate at which loans are liquidated. The Company projects these liquidations to occur over two years. Based on its review of that data, the Company maintained the same liquidation assumptions at December 31, 2012 as December 31, 2011. It chose to use those same liquidation rates at September 30, 2013 and June 30, 2013. The following table shows liquidation assumptions for various delinquency categories.

First Lien Liquidation Rates

	September 30, 2013	June 30, 2013	December 31, 2012
30 - 59 Days Delinquent
Alt-A and Prime	35%	35%	35%
Option ARM	50	50	50
Subprime	30	30	30
60 - 89 Days Delinquent
Alt-A and Prime	55	55	55
Option ARM	65	65	65
Subprime	45	45	45
90 + Days Delinquent
Alt-A and Prime	65	65	65
Option ARM	75	75	75
Subprime	60	60	60
Bankruptcy
Alt-A and Prime	55	55	55
Option ARM	70	70	70
Subprime	50	50	50
Foreclosure
Alt-A and Prime	85	85	85
Option ARM	85	85	85
Subprime	80	80	80
Real Estate Owned
All	100	100	100

While the Company uses liquidation rates as described above to project defaults of non-performing loans, it projects defaults on presently current loans by applying a conditional default rate ("CDR") trend. The start of that CDR trend is based on the defaults the Company projects will emerge from currently nonperforming loans. The total amount of expected defaults from the non-performing loans is translated into a constant CDR (i.e., the CDR plateau), which, if applied for each of the next 24 months, would be sufficient to produce approximately the amount of defaults that were calculated to emerge from the various delinquency categories. The CDR thus calculated individually on the delinquent collateral pool for each RMBS is then used as the starting point for the CDR curve used to project defaults of the presently performing loans.

In the base case, after the initial 24-month CDR plateau period, each transaction’s CDR is projected to improve over 12 months to an intermediate CDR (calculated as 20% of its CDR plateau); that intermediate CDR is held constant for

36 months and then trails off in steps to a final CDR of 5% of the CDR plateau. Under the Company’s methodology, defaults projected to occur in the first 24 months represent defaults that can be attributed to loans that are currently delinquent or in foreclosure, while the defaults projected to occur using the projected CDR trend after the first 24 month period represent defaults attributable to borrowers that are currently performing. The CDR trend the Company used in its base case for September 30, 2013 was the same as it used for June 30, 2013 and December 31, 2012 but, because the initial CDR is calculated from currently delinquent loans, a reduction in the proportion of loans in a transaction currently delinquent will reduce that transaction's CDR (similarly, an increase in the proportion of loans currently delinquent will increase its CDR). This quarter the initial CDR calculated for most of first lien transactions was lower than that calculated last quarter, reflecting a reduction in the proportion of loans that are currently delinquent in those transactions.

Another important driver of loss projections is loss severity, which is the amount of loss the transaction incurs on a loan after the application of net proceeds from the disposal of the underlying property. Loss severities experienced in first lien transactions have reached historic high levels, and the Company is assuming that these high levels generally will continue for another year (in the case of subprime loans, the Company assumes the unprecedented 90% loss severity rate will continue for six months then drop to 80% for six months before following the ramp described below). The Company determines its initial loss severity based on actual recent experience. The Company’s loss severity assumptions for September 30, 2013 were the same as it used for June 30, 2013 and December 31, 2012. The Company then assumes that loss severities begin returning to levels consistent with underwriting assumptions beginning in one year, and in the base case scenario, decline from there over two years to 40%.

The following table shows the range of key assumptions used in the calculation of expected loss to be paid for individual transactions for direct vintage 2004 - 2008 first lien U.S. RMBS.

Key Assumptions in Base Case Expected Loss Estimates
First Lien RMBS(1)

	As of September 30, 2013	As of June 30, 2013	As of December 31, 2012
Alt-A First Lien
Plateau CDR	5.8% - 22.1%	6.2% - 22.3%	6.8% - 23.2%
Intermediate CDR	1.2% - 4.4%	1.2% - 4.5%	1.4% - 4.6%
Final CDR	0.3% - 1.1%	0.3% - 1.1%	0.3% - 1.2%
Initial loss severity	65%	65%	65%
Initial CPR	0.0% - 21.3%	0.4% - 20.6%	0.0% - 14.3%
Final CPR	15%	15%	15%
Option ARM
Plateau CDR	6.4% - 24.7%	5.6% - 24.2%	7.0% - 26.1%
Intermediate CDR	1.3% - 4.9%	1.1% - 4.8%	1.4% - 5.2%
Final CDR	0.3% - 1.2%	0.3% - 1.2%	0.4% - 1.3%
Initial loss severity	65%	65%	65%
Initial CPR	1.0% - 7.7%	0.3% - 7.7%	0.4% - 3.8%
Final CPR	15%	15%	15%
Subprime
Plateau CDR	9.9% - 23.7%	10.0% - 24.7%	7.3% - 21.2%
Intermediate CDR	2.0% - 4.7%	2.0% - 4.9%	1.5% - 4.2%
Final CDR	0.5% - 1.2%	0.5% - 1.2%	0.5% - 1.3%
Initial loss severity	90%	90%	90%
Initial CPR	0.0% - 6.8%	0.0% - 7.1%	0.0% - 9.2%
Final CPR	15%	15%	15%
____________________
(1)                                Represents variables for most heavily weighted scenario (the “base case”).

The rate at which the principal amount of loans is prepaid may impact both the amount of losses projected (since that amount is a function of the conditional default rate, the loss severity and the loan balance over time) as well as the amount of excess spread (the amount by which the interest paid by the borrowers on the underlying loan exceeds the amount of interest owed on the insured obligations). The assumption for the CPR follows a similar pattern to that of the conditional default rate. The current level of voluntary prepayments is assumed to continue for the plateau period before gradually increasing over 12 months to the final CPR, which is assumed to be 15% in the base case. For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant. These assumptions are the same as those the Company used for June 30, 2013 and December 31, 2012.

In estimating expected losses, the Company modeled and probability weighted sensitivities for first lien transactions by varying its assumptions of how fast a recovery is expected to occur. One of the variables used to model sensitivities was how quickly the conditional default rate returned to its modeled equilibrium, which was defined as 5% of the current conditional default rate. The Company also stressed CPR and the speed of recovery of loss severity rates. The Company probability weighted a total of five scenarios (including its base case) as of September 30, 2013. For September 30, 2013 the Company used the same five scenarios and weightings as it used for June 30, 2013 and December 31, 2012. In a somewhat more stressful environment than that of the base case, where the conditional default rate plateau was extended three months (to be 27 months long) before the same more gradual conditional default rate recovery and loss severities were assumed to recover over four rather than two years (and subprime loss severities were assumed to recover only to 60%), expected loss to be paid would increase from current projections by approximately $16 million for Alt-A first liens, $7 million for Option ARM and $74 million for subprime transactions. In an even more stressful scenario where loss severities were assumed to rise and then recover over eight years and the initial ramp-down of the conditional default rate was assumed to occur over 15 months and other assumptions were the same as the other stress scenario), expected loss to be paid would increase from current projections by approximately $46 million for Alt-A first liens, $15 million for Option ARM and $119 million for subprime transactions. The Company also considered two scenarios where the recovery was faster than in its base case. In a scenario with a somewhat less stressful environment than the base case, where conditional default rate recovery was somewhat less gradual and the initial subprime loss severity rate was assumed to be 80% for 12 months and was assumed to recover to 40% over two years, expected loss to be paid would decrease from current projections by approximately $0.3 million for Alt-A first lien, $10 million for Option ARM and $25 million for subprime transactions. In an even less stressful scenario where the conditional default rate plateau was three months shorter (21 months, effectively assuming that liquidation rates would improve) and the conditional default rate recovery was more pronounced, (including an initial ramp-down of the CDR over nine months) expected loss to be paid would decrease from current projections by approximately $15 million for Alt-A first lien, $28 million for Option ARM and $68 million for subprime transactions.

U.S. Second Lien RMBS Loss Projections: HELOCs and Closed End Second Lien

The Company believes the primary variable affecting its expected losses in second lien RMBS transactions is the amount and timing of future losses in the collateral pool supporting the transactions. Expected losses are also a function of the structure of the transaction; the voluntary prepayment rate (typically also referred to as CPR of the collateral); the interest rate environment; and assumptions about the draw rate and loss severity. These variables are interrelated, difficult to predict and subject to considerable volatility. If actual experience differs from the Company’s assumptions, the losses incurred could be materially different from the estimate. The Company continues to update its evaluation of these exposures as new information becomes available.

The following table shows the range of key assumptions for the calculation of expected loss to be paid for individual transactions for direct vintage 2004 - 2008 second lien U.S. RMBS.

Key Assumptions in Base Case Expected Loss Estimates
Second Lien RMBS(1)

HELOC key assumptions	As of September 30, 2013	As of June 30, 2013	As of December 31, 2012
Plateau conditional default rate ("CDR")	1.4% - 8.9%	3.4% - 9.8%	3.8% - 15.9%
Final CDR trended down to	0.4% - 3.2%	0.4% - 3.2%	0.4% - 3.2%
Expected period until final CDR	34 months	34 months	36 months
Initial CPR	4.5% - 17.1%	2.1% - 15.0%	2.9% - 14.6%
Final CPR	10%	10%	10%
Loss severity	98%	98%	98%

Closed end second lien key assumptions	As of September 30, 2013	As of June 30, 2013	As of December 31, 2012
Plateau CDR	7.9% - 14.4%	9.1% - 15.8%	10.6% - 20.7%
Final CDR trended down to	3.5% - 8.6%	3.5% - 8.6%	3.5% - 8.6%
Expected period until final CDR	34 months	34 months	36 months
Initial CPR	3.0% -8.3%	3.4% - 6.0%	2.3% - 5.0%
Final CPR	10%	10%	10%
Loss severity	98%	98%	98%
____________________

(1)	Represents variables for most heavily weighted scenario (the “base case”).

In second lien transactions the projection of near-term defaults from currently delinquent loans is relatively straightforward because loans in second lien transactions are generally “charged off” (treated as defaulted) by the securitization’s servicer once the loan is 180 days past due. Most second lien transactions report the amount of loans in five monthly delinquency categories (i.e., 30-59 days past due, 60-89 days past due, 90-119 days past due, 120-149 days past due and 150-179 days past due). The Company estimates the amount of loans that will default over the next five months by calculating current representative liquidation rates (the percent of loans in a given delinquency status that are assumed to ultimately default) from selected representative transactions and then applying an average of the preceding twelve months’ liquidation rates to the amount of loans in the delinquency categories. The amount of loans projected to default in the first through fifth months is expressed as a CDR. The first four months’ CDR is calculated by applying the liquidation rates to the current period past due balances (i.e., the 150-179 day balance is liquidated in the first projected month, the 120-149 day balance is liquidated in the second projected month, the 90-119 day balance is liquidated in the third projected month and the 60-89 day balance is liquidated in the fourth projected month). For the fifth month the CDR is calculated using the average 30-59 day past due balances for the prior three months, adjusted as necessary to reflect one-time servicing events. The fifth month CDR is then used as the basis for the plateau period that follows the embedded five months of losses. During the Third Quarter the Company observed material improvements in the delinquency measures of certain second lien RMBS for which the servicing had been transferred, and determined that much of this improvement was due to loan modifications and reinstatements made by the new servicer. To reflect the possibility that such recently modified and reinstated loans may have a higher likelihood of defaulting again, for such transactions the Company treated as past due 150-179 days a portion of the loans that are current or less than 150 days delinquent that it identified as having been recently modified or reinstated. Even with that adjustment, the improvement in delinquency measures for those transactions resulted in a lower initial CDR for those transactions than the initial CDR calculated last quarter.

As of September 30, 2013, for the base case scenario, the CDR (the “plateau CDR”) was held constant for one month. Once the plateau period has ended, the CDR is assumed to gradually trend down in uniform increments to its final long-term steady state CDR. (The long-term steady state CDR is calculated as the constant CDR that would have yielded the amount of losses originally expected at underwriting.) In the base case scenario, the time over which the CDR trends down to its final CDR is 28 months. Therefore, the total stress period for second lien transactions is 34 months, comprising five months of delinquent data, a one month plateau period and 28 months of decrease to the steady state CDR. This is the same period as used for June 30, 2013 but two months shorter than used for December 31, 2012. When a second lien loan defaults, there is generally a very low recovery. Based on current expectations of future performance, the Company assumes that it will only recover 2% of the collateral, the same as June 30, 2013 and December 31, 2012.

The rate at which the principal amount of loans is prepaid may impact both the amount of losses projected (which is a function of the CDR and the loan balance over time) as well as the amount of excess spread (which is the excess of the interest paid by the borrowers on the underlying loan over the amount of interest and expenses owed on the insured obligations). In the base case, the current CPR (based on experience of the most recent three quarters) is assumed to continue until the end of the plateau before gradually increasing to the final CPR over the same period the CDR decreases. For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant. The final CPR is assumed to be 10% for both HELOC and closed-end second lien transactions. This level is much higher than current rates for most transactions, but lower than the historical average, which reflects the Company’s continued uncertainty about the projected performance of the borrowers in these transactions. This pattern is consistent with how the Company modeled the CPR at June 30, 2013 and December 31, 2012. To the extent that prepayments differ from projected levels it could materially change the Company’s projected excess spread and losses.

The Company uses a number of other variables in its second lien loss projections, including the spread between relevant interest rate indices, the loss severity, and HELOC draw rates (the amount of new advances provided on existing HELOCs expressed as a percentage of current outstanding advances). These variables have been relatively stable over the past several quarters and in the relevant ranges have less impact on the projection results than the variables discussed above.

In estimating expected losses, the Company modeled and probability weighted three possible CDR curves applicable to the period preceding the return to the long-term steady state CDR. The Company believes that the level of the elevated CDR and the length of time it will persist is the primary driver behind the likely amount of losses the collateral will suffer (before considering the effects of repurchases of ineligible loans). The Company continues to evaluate the assumptions affecting its modeling results.

As of September 30, 2013, the Company’s base case assumed a one month CDR plateau and a 28 month ramp-down (for a total stress period of 34 months). The Company also modeled a scenario with a longer period of elevated defaults and another with a shorter period of elevated defaults and weighted them the same as of June 30, 2013 and December 31, 2012. Increasing the CDR plateau to four months and increasing the ramp-down by five months to 33-months (for a total stress period of 42 months) would increase the expected loss by approximately $23 million for HELOC transactions and $1 million for closed-end second lien transactions. On the other hand, keeping the CDR plateau at one month but decreasing the length of the CDR ramp-down to 18 months (for a total stress period of 24 months) would decrease the expected loss by approximately $21 million for HELOC transactions and $1 million for closed-end second lien transactions.

Breaches of Representations and Warranties

Generally, when mortgage loans are transferred into a securitization, the loan originator(s) and/or sponsor(s) provide R&W, that the loans meet certain characteristics, and a breach of such R&W often requires that the loan be repurchased from the securitization. In many of the transactions the Company insures, it is in a position to enforce these R&W provisions. Soon after the Company observed the deterioration in the performance of its insured RMBS following the deterioration of the residential mortgage and property markets, the Company began using internal resources as well as third party forensic underwriting firms and legal firms to pursue breaches of R&W on a loan-by-loan basis. Where a provider of R&W refused to honor its repurchase obligations, the Company sometimes chose to initiate litigation. See “Recovery Litigation” below. The Company's success in pursuing these strategies permitted the Company to enter into agreements with R&W providers under which those providers made payments to the Company, agreed to make payments to the Company in the future, and / or repurchased loans from the transactions, all in return for releases of related liability by the Company. Such agreements provide the Company with many of the benefits of pursuing the R&W claims on a loan by loan basis or through litigation, but without the related expense and uncertainty. The Company continues to pursue these strategies against R&W providers with which it does not yet have agreements.

Using these strategies, through September 30, 2013 the Company has caused entities providing R&Ws to pay or agree to pay approximately $2.8 billion (gross of reinsurance) in respect of their R&W liabilities for transactions in which the Company has provided insurance.

(in millions)
Agreement amounts already received	$2,006
Agreement amounts projected to be received in the future	364
Repurchase amounts paid into the relevant RMBS prior to settlement (1)	392
Total R&W payments, gross of reinsurance	$2,762
____________________

(1)
These amounts were paid into the relevant RMBS transactions (rather than to the Company as in most settlements) and distributed in accordance with the priority of payments set out in the relevant transaction documents. Because the Company may insure only a portion of the capital structure of a transaction, such payments will not necessarily directly benefit the Company dollar-for-dollar, especially in first lien transactions.

Based on this success, the Company has included in its net expected loss estimates as of September 30, 2013 an estimated net benefit related to breaches of R&W of $599 million, which includes $348 million from agreements with R&W providers and $251 million in transactions where the Company does not yet have such an agreement, all net of reinsurance.

Representations and Warranties Agreements (1)

	Agreement Date	Current Net Par Covered	Receipts to September 30, 2013 (net of reinsurance)	Estimated Future Receipts (net of reinsurance)	Eligible Assets Held in Trust (gross of reinsurance)
	(in millions)
Bank of America - First Lien	April 2011	$696	$424	$145	$513	(2)
Bank of America - Second Lien	April 2011	986	744	N/A	N/A
Deutsche Bank	May 2012	475	87	62	140	(3)
UBS	May 2013	609	378	92	195	(4)
Others	Various	489	180	49	—
Total		$3,255	$1,813	$348	$848
____________________

(1)
This table relates only to past and projected future recoveries under R&W and related agreements. Excluded is the $251 million of future net recoveries the Company projects receiving from R&W counterparties in transactions with $957 million of net par outstanding as of September 30, 2013 not covered by current agreements.

(2)
Of the $513 million in trust, $238 million collateralizes Bank of America's reimbursement obligations in respect of AGM-insured transactions, and $275 million is available to either AGC or AGM, as required.

(3)
Of the $140 million in trust, $63 million collateralizes Deutsche Bank's reimbursement obligations in respect of AGM-insured transactions, and $77 million is available to either AGC or AGM, as required.

(4)	The entire $195 million in trust collateralizes UBS' reimbursement obligations in respect of AGM-insured transactions.

The Company's agreements with the counterparties named in the table above required an initial payment to the Company to reimburse it for past claims as well as an obligation to reimburse it for a portion of future claims. The named counterparties placed eligible assets in trust to collateralize their future reimbursement obligations, and the amount of collateral they are required to post may be increased or decreased from time to time as determined by rating agency requirements. Reimbursement payments under these agreements are made either monthly or quarterly and have been made timely. With respect to the reimbursement for future claims:

•
Bank of America. Under Assured Guaranty's agreement with Bank of America Corporation and certain of its subsidiaries (“Bank of America” or “BofA”), Bank of America agreed to reimburse Assured Guaranty for 80% of claims on the first lien transactions covered by the agreement that Assured Guaranty pays in the future, until the aggregate lifetime collateral losses (not insurance losses or claims) on those transactions reach $6.6 billion. As of September 30, 2013, aggregate lifetime collateral losses on those transactions was $3.7 billion ($3.4 billion for AGM and $282 million for AGC), and Assured Guaranty was projecting in its base case that such collateral losses would eventually reach $5.2 billion ($4.7 billion for AGM and $447 million for AGC).

•
Deutsche Bank. Under Assured Guaranty's agreement with Deutsche Bank AG and certain of its affiliates (collectively, “Deutsche Bank”), Deutsche Bank agreed to reimburse Assured Guaranty for certain claims it pays in the future on eight first and second lien transactions, including 80% of claims it pays until the aggregate lifetime claims (before reimbursement) reach $319 million. As of September 30, 2013, Assured Guaranty was projecting in its base case that that such aggregate lifetime claims would remain below $319 million. In the event aggregate lifetime claims paid exceed $389 million, Deutsche Bank must reimburse Assured Guaranty for 85% of such claims paid (in excess of $389 million) until such claims paid reach $600 million. The agreement also requires Deutsche Bank to reimburse AGC for future claims it pays on certain RMBS re-securitizations.

•	UBS. Under the Company's agreement with UBS and a third party, UBS agreed to reimburse AGM for 85% of future losses on three first lien RMBS transactions.

The Company includes in the table above payments it has received under agreements with various other counterparties for breaches of R&W. Included in the table are benefits of the settlement AGM reached with Flagstar in connection with the favorable judgment AGM had won against Flagstar, under which Flagstar paid AGM $105 million and agreed to reimburse AGM for all future losses on certain insured RMBS transactions. Also included in the table above are payments the Company received for breaches of underwriting and servicing obligations. Some of the agreements with various other counterparties include obligations to reimburse the Company for all or a portion of future claims. In one instance, the Company is entitled to reimbursement from the cash flow from the mortgage loans still outstanding from a securitization as to which the insured notes have been paid off, and the Company includes in its projected R&W benefit an amount based on the cash flow it projects receiving from those mortgage loans.

Finally, based on its experience to date, the Company calculated an expected recovery of $251 million from breaches of R&W in transactions not covered by agreements with $957 million of net par outstanding as of September 30, 2013. The Company did not incorporate any gain contingencies or damages paid from potential litigation in its estimated repurchases. The amount the Company will ultimately recover related to such contractual R&W is uncertain and subject to a number of factors including the counterparty’s ability to pay, the number and loss amount of loans determined to have breached R&W and, potentially, negotiated settlements or litigation recoveries. As such, the Company’s estimate of recoveries is uncertain and actual amounts realized may differ significantly from these estimates. In arriving at the expected recovery from breaches of R&W not already covered by agreements, the Company considered the creditworthiness of the provider of the R&W, the number of breaches found on defaulted loans, the success rate in resolving these breaches across those transactions where material repurchases have been made and the potential amount of time until the recovery is realized. The calculation of expected recovery from breaches of such contractual R&W involved a variety of scenarios which ranged from the Company recovering substantially all of the losses it incurred due to violations of R&W to the Company realizing limited recoveries. These scenarios were probability weighted in order to determine the recovery incorporated into the Company’s estimate of expected losses. This approach was used for both loans that had already defaulted and those assumed to default in the future. For the RMBS transactions as to which the Company had not yet reached an agreement with the R&W counterparty as of September 30, 2013, the Company had performed a detailed review of approximately 12,400 loan files, representing approximately $2.7 billion loans underlying insured transactions. In the majority of its loan file reviews, the Company identified breaches of one or more R&W regarding the characteristics of the loans, such as misrepresentation of income or employment of the borrower, occupancy, undisclosed debt and non-compliance with underwriting guidelines at loan origination.

The Company uses the same RMBS projection scenarios and weightings to project its future R&W benefit as it uses to project RMBS losses on its portfolio. To the extent the Company increases its loss projections, the R&W benefit (whether pursuant to an R&W agreement or not) generally will also increase, subject to the agreement limits and thresholds described above.

The Company accounts for the loss sharing obligations under the R&W agreements on financial guaranty insurance contracts as subrogation, offsetting the losses it projects by an R&W benefit from the relevant party for the applicable portion of the projected loss amount. Proceeds projected to be reimbursed to the Company on transactions where the Company has already paid claims are viewed as a recovery on paid losses. For transactions where the Company has not already paid claims, projected recoveries reduce projected loss estimates. In either case, projected recoveries have no effect on the amount of the Company's exposure. See Notes 7, Fair Value Measurement and 9, Consolidation of Variable Interest Entities.

U.S. RMBS Risks with R&W Benefit

	Number of Risks(1) as of		Debt Service as of
	September 30, 2013	December 31, 2012	September 30, 2013	December 31, 2012
			(dollars in millions)
Alt-A first lien	10	10	$942	$1,091
Option ARM	6	7	311	666
Subprime	5	5	979	975
Closed-end second lien	2	2	65	145
HELOC	6	6	433	521
Total	29	30	$2,730	$3,398
____________________________

(1)
A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making Debt Service payments. This table shows the full future Debt Service (not just the amount of Debt Service expected to be reimbursed) for risks with projected future R&W benefit, whether pursuant to an agreement or not.

The following table provides a breakdown of the development and accretion amount in the roll forward of estimated recoveries associated with alleged breaches of R&W.

	Third Quarter		Nine Months
	2013	2012	2013	2012
	(in millions)
Inclusion (removal) of deals with breaches of R&W during period	$—	$—	$6	$(4)
Change in recovery assumptions as the result of additional file review and recovery success	68	—	84	68
Estimated increase (decrease) in defaults that will result in additional (lower) breaches	42	8	66	—
Results of settlements	—	—	145	—
Accretion of discount on balance	3	2	9	8
Total	$113	$10	$310	$72

The Company assumes that recoveries on second lien transactions that were not subject to the settlement agreements will occur in two to four years from the balance sheet date depending on the scenarios and that recoveries on transactions backed by Alt-A first lien, Option ARM and Subprime loans will occur as claims are paid over the life of the transactions.

Selected U.S. Public Finance Transactions

Many U.S. municipalities and related entities continue to be under increased pressure, and a few have filed for protection under the U.S. Bankruptcy Code, entered into state processes designed to help municipalities in fiscal distress or otherwise indicated they may consider not meeting their obligations to make timely payments on their debts. Given some of these developments, and the circumstances surrounding each instance, the ultimate outcome cannot be certain and may lead to an increase in defaults on some of the Company's insured public finance obligations. The Company will continue to analyze developments in each of these matters closely. The municipalities whose obligations the Company has insured that have filed for protection under Chapter 9 of the U.S Bankruptcy Code are: Detroit, Michigan; Jefferson County, Alabama; and Stockton, California. The City Council of Harrisburg, Pennsylvania had also filed a purported bankruptcy petition, which was later dismissed by the bankruptcy court; a receiver for the City of Harrisburg was appointed by the Commonwealth Court of Pennsylvania on December 2, 2011.

City of Detroit, Michigan. The Company has net par exposure to the City of Detroit, Michigan of $1,479 million as of September 30, 2013. On July 18, 2013, the City of Detroit filed for bankruptcy under Chapter 9 of the U.S. Bankruptcy Code. Most of the Company's net par exposure relates to $701 million of sewer revenue bonds and $729 million of water revenue bonds, both of which the Company rates BBB. Both the sewer and water systems provide services to areas that extend beyond the city limits, and the bonds are secured by a lien on "special revenues". The Company also has net par exposure of $49 million to the City's general obligation bonds (which are secured by a pledge of the unlimited tax, full faith, credit and resources of the City), which the Company rates below investment grade. On November 8, 2013, AGM filed a complaint in the U.S. Bankruptcy Court for the Eastern District of Michigan against the City seeking a declaratory judgment with respect to the City’s unlawful treatment of its Unlimited Tax General Obligation Bonds. Detail about the lawsuit is set forth under "Recovery Litigation -- Public Finance Transactions" below. On December 3, 2014, the Bankruptcy Court ruled that the City is eligible for protection under Chapter 9.

Jefferson County, Alabama. As of September 30, 2013, the Company had net exposure to $267 million of sewer warrants issued by Jefferson County, Alabama. Jefferson County, which had filed for bankruptcy under Chapter 9 of the U.S. Bankruptcy Code on November 9, 2011, emerged from bankruptcy on December 3, 2013 when its chapter 9 plan of adjustment became effective. Under the plan of adjustment, the Jefferson County sewer warrants were accelerated as of the effective date of the plan, and upon distribution of payments specified under the plan, Jefferson County's obligations in respect of the sewer warrants were discharged and satisfied. Under the plan of adjustment, owners of those sewer warrants insured by AGM (some of which were fixed rate sewer warrants and some of which were auction rate sewer warrants) received the following payments of principal and interest on the effective date of the plan:
Fixed Rate Sewer Warrant Payments

•
Owners of fixed rate sewer warrants who made the commutation election described within the plan of adjustment when their vote was solicited during the plan confirmation process were paid on the effective date by Jefferson County 80% of the aggregate principal amount of their warrants, together with interest accrued to that date. This payment constituted payment in full for such owners, and they have no right to further payments in respect of their warrants from Jefferson County or, consistent with their commutation election, from AGM.

•
Owners of fixed rate sewer warrants who did not make the commutation election when their vote was solicited during the plan confirmation process were paid on the effective date, from funds made available by Jefferson County and AGM, 100% of the aggregate principal amount of their warrants, together with interest accrued to that date; Jefferson County paid 65% of such amount and AGM elected to pay the remaining 35% of such amount on an accelerated basis. This payment constituted payment in full of principal plus accrued interest for such owners.

Auction Rate Sewer Warrant Payments

•
Owners of auction rate sewer warrants who made the commutation election when their vote was solicited during the plan confirmation process were paid on the effective date by Jefferson County 80% of the aggregate principal amount of their warrants, together with interest accrued to that date. This payment constituted payment in full for such owners and they have no right to further payments in respect of their warrants from Jefferson County or, consistent with their commutation election, from AGM.

•
Owners of auction rate sewer warrants who did not make the commutation election when their vote was solicited during the plan confirmation process: (i) were paid on the effective date by Jefferson County 65% of the aggregate principal amount of their warrants, together with interest accrued to that date; and (ii) will remain entitled to payment by AGM under the warrant insurance policy in accordance with the original sinking fund installment schedule of the remaining 35% of the aggregate principal amount of their warrants, together with accrued interest to the respective payment dates. AGM is entitled to elect at any point in the future to pay the then remaining accelerated principal at par plus accrued interest to the date of payment.

In order for Jefferson County to refund and retire the sewer warrants that it had previously issued, or to pay past due debt service on such sewer warrants, and to pay other claims under the plan of adjustment, Jefferson County issued approximately $1,785 million of new sewer warrants on December 3, 2013. In that issuance, AGM insured approximately $600 million in initial aggregate principal amount of the senior lien sewer warrants in exchange for $37 million in premium.
In connection with the Jefferson County plan of adjustment becoming effective, AGM has dismissed the litigation that it commenced against JPMorgan Chase Bank, N.A. and JPMorgan Securities, Inc., the underwriters of debt issued by Jefferson County, in the Supreme Court of the State of New York in June 2010. The litigation commenced against a number of financial institutions including AGM and other bond insurers in August 2008 (Charles E. Wilson vs. JPMorgan Chase & Co et al), filed in the Circuit Court of Jefferson County, has not been dismissed; those plaintiffs seek to appeal the bankruptcy court’s confirmation of the plan of adjustment.

City of Stockton, California. On June 28, 2012, the City of Stockton, California filed for bankruptcy under Chapter 9 of the U.S. Bankruptcy Code. The Company's net exposure to the City's general fund is $63 million, consisting of pension obligation bonds. As of September 30, 2013, the Company had paid $7 million in net claims. On October 3, 2013, the Company reached a tentative settlement with the City regarding the treatment of the bonds insured by the Company in the City's proposed plan of adjustment. Under the terms of the settlement, the Company will receive title to an office building, the ground lease of which secures the lease revenue bonds, and will also be entitled to certain fixed payments and certain variable payments contingent on the City's revenue growth. The settlement is subject to a number of conditions, including a sales tax increase (which was approved by voters on November 5, 2013), confirmation of a plan of adjustment that implements the terms of the settlement and definitive documentation. Plan confirmation is expected to be completed in 2014.

The City of Harrisburg, Pennsylvania. As of September 30, 2013, the Company had $132 million of net par exposure to The City of Harrisburg, Pennsylvania, of which $69 million was BIG, and on which the Company had paid $14 million in net claims. On December 23, 2013, Harrisburg’s fiscal recovery plan was consummated.  As part of the plan, AGM agreed to a settlement pursuant to which Harrisburg sold its resource recovery facility and leased, to the Pennsylvania Economic Development Financing Authority, its parking system; AGM made addition claim payments under its insurance policies; and Dauphin County, Pennsylvania and other creditors made payments to Harrisburg. In addition, AGM insured $189.5 million of parking revenue bonds newly issued by the Pennsylvania Economic Development Financing Authority. The resulting proceeds were used by Harrisburg, in part, to accelerate and pay off all of the outstanding resource recovery bonds that AGM had insured. As reimbursement for claim payments made under its insurance policies, AGM received a residual note payable from parking system revenues.

Foxwoods Casino. During Third Quarter 2013 and as part of a negotiated restructuring, the Company paid off the insured bonds secured by the excess free cash flow of the Foxwoods Casino run by the Mashantucket Pequot Tribe. The Company made cumulative claims payments of $99 million (net of reinsurance) on the insured bonds. In return for participating in the restructuring, the Company received new notes with a principal amount of $145 million with the same seniority as the bonds the Company had insured ("New Pequot Notes"). The Company currently projects full recovery of its claims paid from amounts to be received on the New Pequot Notes. The New Pequot Notes are held as an investment and accounted for as such.

The Company projects that its total future expected net loss across its troubled U.S. public finance credits as of September 30, 2013 will be $27 million. As of June 30, 2013 the Company was projecting a net expected recovery of $47 million across its troubled U.S. public finance credits. While the deterioration was due to a number of factors, it was attributable primarily to the elimination of the recoverable for claims paid on the bonds secured by cash flow from the Foxwoods Casino upon the receipt of the New Pequot Notes now held in the investment portfolio, along with loss developments in Detroit and Stockton.

Certain Selected European Country Transactions

The Company insures and reinsures credits with sub-sovereign exposure to various Spanish and Portuguese issuers where a Spanish or Portuguese sovereign default may cause the regions also to default. The Company's gross exposure to these Spanish and Portuguese credits is €431 million and €88 million, respectively and exposure net of reinsurance for Spanish and Portuguese credits is €272 million and €69 million, respectively. The Company rates most of these issuers in the BB category due to the financial condition of Spain and Portugal and their dependence on the sovereign. The Company's Hungary exposure is to infrastructure bonds dependent on payments from Hungarian governmental entities and covered mortgage bonds issued by Hungarian banks. The Company's gross exposure to these Hungarian credits is $630 million and its exposure net of reinsurance is $522 million of which $522 million is rated BIG. The Company estimated net expected losses of $40 million related to these Spanish, Portuguese and Hungarian credits, up from $38 million as of June 30, 2013 largely due to movements in exchange rates, interest rates and timing of projected defaults. Information regarding the Company's exposure to other Selected European Countries may be found under Note 3, Outstanding Exposure, - Economic Exposure to the Selected European Countries.

Manufactured Housing

The Company insures a total of $194 million net par of securities backed by manufactured housing loans, a total of $117 million rated BIG. The Company has expected loss to be paid of $18 million as of September 30, 2013 which represents no significant change from June 30, 2013.

Infrastructure Finance

The Company has insured exposure of approximately $2.9 billion to infrastructure transactions with refinancing risk as to which the Company may need to make claim payments that it did not anticipate paying when the policies were issued; the aggregate amount of the claim payments may be substantial and reimbursement may not occur for an extended time, if at all. These transactions generally involve long-term infrastructure projects that were financed by bonds that mature prior to the expiration of the project concession. While the cash flows from these projects were expected to be sufficient to repay all of the debt over the life of the project concession, in order to pay the principal on the early maturing debt, the Company expected it to be refinanced in the market at or prior to its maturity. Due to market conditions, the Company may have to pay a claim at the maturity of the securities, and then recover its payment from cash flows produced by the project in the future. The Company generally projects that in most scenarios it will be fully reimbursed for such payments. However, the recovery of the payments is uncertain and may take a long time, ranging from 10 to 35 years, depending on the transaction and the performance of the underlying collateral. The Company’s exposure to infrastructure transactions with refinancing risk was reduced during Third Quarter 2013 by the termination of its insurance on A$413 million of infrastructure securities having maturities commencing in 2014. The Company estimates total claims for the remaining two largest transactions with significant refinancing risk, assuming no refinancing, could be $1.5 billion gross before reinsurance and $1.0 billion net after reinsurance; such claims would be payable from 2017 through 2022. This estimate is based on certain assumptions the Company has made as to the performance of the transactions.

Puerto Rico

The Company insures general obligations of the Commonwealth of Puerto Rico and various obligations of its instrumentalities. In recent months, investors have expressed concern about Puerto Rico's high debt levels and weak economy. Of the net insured par related to Puerto Rico, $0.9 billion is supported principally by a pledge of the good faith, credit and taxing power of the Commonwealth or by Commonwealth lease rental payments or appropriations. Puerto Rico’s Constitution provides that public debt constitutes a first claim on available Commonwealth resources. Public debt includes general obligation bonds and notes of the Commonwealth and payments required to be made under its guarantees of bonds and notes issued by its public instrumentalities. Of the remaining exposures, a significant portion, $1.3 billion, is secured by dedicated revenues such as special taxes, toll collections and revenues from essential utilities. In aggregate, the Company insures $2.5 billion net par to Puerto Rico obligors. Neither Puerto Rico nor its instrumentalities are eligible debtors under Chapter 9 of the U.S. bankruptcy code.

Puerto Rico credits insured by the Company are presently current on their debt service payments, and the Commonwealth has never defaulted on any of its debt payments. Further, 98% of the Company’s exposure is rated investment grade internally and by both Moody’s and S&P, while 2%, substantially all of the balance of the exposure, is rated no more than one-notch below investment grade. For additional information on the Company's exposure to Puerto Rico, please refer "Puerto Rico Exposure" in Note 3, Outstanding Exposure.

Recovery Litigation

RMBS Transactions

As of the date of this filing, AGM has lawsuits pending against a number of providers of representations and warranties in U.S. RMBS transactions insured by them, seeking damages. In all the lawsuits, AGM has alleged breaches of R&W in respect of the underlying loans in the transactions, and failure to cure or repurchase defective loans identified by AGM to such persons. In addition, in the lawsuits against DLJ Mortgage Capital, Inc. (“DLJ”) and Credit Suisse Securities (USA) LLC (“Credit Suisse”), AGM has alleged breaches of contract in procuring falsely inflated shadow ratings (a condition to the issuance by AGM of its policies) by providing false and misleading information to the rating agencies:

•
Deutsche Bank: AGM has sued Deutsche Bank AG affiliates DB Structured Products, Inc. and ACE Securities Corp. in the Supreme Court of the State of New York on the ACE Securities Corp. Home Equity Loan Trust, Series 2006-GP1 second lien transaction.

•
Credit Suisse: AGM and AGC have sued DLJ and Credit Suisse on first lien U.S. RMBS transactions insured by them. The ones insured by AGM are: CSAB Mortgage-Backed Pass Through Certificates, Series 2006-2; CSAB Mortgage-Backed Pass Through Certificates, Series 2006-3; CSAB Mortgage-Backed Pass Through Certificates, Series 2006-4; and CMSC Mortgage-Backed Pass Through Certificates, Series 2007-3. The ones insured by AGC are: CSAB Mortgage-Backed Pass Through Certificates, Series 2007-1 and TBW Mortgage-Backed Pass Through Certificates, Series 2007-2. On December 6, 2011, DLJ and Credit Suisse filed a motion to dismiss the cause of action asserting breach of the document containing the condition precedent regarding the rating of the securities and claims for recissionary damages and other relief in the complaint, and on October 11, 2012, the Supreme Court of the State of New York granted the motion to dismiss. AGM and AGC have appealed the dismissal of certain of its claims. The causes of action against DLJ for breach of R&W and breach of its repurchase obligations remain. On October 21, 2013, AGM and AGC filed an amended complaint against DLJ and Credit Suisse (and added Credit Suisse First Boston Mortgage Securities Corp. as a defendant), asserting claims of fraud and material misrepresentation in the inducement of an insurance contract, in addition to their existing breach of contract claims.

On March 26, 2013, AGM filed a lawsuit against RBS Securities Inc., RBS Financial Products Inc. and Financial Asset Securities Corp. (collectively, “RBS”) in the United States District Court for the Southern District of New York on the Soundview Home Loan Trust 2007-WMC1 transaction. The complaint alleges that RBS made fraudulent misrepresentations to AGM regarding the quality of the underlying mortgage loans in the transaction and that RBS's misrepresentations induced AGM into issuing a financial guaranty insurance policy in respect of the Class II-A-1 certificates issued in the transaction.On July 19, 2013, AGM amended its complaint to add a claim under Section 3105 of the New York Insurance Law. RBS has filed motions to dismiss AGM's complaint.

On August 9, 2012, AGM filed a complaint against OneWest Bank, FSB, the servicer of the mortgage loans underlying the HOA1 Transaction and the IndyMac Home Equity Mortgage Loan Asset-Backed Trust, Series 2007-H1 HELOC transaction seeking damages, specific performance and declaratory relief in connection with OneWest failing to properly service the mortgage loans. In August 2013, AGM reached a settlement with OneWest resolving AGM's claims and dismissed the lawsuit.

In addition, in May 2012, AGM had sued GMAC Mortgage, LLC (formerly GMAC Mortgage Corporation; Residential Asset Mortgage Products, Inc.; Ally Bank (formerly GMAC Bank); Residential Funding Company, LLC (formerly Residential Funding Corporation); Residential Capital, LLC (formerly Residential Capital Corporation, "ResCap"); Ally Financial (formerly GMAC, LLC); and Residential Funding Mortgage Securities II, Inc. on the GMAC RFC Home Equity Loan-Backed Notes, Series 2006-HSA3 and GMAC Home Equity Loan-Backed Notes, Series 2004-HE3 second lien transactions. On May 14, 2012, ResCap and several of its affiliates filed for Chapter 11 protection with the U.S. Bankruptcy Court. The automatic stay of Bankruptcy Code Section 362 (a) stayed lawsuits (such as the suit brought by AGM) against the Debtors. The debtors' Joint Chapter 11 Plan became effective in December 2013 and AGM received a settlement amount. AGM will dismiss its lawsuit by year end 2013.

Public Finance Transactions

In September 2010, AGM, together with TD Bank, National Association and Manufacturers and Traders Trust Company, as trustees, filed a complaint in the Court of Common Pleas of Dauphin County, Pennsylvania against The Harrisburg Authority, The City of Harrisburg, Pennsylvania, and the Treasurer of the City in connection with certain Resource Recovery Facility bonds and notes issued by The Harrisburg Authority, alleging, among other claims, breach of contract by both The Harrisburg Authority and The City of Harrisburg, and seeking remedies including an order of mandamus compelling the City to satisfy its obligations on the defaulted bonds and notes and the appointment of a receiver for The Harrisburg Authority. In connection with the consummation of Harrisburg's fiscal recovery plan in December 2013, AGM will dismiss the litigation.

On November 8, 2013, AGM filed a complaint in the U.S. Bankruptcy Court for the Eastern District of Michigan against the City seeking a declaratory judgment with respect to the City’s unlawful treatment of its Unlimited Tax General Obligation Bonds (the “Unlimited Tax Bonds”). The complaint seeks a declaratory judgment and court order establishing that, under Michigan law, the proceeds of ad valorem taxes levied and collected by the City for the sole purpose of repaying the Unlimited Tax Bonds are “restricted funds”, must be segregated and not co-mingled with other funds of the City, and the City is prohibited from using the restricted funds for any purposes other than repaying holders of the Unlimited Tax Bonds.

6.    Financial Guaranty Insurance Losses

Insurance Contracts' Loss Information

The following table provides balance sheet information on loss and LAE reserves, net of reinsurance and salvage and subrogation recoverable.

Loss and LAE Reserve (Recovery)

and Salvage and Subrogation Recoverable
Net of Reinsurance
Insurance Contracts

	As of September 30, 2013			As of December 31, 2012
	Loss and LAE Reserve, net	Salvage and Subrogation Recoverable, net	Net	Loss and LAE Reserve, net	Salvage and Subrogation Recoverable, net	Net
	(in millions)
U.S. RMBS:
First lien:
Alt-A first lien	$57	$52	$5	$52	$—	$52
Option ARM	27	35	(8)	29	213	(184)
Subprime	126	1	125	78	—	78
Total first lien	210	88	122	159	213	(54)
Second lien:
Closed-end second lien	—	47	(47)	—	71	(71)
HELOC	—	123	(123)	—	169	(169)
Total second lien	—	170	(170)	—	240	(240)
Total U.S. RMBS	210	258	(48)	159	453	(294)
Other structured finance	7	—	7	10	—	10
U.S. public finance	24	15	9	16	86	(70)
Non-U.S. public finance	22	—	22	23	—	23
Subtotal	263	273	(10)	208	539	(331)
Effect of consolidating FG VIEs	(82)	(88)	6	(53)	(217)	164
Total (1)	$181	$185	$(4)	$155	$322	$(167)
__________________
(1)                                 See “Components of Net Reserves (Salvage)” table for loss and LAE reserve and salvage and subrogation recoverable components.

The following table reconciles the loss and LAE reserve and salvage and subrogation components on the consolidated balance sheet to the financial guaranty net reserves (salvage) in the financial guaranty BIG transaction loss summary tables.

Components of Net Reserves (Salvage)
Insurance Contracts

	As of September 30, 2013	As of December 31, 2012
	(in millions)
Loss and LAE reserve	$264	$230
Reinsurance recoverable on unpaid losses	(83)	(75)
Loss and LAE reserve, net	181	155
Salvage and subrogation recoverable	(220)	(383)
Salvage and subrogation payable(1)	35	61
Salvage and subrogation recoverable, net	(185)	(322)
Financial guaranty net reserves (salvage)	$(4)	$(167)
____________________

(1)	Recorded as a component of reinsurance balances payable.

Balance Sheet Classification of
Net Expected Recoveries for Breaches of R&W
Insurance Contracts

	As of September 30, 2013			As of December 31, 2012
	For all Financial Guaranty Insurance Contracts	Effect of Consolidating FG VIEs	Reported on Balance Sheet (1)	For all Financial Guaranty Insurance Contracts	Effect of Consolidating FG VIEs	Reported on Balance Sheet (1)
	(in millions)
Salvage and subrogation recoverable	$178	$(57)	$121	$393	$(170)	$223
Loss and LAE reserve	316	(4)	312	455	(11)	444
____________________

(1)	The remaining benefit for R&W is either recorded at fair value in FG VIE assets, or not recorded on the balance sheet until the expected loss, net of R&W, exceeds unearned premium reserve.

The table below provides a reconciliation of net expected loss to be paid to net expected loss to be expensed. Expected loss to be paid differs from expected loss to be expensed due to: (1) the contra-paid which represent the payments that have been made but have not yet been expensed, (2) for transactions with a net expected recovery, the addition of claim payments that have been made (and therefore are not included in expected loss to be paid) that are expected to be recovered in the future (and therefore have reduced expected loss to be paid), and (3) loss reserves that have already been established (and therefore expensed but not yet paid).

Reconciliation of Net Expected Loss to be Paid and
Net Expected Loss to be Expensed
Financial Guaranty Insurance Contracts

As of September 30, 2013
(in millions)
Net expected loss to be paid	$241
Less: net expected loss to be paid for FG VIEs	34
Total	207
Contra-paid, net	85
Salvage and subrogation recoverable, net of reinsurance	185
Loss and LAE reserve, net of reinsurance	(181)
Net expected loss to be expensed (1)	$296
____________________
(1)    Excludes $104 million as of September 30, 2013 related to consolidated FG VIEs.

The following table provides a schedule of the expected timing of net expected losses to be expensed. The amount and timing of actual loss and LAE may differ from the estimates shown below due to factors such as refundings, accelerations, commutations, changes in expected lives and updates to loss estimates. A loss and LAE reserve is only recorded for the amount by which expected loss to be expensed exceeds deferred premium revenue determined on a contract-by-contract basis. This table excludes amounts related to consolidated FG VIEs, which are eliminated in consolidation.

Net Expected Loss to be Expensed
Insurance Contracts

As of September 30, 2013
(in millions)
2013 (October 1 - December 31)	$10
2014	37
2015	34
2016	28
2017	24
2018-2022	82
2023-2027	41
2028-2032	21
After 2032	19
Total present value basis(1)	296
Discount	151
Total future value	$447
____________________

(1)	Consolidation of FG VIEs resulted in reductions of $104 million in net expected loss to be expensed.

The following table presents the loss and LAE recorded in the consolidated statements of operations by sector for non-derivative contracts. Amounts presented are net of reinsurance.

Loss and LAE
Reported on the
Consolidated Statements of Operations

	Third Quarter		Nine Months
	2013	2012	2013	2012
	(in millions)
U.S. RMBS:
First lien:
Alt-A first lien	$(16)	$7	$(8)	$36
Option ARM	18	11	(46)	69
Subprime	29	8	61	32
Total first lien	31	26	7	137
Second lien:
Closed-end second lien	0	0	19	0
HELOC	(11)	(3)	(4)	8
Total second lien	(11)	(3)	15	8
Total U.S. RMBS	20	23	22	145
Other structured finance	0	0	(3)	(16)
U.S. public finance	9	14	32	33
Non-U.S. public finance	7	22	5	176
Total insurance contracts before FG VIE consolidation	36	59	56	338
Effect of consolidating FG VIEs	(6)	(3)	(22)	(16)
Total loss and LAE	$30	$56	$34	$322

The following table provides information on non-derivative financial guaranty insurance contracts categorized as BIG.
Previously, the Company had included securities purchased for loss mitigation purposes in its investment portfolio and its financial guaranty insured portfolio. Beginning with Third Quarter 2013, the Company will be excluding such loss mitigation securities from its disclosure about its financial guaranty insured portfolio (unless otherwise indicated); it has taken this approach as of both September 30, 2013 and December 31, 2012.

Financial Guaranty Insurance
BIG Transaction Loss Summary
September 30, 2013

	BIG Categories(1)
	BIG 1		BIG 2		BIG 3		Total BIG, Net	Effect of Consolidating VIEs
	Gross	Ceded	Gross	Ceded	Gross	Ceded			Total
	(dollars in millions)
Number of risks(2)	69	(62)	23	(23)	40	(40)	132	—	132
Remaining weighted-average contract period (in years)	7.7	7.3	5.7	8.2	8.1	8.8	7.3	—	7.3
Outstanding exposure:
Principal	$5,832	$(1,986)	$1,850	$(282)	$2,088	$(488)	$7,014	$—	$7,014
Interest	2,316	(744)	617	(143)	809	(188)	2,667	—	2,667
Total(3)	$8,148	$(2,730)	$2,467	$(425)	$2,897	$(676)	$9,681	$—	$9,681
Expected cash outflows (inflows)	$1,500	$(680)	$661	$(104)	$1,537	$(200)	$2,714	$(586)	$2,128
Potential recoveries(4)	(1,650)	682	(382)	30	(1,121)	154	(2,287)	517	(1,770)
Subtotal	(150)	2	279	(74)	416	(46)	427	(69)	358
Discount	14	(1)	(74)	26	(154)	3	(186)	35	(151)
Present value of expected cash flows	$(136)	$1	$205	$(48)	$262	$(43)	$241	$(34)	$207
Deferred premium revenue	$319	$(83)	$151	$(25)	$410	$(73)	$699	$(183)	$516
Reserves (salvage)(5)	$(161)	$7	$82	$(34)	$117	$(21)	$(10)	$6	$(4)

Financial Guaranty Insurance
BIG Transaction Loss Summary
December 31, 2012

	BIG Categories(1)
	BIG 1		BIG 2		BIG 3		Total BIG, Net	Effect of Consolidating VIEs
	Gross	Ceded	Gross	Ceded	Gross	Ceded			Total
	(dollars in millions)
Number of risks(2)	81	(75)	21	(21)	40	(40)	142	—	142
Remaining weighted-average contract period (in years)	8.6	9.4	7.2	13.5	5.9	7.0	7.1	—	7.1
Outstanding exposure:
Principal	$6,909	$(2,342)	$1,356	$(145)	$3,517	$(713)	$8,582	$—	$8,582
Interest	2,702	(901)	557	(120)	974	(216)	2,996	—	2,996
Total(3)	$9,611	$(3,243)	$1,913	$(265)	$4,491	$(929)	$11,578	$—	$11,578
Expected cash outflows (inflows)	$1,861	$(912)	$733	$(64)	$1,502	$(239)	$2,881	$(617)	$2,264
Potential recoveries(4)	(2,287)	912	(475)	22	(1,117)	180	(2,765)	713	(2,052)
Subtotal	(426)	0	258	(42)	385	(59)	116	96	212
Discount	10	5	(78)	15	(71)	8	(111)	16	(95)
Present value of expected cash flows	$(416)	$5	$180	$(27)	$314	$(51)	$5	$112	$117
Deferred premium revenue	$248	$(45)	$211	$(17)	$573	$(113)	$857	$(244)	$613
Reserves (salvage)(5)	$(463)	$22	$49	$(15)	$97	$(21)	$(331)	$164	$(167)
____________________

(1)
In Third Quarter 2013, the Company adjusted its approach to assigning internal ratings. See "Refinement of Approach to Internal Credit Ratings and Surveillance Categories" in Note 3, Outstanding Exposure. This approach is reflected in the "Financial Guaranty Insurance BIG Transaction Loss Summary" tables as of both September 30, 2013 and December 31, 2012.

(2)
A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making Debt Service payments. The ceded number of risks represents the number of risks for which the Company ceded a portion of its exposure.

(3)	Includes BIG amounts related to FG VIEs.

(4)	Includes estimated future recoveries for breaches of R&W as well as excess spread, and draws on HELOCs.

(5)	See table “Components of net reserves (salvage).”

Ratings Impact on Financial Guaranty Business

A downgrade of AGM or of one of the Company’s insurance subsidiaries may result in increased claims under financial guaranties issued by the Company, if the insured obligors were unable to pay.

For example, AGM has issued financial guaranty insurance policies in respect of the obligations of municipal obligors under interest rate swaps. Under the swaps, AGM insures periodic payments owed by the municipal obligors to the bank counterparties. Under certain of the swaps, AGM also insures termination payments that may be owed by the municipal obligors to the bank counterparties. If (i) AGM has been downgraded below the rating trigger set forth in a swap under which it has insured the termination payment, which rating trigger varies on a transaction by transaction basis; (ii) the municipal obligor has the right to cure by, but has failed in, posting collateral, replacing AGM or otherwise curing the downgrade of AGM;

(iii) the transaction documents include as a condition that an event of default or termination event with respect to the municipal obligor has occurred, such as the rating of the municipal obligor being downgraded past a specified level, and such condition has been met; (iv) the bank counterparty has elected to terminate the swap; (v) a termination payment is payable by the municipal obligor; and (vi) the municipal obligor has failed to make the termination payment payable by it, then AGM would be required to pay the termination payment due by the municipal obligor, in an amount not to exceed the policy limit set forth in the financial guaranty insurance policy. At AGM's current financial strength ratings, if the conditions giving rise to the obligation of AGM to make a termination payment under the swap termination policies were all satisfied, then AGM could pay claims in an amount not exceeding approximately $101 million in respect of such termination payments. Taking into consideration whether the rating of the municipal obligor is below any applicable specified trigger, if the financial strength ratings of AGM were further downgraded below "A" by S&P or below "A2" by Moody's, and the conditions giving rise to the obligation of AGM to make a payment under the swap policies were all satisfied, then AGM could pay claims in an additional amount not exceeding approximately $296 million in respect of such termination payments.

As another example, with respect to variable rate demand obligations ("VRDOs") for which a bank has agreed to provide a liquidity facility, a downgrade of AGM or AGC may provide the bank with the right to give notice to bondholders that the bank will terminate the liquidity facility, causing the bondholders to tender their bonds to the bank. Bonds held by the bank accrue interest at a “bank bond rate” that is higher than the rate otherwise borne by the bond (typically the prime rate plus 2.00%-3.00%, and capped at the lesser of 25% and the maximum legal limit). In the event the bank holds such bonds for longer than a specified period of time, usually 90-180 days, the bank has the right to demand accelerated repayment of bond principal, usually through payment of equal installments over a period of not less than five years. In the event that a municipal obligor is unable to pay interest accruing at the bank bond rate or to pay principal during the shortened amortization period, a claim could be submitted to AGM or AGC under its financial guaranty policy. As of September 30, 2013, AGM had insured approximately $6.6 billion net par of VRDOs, of which approximately $0.3 billion of net par constituted VRDOs issued by municipal obligors rated BBB- or lower pursuant to the Company’s internal rating. The specific terms relating to the rating levels that trigger the bank’s termination right, and whether it is triggered by a downgrade by one rating agency or a downgrade by all rating agencies then rating the insurer, vary depending on the transaction.

In addition, AGM may be required to pay claims in respect of AGMH’s former financial products business if Dexia SA and its affiliates do not comply with their obligations following a downgrade of the financial strength rating of AGM. Most of the guaranteed investment contracts ("GICs") insured by AGM allow for the withdrawal of GIC funds in the event of a downgrade of AGM, unless the relevant GIC issuer posts collateral or otherwise enhances its credit. Most GICs insured by AGM allow for the termination of the GIC contract and a withdrawal of GIC funds at the option of the GIC holder in the event of a downgrade of AGM below a specified threshold, generally below A- by S&P or A3 by Moody’s, with no right of the GIC issuer to avoid such withdrawal by posting collateral or otherwise enhancing its credit. Each GIC contract stipulates the thresholds below which the GIC issuer must post eligible collateral, along with the types of securities eligible for posting and the collateralization percentage applicable to each security type. These collateralization percentages range from 100% of the GIC balance for cash posted as collateral to, typically, 108% for asset-backed securities.

7.	Fair Value Measurement

The Company carries a significant portion of its assets and liabilities at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (i.e., exit price). The price represents the price available in the principal market for the asset or liability. If there is no principal market, then the price is based on a hypothetical market that maximizes the value received for an asset or minimizes the amount paid for a liability (i.e., the most advantageous market).

Fair value is based on quoted market prices, where available. If listed prices or quotes are not available, fair value is based on either internally developed models that primarily use, as inputs, market-based or independently sourced market parameters, including but not limited to yield curves, interest rates and debt prices or with the assistance of an independent third-party using a discounted cash flow approach and the third party’s proprietary pricing models. In addition to market information, models also incorporate transaction details, such as maturity of the instrument and contractual features designed to reduce the Company’s credit exposure, such as collateral rights as applicable.

Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments include amounts to reflect counterparty credit quality, the Company’s creditworthiness and constraints on liquidity. As markets and products develop and the pricing for certain products becomes more or less transparent, the Company may refine its methodologies and assumptions. During Nine Months 2013, no changes were made to the Company’s valuation models that had or are expected to have, a material impact on the Company’s consolidated balance sheets or statements of operations and comprehensive income.

The Company’s methods for calculating fair value produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. The use of different methodologies or assumptions to determine fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

The fair value hierarchy is determined based on whether the inputs to valuation techniques used to measure fair value are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect Company estimates of market assumptions. The fair value hierarchy prioritizes model inputs into three broad levels as follows, with Level 1 being the highest and Level 3 the lowest. An asset or liability’s categorization within the fair value hierarchy is based on the lowest level of significant input to its valuation.

Level 1—Quoted prices for identical instruments in active markets. The Company generally defines an active market as a market in which trading occurs at significant volumes. Active markets generally are more liquid and have a lower bid-ask spread than an inactive market.

Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and observable inputs other than quoted prices, such as interest rates or yield curves and other inputs derived from or corroborated by observable market inputs.

Level 3—Model derived valuations in which one or more significant inputs or significant value drivers are unobservable. Financial instruments are considered Level 3 when their values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable. Level 3 financial instruments also include those for which the determination of fair value requires significant management judgment or estimation.

Transfers between Levels 1, 2 and 3 are recognized at the end of the period when the transfer occurs. The Company reviews the classification between Levels 1, 2 and 3 quarterly to determine whether a transfer is necessary. During the periods presented, there were no transfers between Level 1, 2 and 3.

Measured and Carried at Fair Value

Fixed Maturity Securities and Short-term Investments

The fair value of bonds in the investment portfolio is generally based on prices received from third party pricing services or alternative pricing sources with reasonable levels of price transparency. The pricing services prepare estimates of fair value measurements using their pricing applications, which include available relevant market information, benchmark curves, benchmarking of like securities, sector groupings, and matrix pricing. Additional valuation factors that can be taken into account are nominal spreads and liquidity adjustments. The pricing services evaluate each asset class based on relevant market and credit information, perceived market movements, and sector news. The market inputs used in the pricing evaluation, listed in the approximate order of priority include: benchmark yields, reported trades, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers, reference data and industry and economic events. Benchmark yields have in many cases taken priority over reported trades for securities that trade less frequently. The extent of the use of each input is dependent on the asset class and the market conditions. Given the asset class, the priority of the use of inputs may change or some market inputs may not be relevant. Additionally, the valuation of fixed maturity investments is more subjective when markets are less liquid due to the lack of market based inputs, which may increase the potential that the estimated fair value of an investment is not reflective of the price at which an actual transaction would occur.

Short-term investments, that are traded in active markets, are classified within Level 1 in the fair value hierarchy and are based on quoted market prices. Securities such as discount notes are classified within Level 2 because these securities are typically not actively traded due to their approaching maturity and, as such, their cost approximates fair value.

Prices determined based upon model processes where at least one significant model assumption or input is unobservable, are considered to be Level 3 in the fair value hierarchy. At September 30, 2013, the Company used model processes to price 26 fixed maturity securities, which was 10% or $605 million of the Company's fixed-maturity securities and short-term investments at fair value. Level 3 securities were priced with the assistance of an independent third-party. The pricing is based on a discounted cash flow approach using the third-party’s proprietary pricing models. The models use inputs such as projected prepayment speeds;  severity assumptions; recovery lag assumptions; estimated default rates (determined on the basis of an analysis of collateral attributes, historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); home price depreciation/appreciation rates based on macroeconomic forecasts and recent trading activity. The yield used to discount the projected cash flows is determined by reviewing various attributes of the bond including collateral type, weighted average life, sensitivity to losses, vintage, and convexity, in conjunction with market data on comparable securities.  Significant changes to any of these inputs could materially change the expected timing of cash flows within these securities which is a significant factor in determining the fair value of the securities.

Other Invested Assets

Other invested assets includes certain investments that are carried and measured at fair value on a recurring basis and non-recurring basis, as well as assets not carried at fair value. Within other invested assets, $28 million are carried at fair value on a recurring basis as of September 30, 2013. These assets comprise certain short-term investments and fixed maturity securities classified as trading and are Level 2 in the fair value hierarchy. Also carried at fair value on a recurring basis are $0.3 million in notes classified as Level 3 in the fair value hierarchy. The fair value of these notes is determined by calculating the present value of the expected cash flows. The unobservable inputs used in the fair value measurement of the notes are discount rate, prepayment speed and default rate.

Within other invested assets, $6 million are carried at fair value on a non-recurring basis as of September 30, 2013. These assets are comprised of mortgage loans which are classified as Level 3 in the fair value hierarchy as there are significant unobservable inputs used in the valuation of such loans. The non-performing portion of these mortgage loans is valued using an average recovery rate. The performing loans are valued using management’s determination of future cash flows arising from these loans, discounted at the rate of return that would be required by a market participant. The unobservable inputs used in the fair value measurement of the mortgage loans are discount rate, recovery on delinquent loans, loss severity, prepayment speed and default rate.

Other Assets

Committed Capital Securities

The fair value of committed capital securities ("CCS"), which is recorded in “other assets” on the consolidated balance sheets, represents the difference between the present value of remaining expected put option premium payments under AGM Committed Preferred Trust Securities (the “AGM CPS Securities”) agreements, and the estimated present value that the Company would hypothetically have to pay currently for a comparable security (see Note 16, Notes Payable and Credit Facilities). The estimated current cost of the Company’s CCS depends on several factors, including broker-dealer quotes for the outstanding securities, the U.S. dollar forward swap curve, London Interbank Offered Rate ("LIBOR") curve projections and the term the securities are estimated to remain outstanding.

Financial Guaranty Contracts Accounted for as Credit Derivatives

The Company’s credit derivatives consist primarily of insured CDS contracts, and also include interest rate swaps that fall under derivative accounting standards requiring fair value accounting through the statement of operations. The Company does not enter into CDS with the intent to trade these contracts and the Company may not unilaterally terminate a CDS contract absent an event of default or termination event that entitles the Company to terminate; however, the Company has mutually agreed with various counterparties to terminate certain CDS transactions. Such terminations generally are completed for an amount that approximates the present value of future premiums, not at fair value.

The terms of the Company’s CDS contracts differ from more standardized credit derivative contracts sold by companies outside the financial guaranty industry. Management considers the non-standard terms of its credit derivative contracts in determining the fair value of these contracts. The non-standard terms include the absence of collateral support agreements or immediate settlement provisions. In addition, the Company employs relatively high attachment points and does not exit derivatives it sells or purchases for credit protection purposes, except under specific circumstances such as mutual agreements with counterparties to terminate certain CDS contracts.

Due to the lack of quoted prices for its instruments or for similar instruments, the Company determines the fair value of its credit derivative contracts primarily through modeling that uses various inputs to derive an estimate of the fair value of the Company’s contracts in principal markets. Observable inputs other than quoted market prices exist; however, these inputs reflect contracts that do not contain terms and conditions similar to the credit derivative contracts issued by the Company. Management does not believe there is an established market where financial guaranty insured credit derivatives are actively traded. The terms of the protection under an insured financial guaranty credit derivative do not, except for certain rare circumstances, allow the Company to exit its contracts. Management has determined that the exit market for the Company’s credit derivatives is a hypothetical one based on its entry market. Management has tracked the historical pricing of the

Company’s deals to establish historical price points in the hypothetical market that are used in the fair value calculation. These contracts are classified as Level 3 in the fair value hierarchy since there is reliance on at least one unobservable input deemed significant to the valuation model, most importantly the Company’s estimate of the value of the non-standard terms and conditions of its credit derivative contracts and of the Company’s current credit standing.

The Company’s models and the related assumptions are continuously reevaluated by management and enhanced, as appropriate, based upon improvements in modeling techniques and availability of more timely and relevant market information.

The fair value of the Company’s credit derivative contracts represents the difference between the present value of remaining premiums the Company expects to receive or pay for the credit protection under the contract and the estimated present value of premiums that a financial guarantor of comparable credit-worthiness would hypothetically charge or pay the Company for the same protection. The fair value of the Company’s credit derivatives depends on a number of factors, including notional amount of the contract, expected term, credit spreads, changes in interest rates, the credit ratings of referenced entities, the Company’s own credit risk and remaining contractual cash flows. The expected remaining contractual cash flows are the most readily observable inputs since they are based on the CDS contractual terms. These cash flows include premiums to be received or paid under the terms of the contract. Credit spreads capture the effect of recovery rates and performance of underlying assets of these contracts, among other factors. If credit spreads of the underlying obligations change, the fair value of the related credit derivative changes. Market liquidity also affects valuations of the underlying obligations. Consistent with the previous several years, market conditions at September 30, 2013 were such that market prices of the Company’s CDS contracts were not available. Since market prices were not available, the Company used proprietary valuation models that used both unobservable and observable market data inputs as described under “Assumptions and Inputs” below. These models are primarily developed internally based on market conventions for similar transactions.

Valuation models include management estimates and current market information. Management is also required to make assumptions of how the fair value of credit derivative instruments is affected by current market conditions. Management considers factors such as current prices charged for similar agreements, when available, performance of underlying assets, life of the instrument, and the nature and extent of activity in the financial guaranty credit derivative marketplace. The assumptions that management uses to determine the fair value may change in the future due to market conditions. Due to the inherent uncertainties of the assumptions used in the valuation models to determine the fair value of these credit derivative products, actual experience may differ from the estimates reflected in the Company’s consolidated financial statements and the differences may be material.

Assumptions and Inputs

Listed below are various inputs and assumptions that are key to the establishment of the Company’s fair value for CDS contracts.

·                  How gross spread is calculated.

·                  The allocation of gross spread among:

•	the profit the originator, usually an investment bank, realizes for putting the deal together and funding the transaction (“bank profit”);

•	premiums paid to the Company for the Company’s credit protection provided (“net spread”); and

•	the cost of CDS protection purchased by the originator to hedge their counterparty credit risk exposure to the Company (“hedge cost”).

·      The weighted average life which is based on expected remaining contractual cash flows and Debt Service schedules.

·                  The rates used to discount future expected premium cash flows.

The expected future premium cash flows for the Company's credit derivatives were discounted at rates ranging from 0.18% to 3.65% at September 30, 2013 and 0.25% to 2.81% at December 31, 2012.

Gross spread is used to ultimately determine the net spread a comparable financial guarantor would charge the Company to transfer its risk at the reporting date. The Company obtains gross spreads on risks assumed from market data sources published by third parties (e.g. dealer spread tables for the collateral similar to assets within the Company’s transactions) as well as collateral-specific spreads provided by trustees or obtained from market sources. If observable market credit spreads are not available or reliable for the underlying reference obligations, then market indices are used that most closely resemble the underlying reference obligations, considering asset class, credit quality rating and maturity of the underlying reference obligations. These indices are adjusted to reflect the non-standard terms of the Company’s CDS contracts. Market sources determine credit spreads by reviewing new issuance pricing for specific asset classes and receiving price quotes from their trading desks for the specific asset in question. Management validates these quotes by cross-referencing quotes received from one market source against quotes received from another market source to ensure reasonableness. In addition, the Company compares the relative change in price quotes received from one quarter to another, with the relative change experienced by published market indices for a specific asset class. Collateral specific spreads obtained from third-party, independent market sources are un-published spread quotes from market participants or market traders who are not trustees. Management obtains this information as the result of direct communication with these sources as part of the valuation process.

With respect to CDS transactions for which there is an expected claim payment within the next twelve months, the allocation of gross spread reflects a higher allocation to the cost of credit rather than the bank profit component. In the current market, it is assumed that a bank would be willing to accept a lower profit on distressed transactions in order to remove these transactions from its financial statements.

The following spread hierarchy is utilized in determining which source of gross spread to use, with the rule being to use CDS spreads where available. If not available, CDS spreads are either interpolated or extrapolated based on similar transactions or market indices.

·                  Actual collateral specific credit spreads (if up-to-date and reliable market-based spreads are available).

·                  Deals priced or closed during a specific quarter within a specific asset class and specific rating.

·                  Credit spreads interpolated based upon market indices.

·                  Credit spreads provided by the counterparty of the CDS.

·                  Credit spreads extrapolated based upon transactions of similar asset classes, similar ratings, and similar time to maturity.

Information by Credit Spread Type (1)

	As of September 30, 2013	As of December 31, 2012
Based on actual collateral specific spreads	0.2%	0.2%
Based on market indices	99.8%	99.8%
Total	100%	100%
 ____________________
(1)    Based on par.

Over time the data inputs can change as new sources become available or existing sources are discontinued or are no longer considered to be the most appropriate. It is the Company’s objective to move to higher levels on the hierarchy whenever possible, but it is sometimes necessary to move to lower priority inputs because of discontinued data sources or management’s assessment that the higher priority inputs are no longer considered to be representative of market spreads for a given type of collateral. This can happen, for example, if transaction volume changes such that a previously used spread index is no longer viewed as being reflective of current market levels.

The Company interpolates a curve based on the historical relationship between the premium the Company receives when a credit derivative is close to the daily closing price of the market index related to the specific asset class and rating of the deal. This curve indicates expected credit spreads at each indicative level on the related market index. For transactions with unique terms or characteristics where no price quotes are available, management extrapolates credit spreads based on an alternative transaction for which the Company has received a spread quote from one of the first three sources within the Company’s spread hierarchy. This alternative transaction will be within the same asset class, have similar underlying assets, similar credit ratings, and similar time to maturity. The Company then calculates the percentage of relative spread change quarter over quarter for the alternative transaction. This percentage change is then applied to the historical credit spread of the transaction for which no price quote was received in order to calculate the transactions’ current spread. Counterparties determine credit spreads by reviewing new issuance pricing for specific asset classes and receiving price quotes from their trading desks for the specific asset in question. These quotes are validated by cross-referencing quotes received from one market source with those quotes received from another market source to ensure reasonableness.

The premium the Company receives is referred to as the “net spread.” The Company’s pricing model takes into account not only how credit spreads on risks that it assumes affect pricing, but also how the Company’s own credit spread affects the pricing of its deals. The Company’s own credit risk is factored into the determination of net spread based on the impact of changes in the quoted market price for credit protection bought on the Company, as reflected by quoted market prices on CDS referencing AGM. For credit spreads on the Company’s name the Company obtains the quoted price of CDS contracts traded on AGM from market data sources published by third parties. The cost to acquire CDS protection referencing AGM affects the amount of spread on CDS deals that the Company retains and, hence, their fair value. As the cost to acquire CDS protection referencing AGM increases, the amount of premium the Company retains on a deal generally decreases. As the cost to acquire CDS protection referencing AGM decreases, the amount of premium the Company retains on a deal generally increases. In the Company’s valuation model, the premium the Company captures is not permitted to go below the minimum rate that the Company would currently charge to assume similar risks. This assumption can have the effect of mitigating the amount of unrealized gains that are recognized on certain CDS contracts. Given the current market conditions and the Company’s own credit spreads, approximately 78%, and 82%, based on number of deals, of the Company's CDS contracts are fair valued using this minimum premium as of September 30, 2013 and December 31, 2012, respectively. The change period over period is driven by AGM's credit spreads narrowing to levels supported by today's economy. The Company corroborates the assumptions in its fair value model, including the portion of exposure to AGM hedged by its counterparties, with independent third parties each reporting period. The current level of AGM’s own credit spread has resulted in the bank or deal originator hedging a significant portion of its exposure to AGM. This reduces the amount of contractual cash flows AGM can capture as premium for selling its protection.

The amount of premium a financial guaranty insurance market participant can demand is inversely related to the cost of credit protection on the insurance company as measured by market credit spreads assuming all other assumptions remain constant. This is because the buyers of credit protection typically hedge a portion of their risk to the financial guarantor, due to the fact that the Company’s contracts’ contractual terms typically do not require the posting of collateral by the guarantor. The widening of a financial guarantor’s own credit spread increases the cost to buy credit protection on the guarantor, thereby reducing the amount of premium the guarantor can capture out of the gross spread on the deal. The extent of the hedge depends on the types of instruments insured and the current market conditions.

A fair value resulting in a credit derivative asset on protection sold is the result of contractual cash inflows on in-force deals in excess of what a hypothetical financial guarantor could receive if it sold protection on the same risk as of the reporting date. If the Company were able to freely exchange these contracts (i.e., assuming its contracts did not contain proscriptions on transfer and there was a viable exchange market), it would be able to realize a gain representing the difference between the higher contractual premiums to which it is entitled and the current market premiums for a similar contract. The Company determines the fair value of its CDS contracts by applying the difference between the current net spread and the contractual net spread for the remaining duration of each contract to the notional value of its CDS contracts.

Example

Following is an example of how changes in gross spreads, the Company’s own credit spread and the cost to buy protection on the Company affect the amount of premium the Company can demand for its credit protection. The assumptions used in these examples are hypothetical amounts. Scenario 1 represents the market conditions in effect on the transaction date and Scenario 2 represents market conditions at a subsequent reporting date.

	Scenario 1		Scenario 2
	bps	% of Total	bps	% of Total
Original gross spread/cash bond price (in bps)	185	—	500	—
Bank profit (in bps)	115	62%	50	10%
Hedge cost (in bps)	30	16%	440	88%
The Company premium received per annum (in bps)	40	22%	10	2%

In Scenario 1, the gross spread is 185 basis points. The bank or deal originator captures 115 basis points of the original gross spread and hedges 10% of its exposure to AGM, when the CDS spread on AGM was 300 basis points (300 basis points × 10% = 30 basis points). Under this scenario the Company received premium of 40 basis points, or 22% of the gross spread.

In Scenario 2, the gross spread is 500 basis points. The bank or deal originator captures 50 basis points of the original gross spread and hedges 25% of its exposure to AGM, when the CDS spread on AGM was 1,760 basis points (1,760 basis points × 25% = 440 basis points). Under this scenario the Company would receive premium of 10 basis points, or 2% of the gross spread. Due to the increased cost to hedge AGM's name, the amount of profit the bank would expect to receive, and the premium the Company would expect to receive decline significantly.

In this example, the contractual cash flows (the Company premium received per annum above) exceed the amount a market participant would require the Company to pay in today's market to accept its obligations under the CDS contract, thus resulting in an asset. This credit derivative asset is equal to the difference in premium rates discounted at the corresponding LIBOR over the weighted average remaining life of the contract.

Strengths and Weaknesses of Model

The Company's credit derivative valuation model, like any financial model, has certain strengths and weaknesses.

The primary strengths of the Company's CDS modeling techniques are:
·                  The model takes into account the transaction structure and the key drivers of market value. The transaction structure includes par insured, weighted average life, level of subordination and composition of collateral.

·                  The model maximizes the use of market-driven inputs whenever they are available. The key inputs to the model are market-based spreads for the collateral, and the credit rating of referenced entities. These are viewed by the Company to be the key parameters that affect fair value of the transaction.

·                  The model is a consistent approach to valuing positions. The Company has developed a hierarchy for market-based spread inputs that helps mitigate the degree of subjectivity during periods of high illiquidity.

The primary weaknesses of the Company's CDS modeling techniques are:

·                  There is no exit market or actual exit transactions. Therefore the Company’s exit market is a hypothetical one based on the Company’s entry market.

·                  There is a very limited market in which to validate the reasonableness of the fair values developed by the Company’s model.

·                  At September 30, 2013 and December 31, 2012, the markets for the inputs to the model were highly illiquid, which impacts their reliability.

·                  Due to the non-standard terms under which the Company enters into derivative contracts, the fair value of its credit derivatives may not reflect the same prices observed in an actively traded market of credit derivatives that do not contain terms and conditions similar to those observed in the financial guaranty market.

These contracts were classified as Level 3 in the fair value hierarchy because there is a reliance on at least one unobservable input deemed significant to the valuation model, most significantly the Company's estimate of the value of non-standard terms and conditions of its credit derivative contracts and of amount of protection purchased on AGM's name.

Fair Value Option on FG VIEs' Assets and Liabilities

The Company elected the fair value option for all the FG VIEs assets and liabilities. See Note 9, Consolidation of Variable Interest Entities.

The FG VIEs that are consolidated by the Company issued securities collateralized by HELOCs, first lien and second lien RMBS, subprime automobile loans, and other loans and receivables. The lowest level input that is significant to the fair value measurement of these assets and liabilities in its entirety was a Level 3 input (i.e. unobservable), therefore management classified them as Level 3 in the fair value hierarchy. Prices were generally determined with the assistance of an independent third-party. The pricing is based on a discounted cash flow approach and the third-party’s proprietary pricing models. The models to price the FG VIEs’ liabilities used, where appropriate, inputs such as estimated prepayment speeds; market values of the assets that collateralize the securities; estimated default rates (determined on the basis of an analysis of collateral attributes, historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); yields implied by market prices for similar securities; house price depreciation/appreciation rates based on macroeconomic forecasts and, for those liabilities insured by the Company, the benefit from the Company’s insurance policy guaranteeing the timely payment of principal and interest for the FG VIE tranches insured by the Company, taking into account the timing of the potential default and the Company’s own credit rating. The third-party also utilizes an internal model to determine an appropriate yield at which to discount the cash flows of the security, by factoring in collateral types, weighted-average lives, and other structural attributes specific to the security being priced. The expected yield is further calibrated by utilizing algorithm’s designed to aggregate market color, received by the third-party, on comparable bonds.

Changes in fair value of the FG VIEs’ assets and liabilities are included in fair value gains (losses) on FG VIEs within the consolidated statement of operations. Except for net credit impairment that triggers a claim on the financial guaranty contract (i.e. net expected loss to be paid as described in Note 5), the unrealized fair value gains (losses) related to the consolidated FG VIEs will reverse to zero over the terms of these financial instruments.

The fair value of the Company’s FG VIE assets is sensitive to changes related to estimated prepayment speeds; estimated default rates (determined on the basis of an analysis of collateral attributes such as: historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); discount rates implied by market prices for similar securities; and house price depreciation/appreciation rates based on macroeconomic forecasts. Significant changes to some of these inputs could materially change the market value of the FG VIE’s assets and the implied collateral losses within the transaction. In general, the fair value of the FG VIE asset is most sensitive to changes in the projected collateral losses, where an increase in collateral losses typically leads to a decrease in the fair value of FG VIE assets, while a decrease in collateral losses typically leads to an increase in the fair value of FG VIE assets. These factors also directly impact the fair value of the Company’s FG VIE liabilities.

The fair value of the Company’s FG VIE liabilities is also sensitive to changes relating to estimated prepayment speeds; market values of the underlying assets; estimated default rates (determined on the basis of an analysis of collateral attributes such as: historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); discount rates implied by market prices for similar securities; and house price depreciation/appreciation rates based on macroeconomic forecasts. In addition, the Company’s FG VIE liabilities with recourse are also sensitive to changes in the Company’s implied credit worthiness. Significant changes to any of these inputs could materially change the timing of expected losses within the insured transaction which is a significant factor in determining the implied benefit from the Company’s insurance policy guaranteeing the timely payment of principal and interest for the tranches of debt issued by the FG VIE that is insured by the Company. In general, extending the timing of expected loss payments by the Company into the future typically leads to a decrease in the value of the Company’s insurance and a decrease in the fair value of the Company’s FG VIE liabilities with recourse, while a shortening of the timing of expected loss payments by the Company typically leads to an increase in the value of the Company’s insurance and an increase in the fair value of the Company’s FG VIE liabilities with recourse.

Not Carried at Fair Value

Financial Guaranty Insurance Contracts

The fair value of the Company’s financial guaranty contracts accounted for as insurance was based on management’s estimate of what a similarly rated financial guaranty insurance company would demand to acquire the Company’s in-force book of financial guaranty insurance business. This amount was based on the pricing assumptions management has observed for portfolio transfers that have occurred in the financial guaranty market and included adjustments to the carrying value of unearned premium reserve for stressed losses, ceding commissions and return on capital. The significant inputs were not readily observable. The Company accordingly classified this fair value measurement as Level 3.

Other Invested Assets

Other invested assets primarily consist of a surplus note issued by AGC to AGM and assets acquired in refinancing transactions. The fair value of the surplus note was determined by calculating the effect of changes in U.S. Treasury yield adjusted for a credit factor at the end of each reporting period.

The fair value of the assets acquired in refinancing transactions was determined by calculating the present value of the expected cash flows. The Company uses a market approach to determine discounted future cash flows using market driven discount rates and a variety of assumptions, including LIBOR curve projections and prepayment and default assumptions. The fair value measurement was classified as Level 3 in the fair value hierarchy because there is a reliance on significant unobservable inputs to the valuation model, including the discount rates, prepayment and default assumptions, loss severity and recovery on delinquent loans.

Other Assets and Other Liabilities

The Company’s other assets and other liabilities consist predominantly of accrued interest, receivables for securities sold and payables for securities purchased, the carrying values of which approximate fair value.

Notes Payable

The fair value of the notes payable was determined by calculating the present value of the expected cash flows. The Company uses a market approach to determine discounted future cash flows using market driven discount rates and a variety of assumptions, if applicable, including LIBOR curve projections, prepayment and default assumptions, and AGM CDS spreads. The fair value measurement was classified as Level 3 in the fair value hierarchy.

Loan Receivable from Affiliate

On July 16, 2013, as a part of transactions associated with capitalization of MAC, the Company's loan receivable from affiliate was fully repaid. The loan receivable consisted of an $82.5 million loan from Assured Guaranty (Bermuda) Ltd. ("AGBM") to Assured Guaranty US Holdings Inc. ("AGUS"). Prior to the transaction, the fair value of the Company's loan receivable from affiliate was determined by calculating the effect of changes in U.S. Treasury yield adjusted for a credit factor at the end of each reporting period. Please refer to Note 11, Investment in MAC Holdings, for more information on the loan receivable.

Financial Instruments Carried at Fair Value

Amounts recorded at fair value in the Company's financial statements are included in the tables below.

Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of September 30, 2013

		Fair Value Hierarchy
	Fair Value	Level 1	Level 2	Level 3
	(in millions)
Assets:
Investment portfolio, available-for-sale:
Fixed maturity securities
U.S. government and agencies	$75	$—	$75	$—
Obligations of state and political subdivisions	3,812	—	3,802	10
Corporate securities	631	—	499	132
Mortgage-backed securities:
RMBS	430	—	195	235
Commercial mortgage-backed securities ("CMBS")	188	—	188	—
Asset-backed securities	387	—	159	228
Foreign government securities	178	—	178	—
Total fixed maturity securities	5,701	—	5,096	605
Short-term investments	409	263	146	—
Other invested assets (1)	34	—	28	6
Credit derivative assets	114	—	—	114
FG VIEs’ assets, at fair value	1,654	—	—	1,654
Other assets(2)	14	—	—	14
Total assets carried at fair value	$7,926	$263	$5,270	$2,393
Liabilities:
Credit derivative liabilities	$363	$—	$—	$363
FG VIEs’ liabilities with recourse, at fair value	1,308	—	—	1,308
FG VIEs’ liabilities without recourse, at fair value	662	—	—	662
Total liabilities carried at fair value	$2,333	$—	$—	$2,333

Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of December 31, 2012

		Fair Value Hierarchy
	Fair Value	Level 1	Level 2	Level 3
	(in millions)
Assets:
Investment portfolio, available-for-sale:
Fixed maturity securities
U.S. government and agencies	$93	$—	$93	$—
Obligations of state and political subdivisions	3,503	—	3,491	12
Corporate securities	230	—	230	—
Mortgage-backed securities:
RMBS	359	—	175	184
CMBS	103	—	103	—
Asset-backed securities	341	—	92	249
Foreign government securities	202	—	202	—
Total fixed maturity securities	4,831	—	4,386	445
Short-term investments	473	308	165	—
Other invested assets (1)	97	—	89	8
Credit derivative assets	131	—	—	131
FG VIEs’ assets, at fair value	1,870	—	—	1,870
Other assets(2)	14	—	—	14
Total assets carried at fair value	$7,416	$308	$4,640	$2,468
Liabilities:
Credit derivative liabilities	$414	$—	$—	$414
FG VIEs’ liabilities with recourse, at fair value	1,605	—	—	1,605
FG VIEs’ liabilities without recourse, at fair value	678	—	—	678
Total liabilities carried at fair value	$2,697	$—	$—	$2,697
____________________

(1)
Includes mortgage loans that are recorded at fair value on a non-recurring basis. At September 30, 2013 and December 31, 2012, such investments were carried at their fair value of $6 million and $7 million, respectively.

(2)	Includes fair value of CCS.

Changes in Level 3 Fair Value Measurements

The table below presents a roll forward of the Company's Level 3 financial instruments carried at fair value on a recurring basis during Third Quarter 2013 and 2012 and Nine Months 2013 and 2012.

Fair Value Level 3 Rollforward
Recurring Basis
Third Quarter 2013

	Fixed Maturity Securities
	Obligations of State and Political Subdivisions		Corporate Securities		RMBS		Asset- Backed Securities		Other Invested Assets		FG VIEs’ Assets at Fair Value		Other Assets		Credit Derivative Asset (Liability), net(5)		FG VIEs' Liabilities with Recourse, at Fair Value		FG VIEs’ Liabilities without Recourse, at Fair Value
	(in millions)
Fair value as of June 30, 2013	$11		$—		$226		$226		$2		$1,784		$10		$(310)		$(1,422)		$(717)
Total pretax realized and unrealized gains/(losses) recorded in:(1)
Net income (loss)	0	(2)	1	(2)	2	(2)	5	(2)	0	(7)	(19)	(3)	4	(4)	67	(6)	36	(3)	17	(3)
Other comprehensive income (loss)	0		4		9		(1)		0		—		—		—		—		—
Purchases	—		130	(8)	9		—		—		—		—		—		—		—
Settlements	(1)		(3)		(11)		(2)		(2)		(95)		—		(6)		78		22
FG VIE consolidations	—		—		—		—		—		—		—		—		—		—
FG VIE deconsolidations	—		—		—		—		—		(16)		—		—		—		16
Fair value as of September 30, 2013	$10		$132		$235		$228		$0		$1,654		$14		$(249)		$(1,308)		$(662)
Change in unrealized gains/(losses) related to financial instruments held as of September 30, 2013	$0		$4		$8		$(1)		$0		$7		$4		$59		$33		$(19)

Fair Value Level 3 Rollforward
Recurring Basis
Third Quarter 2012

	Fixed Maturity Securities
	Obligations of State and Political Subdivisions		RMBS		Asset- Backed Securities		Other Invested Assets		FG VIEs’ Assets at Fair Value		Other Assets		Credit Derivative Asset (Liability), net(5)		FG VIEs' Liabilities with Recourse, at Fair Value		FG VIEs’ Liabilities without Recourse, at Fair Value
	(in millions)
Fair value as of June 30, 2012	$10		$142		$237		$1		$1,945		$19		$(301)		$(1,770)		$(690)
Total pretax realized and unrealized gains/(losses) recorded in:(1)
Net income (loss)	0	(2)	5	(2)	6	(2)	0	(7)	54	(3)	(2)	(4)	35	(6)	(23)	(3)	(4)	(3)
Other comprehensive income (loss)	0		10		4		—		—		—		—		—		—
Purchases	1		32		—		—		—		—		—		—		—
Settlements	—		(14)		(1)		—		(107)		—		(17)		109		31
FG VIE consolidations	—		—		—		—		—		—		—		—		—
Fair value as of September 30, 2012	$11		$175		$246		$1		$1,892		$17		$(283)		$(1,684)		$(663)
Change in unrealized gains/(losses) related to financial instruments held as of September 30, 2012	$0		$8		$4		$0		$104		$(2)		$16		$(27)		$(28)

Fair Value Level 3 Rollforward
Recurring Basis
Nine Months 2013

	Fixed Maturity Securities
	Obligations of State and Political Subdivisions		Corporate Securities		RMBS		Asset- Backed Securities		Other Invested Assets		FG VIEs’ Assets at Fair Value		Other Assets		Credit Derivative Asset (Liability), net(5)		FG VIEs' Liabilities with Recourse, at Fair Value		FG VIEs’ Liabilities without Recourse, at Fair Value
	(in millions)
Fair value as of December 31, 2012	$12		$—		$184		$249		$1		$1,870		$14		$(283)		$(1,605)		$(678)
Total pretax realized and unrealized gains/(losses) recorded in:(1)
Net income (loss)	0	(2)	1	(2)	12	(2)	12	(2)	(1)	(7)	427	(3)	0	(4)	74	(6)	(74)	(3)	(107)	(3)
Other comprehensive income (loss)	0		4		13		(28)		2		—		—		—		—		—
Purchases	—		130	(8)	59		—		—		—		—		—		—		—
Settlements	(2)		(3)		(33)		(5)		(2)		(497)		—		(40)		248		96
FG VIE consolidations	—		—		—		—		—		48		—		—		(12)		(37)
FG VIE deconsolidations	—		—		—		—		—		(194)		—		—		135		64
Fair value as of September 30, 2013	$10		$132		$235		$228		$0		$1,654		$14		$(249)		$(1,308)		$(662)
Change in unrealized gains/(losses) related to financial instruments held as of September 30, 2013	$0		$4		$13		$(27)		$2		$295		$0		$38		$(75)		$(161)

Fair Value Level 3 Rollforward
Recurring Basis
Nine Months 2012

	Fixed Maturity Securities
	Obligations of State and Political Subdivisions		RMBS		Asset- Backed Securities		Other Invested Assets		FG VIEs’ Assets at Fair Value		Other Assets		Credit Derivative Asset (Liability), net(5)		FG VIEs' Liabilities with Recourse, at Fair Value		FG VIEs’ Liabilities without Recourse, at Fair Value
	(in millions)
Fair value as of December 31, 2011	$10		$105		$211		$2		$2,057		$22		$(316)		$(1,926)		$(704)
Total pretax realized and unrealized gains/(losses) recorded in:(1)
Net income (loss)	0	(2)	10	(2)	18	(2)	—	(7)	176	(3)	(5)	(4)	52	(6)	(105)	(3)	(70)	(3)
Other comprehensive income (loss)	1		4		3		(1)		—		—		—		—		—
Purchases	1		86		18		—		—		—		—		—		—
Settlements	(1)		(30)		(4)		0		(349)		—		(19)		360		111
FG VIE consolidations	—		—		—		—		8		—		—		(13)		—
Fair value as of September 30, 2012	$11		$175		$246		$1		$1,892		$17		$(283)		$(1,684)		$(663)
Change in unrealized gains/(losses) related to financial instruments held as of September 30, 2012	$1		$(1)		$3		$(1)		$313		$(5)		$38		$(131)		$(113)
____________________

(1)
Realized and unrealized gains (losses) from changes in values of Level 3 financial instruments represent gains (losses) from changes in values of those financial instruments only for the periods in which the instruments were classified as Level 3.

(2)	Included in net realized investment gains (losses) and net investment income.

(3)	Included in fair value gains (losses) on FG VIEs.

(4)	Recorded in fair value gains (losses) on CCS.

(5)	Represents net position of credit derivatives. The consolidated balance sheet presents gross assets and liabilities based on net counterparty exposure.

(6)	Reported in net change in fair value of credit derivatives.

(7)    Reported in other income.

(8)    Non-cash transaction.

Level 3 Fair Value Disclosures

 Quantitative Information About Level 3 Fair Value Inputs
As of September 30, 2013

Financial Instrument Description	Fair Value at September 30, 2013(in millions)	Valuation Technique	Significant Unobservable Inputs	Range
Assets:
Fixed maturity securities:
Obligations of state and political subdivisions	$10	Discounted	Rate of inflation	1.0%	-	3.0%
		cash flow	Cash flow receipts	0.5%	-	22.9%
			Yield	4.6%
			Collateral recovery period	3 months	-	9 years

Corporate	132	Discounted	Yield	8.0%
		cash flow

RMBS	235	Discounted	CPR	1.0%	-	7.0%
		cash flow	CDR	4.4%	-	27.6%
			Severity	48.0%	-	102.7%
			Yield	3.0%	-	8.8%
Asset-backed securities:
Whole business securitization	63	Discounted cash flow	Annual gross revenue projections (in millions)	$54	-	$96
			Value of primary financial guaranty policy	54.5%
			Liquidity discount	5.0%	-	20.0%

Investor owned utility	165	Discounted cash flow	Liquidation value (in millions)	$215	-	$287
			Years to liquidation	0 years	-	1.25 years
			Collateral recovery period	3 months	-	6 years
			Discount factor	15.3%

Other invested assets	6	Discounted cash flow	Discount for lack of liquidity	10.0%	-	20.0%
			Recovery on delinquent loans	20.0%	-	60.0%
			Default rates	1.0%	-	12.0%
			Loss severity	40.0%	-	90.0%
			Prepayment speeds	6.0%	-	15.0%

FG VIEs’ assets, at fair value	1,654	Discounted	CPR	0.6%	-	9.7%
		cash flow	CDR	2.8%	-	27.8%
			Loss severity	38.1%	-	101.9%
			Yield	4.4%	-	9.0%

Financial Instrument Description	Fair Value at September 30, 2013(in millions)	Valuation Technique	Significant Unobservable Inputs	Range
Other assets	14	Discounted cash flow	Quotes from third party pricing	$45	-	$50
			Term (years)	3 years

Liabilities:
Credit derivative liabilities, net	(249)	Discounted	Hedge cost (in bps)	53.8	-	502.0
		cash flow	Bank profit (in bps)	1.0	-	1,389.9
			Internal floor (in bps)	7.0	-	100.0
			Internal credit rating	AAA	-	BIG

FG VIEs’ liabilities, at fair value	(1,970)	Discounted	CPR	0.6%	-	9.7%
		cash flow	CDR	2.8%	-	27.8%
			Loss severity	38.1%	-	101.9%
			Yield	4.4%	-	9.0%

 Quantitative Information About Level 3 Fair Value Inputs
As of December 31, 2012

Financial Instrument Description	Fair Value at December 31, 2012 (in millions)	Valuation Technique	Significant Unobservable Inputs	Range
Assets:
Fixed maturity securities:
Obligations of state and political subdivisions	$12	Discounted	Rate of inflation	1.0%	-	3.0%
		cash flow	Cash flow receipts	4.9%	-	29.7%
			Yield	4.6%
			Collateral recovery period	1 month	-	11 years

RMBS	184	Discounted	CPR	1.0%	-	6.9%
		cash flow	CDR	6.2%	-	23.0%
			Severity	51.6%	-	102.8%
			Yield	3.5%	-	12.5%
Asset-backed securities:
Whole business securitization	63	Discounted cash flow	Annual gross revenue projections (in millions)	$54	-	$96
			Value of primary financial guaranty policy	43.8%
			Liquidity discount	5.0%	-	20.0%

Investor owned utility	186	Discounted cash flow	Liquidation value (in millions)	$212	-	$242
			Years to liquidation	0 years	-	3 years
			Discount factor	15.3%

Other invested assets	8	Discounted cash flow	Discount for lack of liquidity	10.0%	-	20.0%
			Recovery on delinquent loans	20.0%	-	60.0%
			Default rates	1.0%	-	12.0%
			Loss severity	40.0%	-	90.0%
			Prepayment speeds	6.0%	-	15.0%

FG VIEs’ assets, at fair value	1,870	Discounted	CPR	0.5%	-	9.3%
		cash flow	CDR	3.6%	-	28.6%
			Loss severity	50.6%	-	103.8%
			Yield	4.5%	-	20.0%

Financial Instrument Description	Fair Value at December 31, 2012 (in millions)	Valuation Technique	Significant Unobservable Inputs	Range
Other assets	14	Discounted cash flow	Quotes from third party pricing	$45	-	$51
			Term (years)	3 years

Liabilities:
Credit derivative liabilities, net	(283)	Discounted	Hedge cost (in bps)	64.2	-	536.2
		cash flow	Bank profit (in bps)	1.0	-	1,312.9
			Internal floor (in bps)	7.0	-	60.0
			Internal credit rating	AAA	-	BIG

FG VIEs’ liabilities, at fair value	(2,283)	Discounted	CPR	0.5%	-	9.3%
		cash flow	CDR	3.6%	-	28.6%
			Loss severity	50.6%	-	103.8%
			Yield	4.5%	-	20.0%

The carrying amount and estimated fair value of the Company's financial instruments are presented in the following table.

Fair Value of Financial Instruments

	As of September 30, 2013		As of December 31, 2012
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(in millions)
Assets:
Fixed maturity securities	$5,701	$5,701	$4,831	$4,831
Short-term investments	409	409	473	473
Other invested assets	357	423	441	548
Loan receivable from affiliate	—	—	83	82
Credit derivative assets	114	114	131	131
FG VIEs’ assets, at fair value	1,654	1,654	1,870	1,870
Other assets	88	88	72	72
Liabilities:
Financial guaranty insurance contracts(1)	2,209	1,793	2,091	2,949
Notes payable	43	43	66	72
Credit derivative liabilities	363	363	414	414
FG VIEs’ liabilities with recourse, at fair value	1,308	1,308	1,605	1,605
FG VIEs’ liabilities without recourse, at fair value	662	662	678	678
Other liabilities	12	12	25	25
____________________

(1)	Carrying amount includes the assets and liabilities related to financial guaranty insurance contract premiums, losses, and salvage and subrogation and other recoverables net of reinsurance.

8.	Financial Guaranty Contracts Accounted for as Credit Derivatives

The Company has a portfolio of financial guaranty contracts that meet the definition of a derivative in accordance with GAAP (primarily CDS). Until the Company ceased selling credit protection through credit derivative contracts in the beginning of 2009, following the issuance of regulatory guidelines that limited the terms under which the credit protection could be sold, management considered these agreements to be a normal part of its financial guaranty business. The potential capital or margin requirements that may apply under the Dodd-Frank Wall Street Reform and Consumer Protection Act contributed to the decision of the Company not to sell new credit protection through CDS in the foreseeable future.

Credit derivative transactions are governed by ISDA documentation and have different characteristics from financial guaranty insurance contracts. For example, the Company’s control rights with respect to a reference obligation under a credit derivative may be more limited than when the Company issues a financial guaranty insurance contract. In addition, while the Company’s exposure under credit derivatives, like the Company’s exposure under financial guaranty insurance contracts, has been generally for as long as the reference obligation remains outstanding, unlike financial guaranty contracts, a credit derivative may be terminated for a breach of the ISDA documentation or other specific events. A loss payment is made only upon the occurrence of one or more defined credit events with respect to the referenced securities or loans. A credit event may be a non-payment event such as a failure to pay, bankruptcy or restructuring, as negotiated by the parties to the credit derivative transactions. If events of default or termination events specified in the credit derivative documentation were to occur, the non-defaulting or the non-affected party, which may be either the Company or the counterparty, depending upon the circumstances, may decide to terminate a credit derivative prior to maturity. The Company may be required to make a termination payment to its swap counterparty upon such termination. The Company may not unilaterally terminate a CDS contract; however, the Company on occasion has mutually agreed with various counterparties to terminate certain CDS transactions.

Credit Derivative Net Par Outstanding by Sector

The estimated remaining weighted average life of credit derivatives was 2.6 years at September 30, 2013 and 2.5 years at December 31, 2012. The components of the Company's credit derivative net par outstanding are presented below.

Credit Derivatives Net Par Outstanding

	As of September 30, 2013				As of December 31, 2012
Asset Type	Net Par Outstanding	Original Subordination (1)	Current Subordination (1)	Weighted Average Credit Rating	Net Par Outstanding	Original Subordination (1)	Current Subordination (1)	Weighted Average Credit Rating
	(dollars in millions)
Pooled corporate obligations:
Collateralized loan obligations/collateralized bond obligations	$11,677	29.3%	30.4%	AAA	$15,614	29.1%	30.4%	AAA
Synthetic investment grade pooled corporate	9,148	21.1	19.2	AAA	9,089	21.1	19.2	AAA
Synthetic high yield pooled corporate	2,684	47.2	41.1	AAA	3,616	35.0	30.4	AAA
Trust preferred securities collateralized debt obligations ("TruPS CDOs")	27	55.4	85.6	AAA	41	55.1	78.8	AAA
Market value CDOs of corporate obligations	1,185	17.0	29.5	AAA	1,492	17.0	29.9	AAA
Total pooled corporate obligations	24,721	27.6	27.4	AAA	29,852	26.8	27.0	AAA
U.S. RMBS:
Subprime first lien (including net interest margin)	67	—	—	AA	72	—	—	AA
Closed end second lien and HELOCs	76	—	—	BBB+	101	—	—	BBB
Total U.S. RMBS	143	—	—	A+	173	—	—	A
Other	3,252	—	—	A-	3,269	—	—	A-
Total	$28,116			AAA	$33,294			AAA
____________________

(1)	Represents the sum of subordinate tranches and over-collateralization and does not include any benefit from excess interest collections that may be used to absorb losses.

Except for TruPS CDOs, the Company’s exposure to pooled corporate obligations is highly diversified in terms of obligors and industries. Most pooled corporate transactions are structured to limit exposure to any given obligor and industry. The majority of the Company’s pooled corporate exposure consists of collateralized loan obligation (“CLO”) or synthetic pooled corporate obligations. Most of these CLOs have an average obligor size of less than 1% of the total transaction and typically restrict the maximum exposure to any one industry to approximately 10%. The Company’s exposure also benefits from embedded credit enhancement in the transactions which allows a transaction to sustain a certain level of losses in the underlying collateral, further insulating the Company from industry specific concentrations of credit risk on these deals.

The $3.3 billion of exposure in “Other” CDS contracts as of September 30, 2013 comprises numerous deals typically structured with significant underlying credit enhancement and spread across various asset classes, such as commercial receivables, international RMBS, infrastructure, regulated utilities and consumer receivables.

Distribution of Credit Derivative Net Par Outstanding by Internal Rating

	As of September 30, 2013		As of December 31, 2012
Ratings	Net Par Outstanding	% of Total	Net Par Outstanding	% of Total
	(dollars in millions)
AAA	$23,587	83.9%	$27,826	83.6%
AA	1,957	7.0	1,839	5.5
A	918	3.3	1,781	5.3
BBB	1,354	4.7	1,319	4.0
BIG	300	1.1	529	1.6
Total credit derivative net par outstanding	$28,116	100.0%	$33,294	100.0%

Net Change in Fair Value of Credit Derivatives

Net Change in Fair Value of Credit Derivatives Gain (Loss)

	Third Quarter		Nine Months
	2013	2012	2013	2012
	(in millions)
Net credit derivative premiums received and receivable	$12	$15	$42	$38
Net ceding commissions (paid and payable) received and receivable	0	0	1	1
Realized gains on credit derivatives	12	15	43	39
Net credit derivative losses (paid and payable) recovered and recoverable	(2)	3	(4)	(28)
Total realized gains (losses) and other settlements on credit derivatives	10	18	39	11
Net unrealized gains (losses) on credit derivatives	57	17	35	41
Net change in fair value of credit derivatives	$67	$35	$74	$52

Net Par and Accelerations of Credit Derivative Revenues
from Termination of CDS Contracts

	Third Quarter		Nine Months
	2013	2012	2013	2012
	(in millions)
Net par of terminated CDS contracts	$280	$—	$2,684	$535
Accelerations of credit derivative revenues	0.1	—	10.2	0.5

Changes in the fair value of credit derivatives occur primarily because of changes in interest rates, credit spreads, notional amounts, credit ratings of the referenced entities, expected terms, realized gains (losses) and other settlements, and the issuing company’s own credit rating, credit spreads and other market factors. Except for net estimated credit impairments (i.e., net expected loss to be paid as discussed in Note 5), the unrealized gains and losses on credit derivatives are expected to reduce to zero as the exposure approaches its maturity date. With considerable volatility continuing in the market, unrealized gains (losses) on credit derivatives may fluctuate significantly in future periods.

Net Change in Unrealized Gains (Losses) on Credit Derivatives By Sector

	Third Quarter		Nine Months
Asset Type	2013	2012	2013	2012
	(in millions)
Pooled corporate obligations	$30	$18	$2	$38
U.S. RMBS	3	(1)	1	26
Other	24	0	32	(23)
Total	$57	$17	$35	$41

During Third Quarter 2013, unrealized fair value gains were generated primarily in the pooled corporate obligations and Other sectors due to narrower implied net spreads. The narrower implied net spreads in both sectors were primarily a result of the increased cost to buy protection on AGM’s name as the market cost of AGM’s credit increased significantly during the period. Several transactions were pricing above their floor levels; therefore when the cost of purchasing CDS protection on AGM increased, the implied spreads that the Company would expect to receive on these transactions decreased.
During Nine Months 2013, the unrealized fair value gains were generated primarily in the Other sector. The unrealized gain in the Other sector was driven primarily by the price improvement on a XXX life securitization transaction. These unrealized gains were partially offset by unrealized losses resulting from the slightly decreased cost to buy protection in AGM’s name as the market cost of AGM’s credit decreased during the period. Several transactions were pricing above their floor levels; therefore when the cost of purchasing CDS protection on AGM decreased, the implied spreads that the Company would expect to receive on these transactions increased.
During Third Quarter 2012, unrealized fair value gains were generated primarily in the high yield and investment grade synthetic pooled corporate sectors due to a run-off of par outstanding as the transactions in these sectors approach maturity, as well as the expiration of several transactions. The unrealized gains were partially offset by unrealized losses resulting from the decreased cost to buy protection in AGM’s name as the market cost of AGM’s credit decreased during the period. Several transactions were pricing above their floor levels; therefore when the cost of purchasing CDS protection on AGM decreased, the implied spreads that the Company would expect to receive on these transactions increased.
During Nine Months 2012, the unrealized fair value gains were generated primarily in the high yield and investment grade synthetic pooled corporate sectors, as well as the subprime first lien sector. The gains in all three sectors were a result of a significant run-off of par outstanding as the transactions in these sectors approach maturity, as well as the expiration of several large transactions. The unrealized gains were partially offset by unrealized losses in the Other sector. The unrealized losses in Other were a result of the decreased cost to buy protection in AGM’s name as the market cost of AGM’s credit decreased during the period. Several transactions were pricing above their floor levels; therefore when the cost of purchasing CDS protection on AGM decreased, the implied spreads that the Company would expect to receive on these transactions increased.
    The impact of changes in credit spreads will vary based upon the volume, tenor, interest rates, and other market conditions at the time these fair values are determined. In addition, since each transaction has unique collateral and structural terms, the underlying change in fair value of each transaction may vary considerably. The fair value of credit derivative contracts also reflects the change in the Company’s own credit cost based on the price to purchase credit protection on AGM. The Company determines its own credit risk based on quoted CDS prices traded on the Company at each balance sheet date. Generally, a widening of the CDS prices traded on AGM has an effect of offsetting unrealized losses that result from widening general market credit spreads, while a narrowing of the CDS prices traded on AGM has an effect of offsetting unrealized gains that result from narrowing general market credit spreads.

Five Year CDS Spread on AGM

	As of September 30, 2013	As of June 30, 2013	As of December 31, 2012	As of September 30, 2012	As of June 30, 2012	As of December 31, 2011
Quoted price of CDS contract (in basis points)	502	365	536	638	652	778

One-Year CDS Spread on AGM

	As of September 30, 2013	As of June 30, 2013	As of December 31, 2012	As of September 30, 2012	As of June 30, 2012	As of December 31, 2011
Quoted price of CDS contract (in basis points)	215	72	257	333	416	538

	As of September 30, 2013	As of December 31, 2012
	(in millions)
Fair value of credit derivatives before effect of AGM credit spread	$(511)	$(627)
Plus: Effect of AGM credit spread	262	344
Net fair value of credit derivatives	$(249)	$(283)

The fair value of CDS contracts at September 30, 2013, before considering the implications of AGM’s credit spreads, is a direct result of continued wide credit spreads in the fixed income security markets and ratings downgrades. The asset classes that remain most affected are pooled corporate securities and a XXX life securitization transaction. Comparing September 30, 2013 with December 31, 2012, there was a narrowing of spreads primarily related to pooled corporate obligations and a XXX life securitization transaction. This narrowing of spreads combined with the run-off of par outstanding and termination of securities, resulted in a gain of approximately $116 million, before taking into account AGM’s credit spreads.

Management believes that the trading level of AGM’s credit spreads over the past several years has been due to the correlation between AGM’s risk profile and the current risk profile of the broader financial markets and to increased demand for credit protection against AGM as the result of its financial guaranty volume, as well as the overall lack of liquidity in the CDS market. Offsetting the benefit attributable to AGM’s credit spread were higher credit spreads in the fixed income security markets. The higher credit spreads in the fixed income security market are due to the lack of liquidity in the high yield CDO, and CLO markets as well as continuing market concerns over the most recent vintages of RMBS.

The following table presents the fair value and the present value of expected claim payments or recoveries (i.e. net expected loss to be paid as described in Note 5) for contracts accounted for as derivatives.

Net Fair Value and Expected Losses of Credit Derivatives by Sector

	Fair Value of Credit Derivative Asset (Liability), net		Present Value of Expected Claim (Payments) Recoveries (1)
Asset Type	As of September 30, 2013	As of December 31, 2012	As of September 30, 2013	As of December 31, 2012
	(in millions)
Pooled corporate obligations	$(3)	$(5)	$—	$—
U.S. RMBS	(10)	(10)	2	10
Other	(236)	(268)	(4)	(4)
Total	$(249)	$(283)	$(2)	$6
____________________

(1)
Represents amount in excess of the present value of future installment fees to be received of $2 million as of September 30, 2013 and $1 million as of December 31, 2012. There is no R&W benefit on credit derivatives as of September 30, 2013 and as of December 31, 2012.

Sensitivity to Changes in Credit Spread

The following table summarizes the estimated change in fair values on the net balance of the Company's credit derivative positions assuming immediate parallel shifts in credit spreads on AGM and on the risks that it assumes.

Effect of Changes in Credit Spread
As of September 30, 2013

Credit Spreads(1)	Estimated Net Fair Value (Pre-Tax)	Estimated Change in Gain/(Loss) (Pre-Tax)
	(in millions)
100% widening in spreads	$(452)	$(203)
50% widening in spreads	(350)	(101)
25% widening in spreads	(300)	(51)
10% widening in spreads	(269)	(20)
Base Scenario	(249)	—
10% narrowing in spreads	(238)	11
25% narrowing in spreads	(222)	27
50% narrowing in spreads	(195)	54
 ____________________

(1)	Includes the effects of spreads on both the underlying asset classes and the Company’s own credit spread.

9.	Consolidation of Variable Interest Entities

The Company provides financial guaranties with respect to debt obligations of special purpose entities, including VIEs. AGM does not sponsor any VIEs when underwriting third party financial guaranty insurance or credit derivative transactions, nor does it act as the servicer or collateral manager for any VIE obligations that it insures. The transaction structure generally provides certain financial protections to the Company. This financial protection can take several forms, the most common of which are overcollateralization, first loss protection (or subordination) and excess spread. In the case of overcollateralization (i.e., the principal amount of the securitized assets exceeds the principal amount of the structured finance obligations guaranteed by the Company), the structure allows defaults of the securitized assets before a default is experienced on the structured finance obligation guaranteed by the Company. In the case of first loss, the financial guaranty insurance policy only covers a senior layer of losses experienced by multiple obligations issued by special purpose entities, including VIEs. The first loss exposure with respect to the assets is either retained by the seller or sold off in the form of equity or mezzanine debt to other investors. In the case of excess spread, the financial assets contributed to special purpose entities, including VIEs, generate cash flows that are in excess of the interest payments on the debt issued by the special purpose entity. Such excess spread is typically distributed through the transaction’s cash flow waterfall and may be used to create additional credit enhancement, applied to redeem debt issued by the special purpose entities, including VIEs (thereby, creating additional overcollateralization), or distributed to equity or other investors in the transaction.

AGM is not primarily liable for the debt obligations issued by the VIEs they insure and would only be required to make payments on these debt obligations in the event that the issuer of such debt obligations defaults on any principal or interest due. AGM’s creditors do not have any rights with regard to the collateral supporting the debt issued by the FG VIEs. Proceeds from sales, maturities, prepayments and interest from such underlying collateral may only be used to pay Debt Service on VIE liabilities. Net fair value gains and losses on FG VIEs are expected to reverse to zero at maturity of the VIE debt, except for net premiums received and receivable, and net claims paid and expected to be paid by AGM under the financial guaranty insurance contract. The Company’s estimate of expected loss to be paid for FG VIEs is included in Note 5, Expected Loss to be Paid.

As part of the terms of its financial guaranty contracts, the Company obtains certain protective rights with respect to the VIE that are triggered by the occurrence of certain events, such as failure to be in compliance with a covenant due to poor deal performance or a deterioration in a servicer or collateral manager's financial condition. At deal inception, the Company typically is not deemed to control a VIE; however, once a trigger event occurs, the Company's control of the VIE typically increases. The Company continuously evaluates its power to direct the activities that most significantly impact the economic performance of VIEs that have debt obligations insured by the Company and, accordingly, where the Company is obligated to absorb VIE losses or receive benefits that could potentially be significant to the VIE. The Company obtains protective rights under its insurance contracts that give the Company additional controls over a VIE if there is either deterioration of deal performance or in the financial health of the deal servicer. The Company is deemed to be the control party under GAAP, typically when its protective rights give it the power to both terminate and replace the deal servicer, which are characteristics specific to the Company's financial guaranty contracts. If the Company’s protective rights that could make it the control party have not been triggered, then it does not consolidate the VIE. As of September 30, 2013, the Company had issued financial guaranty contracts for approximately 500 VIEs that it did not consolidate.

Consolidated FG VIEs

Number of FG VIE's Consolidated

	As of September 30, 2013	As of December 31, 2012
Beginning of the period	25	26
Consolidated(1)	11	1
Deconsolidated(1)	(3)	—
Matured	(1)	(2)
End of the year	32	25
____________________

(1)
Net loss on consolidation and deconsolidation was $7 million in Nine Months 2013 and $5 million in 2012, respectively, and recorded in “fair value gains (losses) on FG VIEs” in the consolidated statement of operations.

The total unpaid principal balance for the FG VIEs' assets that were over 90 days or more past due was approximately $602 million at September 30, 2013. The aggregate unpaid principal of the FG VIEs' assets was approximately $1,628 million greater than the aggregate fair value at September 30, 2013, excluding the effect of R&W settlements. The change in the instrument-specific credit risk of the FG VIEs' assets for Third Quarter 2013 and Nine Months 2013 were gains of $75 million and $198 million, respectively. The change in the instrument-specific credit risk of the FG VIEs’ assets for Third Quarter 2012 and Nine Months 2012 were gains of $60 million and $165 million, respectively.

The aggregate unpaid principal balance was approximately $1,295 million greater than the aggregate fair value of the FG VIEs’ liabilities as of September 30, 2013.

The table below shows the carrying value of the consolidated FG VIEs' assets and liabilities in the consolidated financial statements, segregated by the types of assets that collateralize their respective debt obligations.

Consolidated FG VIEs
By Type of Collateral

	As of September 30, 2013			As of December 31, 2012
	Number of FG VIEs	Assets	Liabilities	Number of FG VIEs	Assets	Liabilities
	(dollars in millions)
With recourse:
First liens:	23	$568	$738	12	$565	$767
Second lien	9	390	570	11	553	799
Other	—	—	—	2	39	39
Total with recourse	32	958	1,308	25	1,157	1,605
Without recourse	—	696	662	—	713	678
Total	32	$1,654	$1,970	25	$1,870	$2,283

Unpaid Principal for FG VIEs' Liabilities
with Recourse

	As of September 30, 2013	As of December 31, 2012
	(in millions)
Unpaid principal for FG VIEs’ liabilities with recourse(1)	$1,693	$2,087
____________________

(1)	FG VIE liabilities with recourse will mature at various dates ranging from 2025 to 2047.

The consolidation of FG VIEs has a significant effect on net income and shareholder’s equity due to (1) changes in fair value gains (losses) on FG VIE assets and liabilities, (2) the elimination of premiums and losses related to the AGM FG VIE liabilities with recourse and (3) the elimination of investment balances related to the Company’s purchase of AGM insured FG VIE debt. Upon consolidation of a FG VIE, the related insurance and, if applicable, the related investment balances, are considered intercompany transactions and therefore eliminated. Such eliminations are included in the table below to present the full effect of consolidating FG VIEs.

Effect of Consolidating FG VIEs on Net Income
and Shareholder's Equity

	Third Quarter		Nine Months
	2013	2012	2013	2012
	(in millions)
Net earned premiums	$(14)	$(17)	$(46)	$(48)
Net investment income	(2)	(3)	(8)	(8)
Net realized investment gains (losses)	0	—	1	4
Fair value gains (losses) on FG VIEs	37	35	259	65
Loss and LAE	6	3	22	16
Total pretax effect on net income	27	18	228	29
Less: tax provision (benefit)	(9)	(6)	(79)	(9)
Total effect on net income (loss)	$18	$12	$149	$20

	As of September 30, 2013	As of December 31, 2012
	(in millions)
Total (decrease) increase on shareholder’s equity	$(179)	$(321)

Fair value gains (losses) on FG VIEs represent the net change in fair value on the consolidated FG VIEs' assets and liabilities. During Third Quarter 2013, the Company recorded a pre-tax net fair value gain of consolidated FG VIEs of $37 million. The gain was primarily driven by price depreciation on the Company's FG VIE liabilities. During the quarter, market participants gave less value to the guarantee provided by monoline insurers as a result of exposure to specific countries. The primary driver of the $259 million pre-tax fair value gain of consolidated FG VIEs during Nine Months 2013 was a result of R&W benefits received on several VIEs as a result of settlements with various counterparties during the first and second quarters. These settlements resulted in a gain of $213 million. During Third Quarter 2013, one of the Company's financial guaranty insurance policies was canceled, resulting in deconsolidation of one FG VIE. During the first half of the year the Company signed an agreement that resulted in the deconsolidation of two FG VIEs.

During Third Quarter 2012, the Company recorded a pre-tax net fair value gain of consolidated FG VIEs of $35 million. While prices appreciated slightly during the period on the Company's FG VIE assets and liabilities, the gain for Third Quarter 2012 was primarily driven by large principal paydowns made on the Company's FG VIE assets. This was also the primary driver of the $65 million pre-tax fair value gain of consolidated FG VIEs during Nine Months 2012. The majority of this gain, $57 million, is a result of a R&W settlement with Deutsche Bank that closed during second quarter 2012.

Non-Consolidated VIEs

To date, the Company's analyses have indicated that it does not have a controlling financial interest in any other VIEs and, as a result, they are not consolidated in the consolidated financial statements. The Company's exposure provided through its financial guaranties with respect to debt obligations of special purpose entities is included within net par outstanding in Note 3, Outstanding Exposure.

10.	Investments and Cash

Investment Portfolio

Net investment income is a function of the yield that the Company earns on invested assets and the size of the portfolio. The investment yield is a function of market interest rates at the time of investment as well as the type, credit quality and maturity of the invested assets. Income earned on the general investment portfolio excluding loss mitigation bonds declined due to lower reinvestment rates. Accrued interest on investment portfolio and loan receivable from affiliate was $72 million and $54 million as of September 30, 2013 and December 31, 2012, respectively.

Net Investment Income

	Third Quarter		Nine Months
	2013	2012	2013	2012
	(in millions)
Income from fixed maturity securities in general investment portfolio	$44	$42	$123	$126
Income from fixed maturity securities purchased or obtained for loss mitigation purposes	15	13	38	34
Interest income from notes receivable from affiliates	4	4	13	12
Other(1)	1	2	4	4
Gross investment income	64	61	178	176
Investment expenses	(1)	(1)	(3)	(3)
Net investment income	$63	$60	$175	$173
____________________
(1)    Includes income from short-term investments and assets acquired in refinancing transactions.

Net Realized Investment Gains (Losses)

	Third Quarter		Nine Months
	2013	2012	2013	2012
	(in millions)
Gross realized gains on investment portfolio	$3	$5	$8	$20
Gross realized losses on investment portfolio	(4)	(2)	(12)	(23)
Other-than-temporary impairment ("OTTI")	(6)	(2)	(13)	(4)
Net realized investment gains (losses)	$(7)	$1	$(17)	$(7)

The following table presents the roll-forward of the credit losses of fixed maturity securities for which the Company has recognized OTTI and where the portion of the fair value adjustment related to other factors was recognized in other comprehensive income ("OCI").

Roll Forward of Credit Losses in the Investment Portfolio

	Third Quarter		Nine Months
	2013	2012	2013	2012
	(in millions)
Balance, beginning of period	$41	$34	$36	$31
Additions for credit losses on securities for which an OTTI was not previously recognized	1	1	2	1
Additions for credit losses on securities for which an OTTI was previously recognized	5	0	9	3
Balance, end of period	$47	$35	$47	$35

Fixed Maturity Securities and Short-Term Investments
by Security Type
As of September 30, 2013

Investment Category	Percent of Total(1)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI (2) Gain (Loss) on Securities with OTTI	Weighted Average Credit Quality(3)
	(dollars in millions)
Fixed maturity securities:
U.S. government and agencies	1%	$70	$6	$(1)	$75	$—	AA+
Obligations of state and political subdivisions	62	3,658	170	(16)	3,812	0	AA
Corporate securities	10	623	14	(6)	631	—	A-
Mortgage-backed securities(4):
RMBS	8	462	10	(42)	430	(36)	BBB-
CMBS	3	186	3	(1)	188	—	AAA
Asset-backed securities	6	363	24	0	387	14	BBB
Foreign government securities	3	170	8	0	178	—	AA+
Total fixed maturity securities	93	5,532	235	(66)	5,701	(22)	A+
Short-term investments	7	409	0	0	409	—	AAA
Total investment portfolio	100%	$5,941	$235	$(66)	$6,110	$(22)	AA-

Fixed Maturity Securities and Short-Term Investments
by Security Type
As of December 31, 2012

Investment Category	Percent of Total(1)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI Gain (Loss) on Securities with OTTI	Weighted Average Credit Quality(3)
	(dollars in millions)
Fixed maturity securities:
U.S. government and agencies	2%	$86	$8	$0	$94	$—	AA+
Obligations of state and political subdivisions	65	3,197	306	0	3,503	6	AA
Corporate securities	4	215	15	0	230	—	AA-
Mortgage-backed securities(4):
RMBS	8	398	13	(53)	358	(37)	BBB-
CMBS	2	97	6	—	103	—	AAA
Asset-backed securities	6	288	54	—	342	41	BIG
Foreign government securities	3	192	9	0	201	1	AAA
Total fixed maturity securities	90	4,473	411	(53)	4,831	11	AA-
Short-term investments	10	473	0	—	473	—	AAA
Total investment portfolio	100%	$4,946	$411	$(53)	$5,304	$11	AA-
____________________

(1)	Based on amortized cost.

(2)	Accumulated OCI ("AOCI"). See also Note 17, Other Comprehensive Income.

(3)
Ratings in the tables above represent the lower of the Moody's and S&P classifications except for bonds purchased for loss mitigation or risk management strategies, which use internal ratings classifications. The Company's portfolio consists primarily of high-quality, liquid instruments.

(4)	Government-agency obligations were approximately 26% of mortgage backed securities as of September 30, 2013 and 38% as of December 31, 2012 based on fair value.

The Company’s investment portfolio in tax-exempt and taxable municipal securities includes issuances by a wide number of municipal authorities across the U.S. and its territories. Securities rated lower than A-/A3 by S&P or Moody’s are not eligible to be purchased for the Company’s portfolio unless acquired for loss mitigation or risk management strategies.

The Company’s investment portfolio is substantially managed by four outside managers. As municipal investments are a material portion of the Company’s overall investment portfolio, the Company has established detailed guidelines regarding credit quality, exposure to a particular sector and exposure to a particular obligor within a sector. Each of the portfolio managers perform independent analysis on every municipal security they purchase for the Company’s portfolio. The Company meets with each of its portfolio managers quarterly and reviews all investments with a change in credit rating as well as any investments on the manager’s watch list of securities with the potential for downgrade.

The following tables summarize, for all securities in an unrealized loss position, the aggregate fair value and gross unrealized loss by length of time the amounts have continuously been in an unrealized loss position.

Fixed Maturity Securities
Gross Unrealized Loss by Length of Time
As of September 30, 2013

	Less than 12 months		12 months or more		Total
	Fair value	Unrealized loss	Fair value	Unrealized loss	Fair value	Unrealized loss
	(dollars in millions)
U.S. government and agencies	$12	$(1)	$—	$—	$12	$(1)
Obligations of state and political subdivisions	588	(16)	—	—	588	(16)
Corporate securities	198	(6)	—	—	198	(6)
Mortgage-backed securities:
RMBS	98	(4)	149	(38)	247	(42)
CMBS	33	(1)	—	—	33	(1)
Asset-backed securities	70	0	—	—	70	0
Foreign government securities	12	0	—	—	12	0
Total	$1,011	$(28)	$149	$(38)	$1,160	$(66)
Number of securities		243		12		255
Number of securities with OTTI		8		9		17

Fixed Maturity Securities
Gross Unrealized Loss by Length of Time
As of December 31, 2012

	Less than 12 months		12 months or more		Total
	Fair value	Unrealized loss	Fair value	Unrealized loss	Fair value	Unrealized loss
	(dollars in millions)
U.S. government and agencies	$12	$0	$—	$—	$12	0
Obligations of state and political subdivisions	17	0	—	—	17	0
Corporate securities	5	0	—	—	5	0
Mortgage-backed securities:
RMBS	76	(17)	97	(36)	173	(53)
Foreign government securities	6	0	—	—	6	0
Total	$116	$(17)	$97	$(36)	$213	$(53)
Number of securities		16		10		26
Number of securities with OTTI		5		4		9

Of the securities in an unrealized loss position for 12 months or more as of September 30, 2013, nine securities had unrealized losses greater than 10% of book value. The total unrealized loss for these securities as of September 30, 2013 was $38 million. The Company has determined that the unrealized losses recorded as of September 30, 2013 are yield related and not the result of OTTI.

The amortized cost and estimated fair value of available-for-sale fixed maturity securities by contractual maturity as of September 30, 2013 are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Distribution of Fixed-Maturity Securities
by Contractual Maturity
As of September 30, 2013

	Amortized Cost	Estimated Fair Value
	(in millions)
Due within one year	$58	$58
Due after one year through five years	852	886
Due after five years through 10 years	1,594	1,657
Due after 10 years	2,380	2,482
Mortgage-backed securities:
RMBS	462	430
CMBS	186	188
Total	$5,532	$5,701

Under agreements with its cedants and in accordance with statutory requirements, the Company maintains fixed maturity securities in trust accounts for the benefit of reinsured companies, which amounted to $21 million as of September 30, 2013 and December 31, 2012. In addition, to fulfill state licensing requirements, the Company has placed on deposit eligible securities of $14 million and $15 million as of September 30, 2013 and December 31, 2012, respectively, for the protection of policyholders.

No material investments of the Company were non-income producing for Nine Months 2013 and 2012, respectively.

Loss Mitigation Assets

One of the Company's strategies for mitigating losses has been to purchase insured securities that have expected losses at discounted prices. In addition, the Company may also obtain the obligations referenced in CDS transactions that have triggered the insured's obligation to put these bonds to AGM, or assets may be obtained as part of a negotiated agreement.

Loss Mitigation Assets
Carrying Value

	As of September 30, 2013	As of December 31, 2012
	(in millions)
Fixed maturity securities:
Obligations of state and political subdivisions	$10	$12
Corporate Securities	132	—
RMBS	217	184
Asset-backed securities	228	249
Other invested assets:
Assets acquired in refinancing transactions	51	72
Other	0	1
Total	$638	$518

11.     Investment in MAC Holdings
On July 16, 2013, subsidiaries of Assured Guaranty Ltd. completed a series of transactions that increased the capitalization of its subsidiary, MAC, to $800 million on a statutory basis. The Company does not currently anticipate MAC distributing dividends.
AGM and its subsidiaries Assured Guaranty Municipal Insurance Company ("AGMIC") and AGBM terminated the reinsurance pooling agreement pursuant to which AGMIC and AGBM had assumed a quota share percentage of the financial guaranty insurance policies issued by AGM, and AGM reassumed such ceded business. Subsequently, AGMIC was merged into AGM, with AGM as the surviving company.
AGBM, which had made a loan of $82.5 million to AGUS, an indirect parent holding company of AGM, received all of the outstanding shares of MAC held by AGUS and cash, in full satisfaction of the principal of and interest on such loan. After AGBM distributed substantially all of its assets, including the MAC shares, to AGM as a dividend, AGM sold AGBM to its affiliate AG Re. Subsequently, AGBM and AG Re merged, with AG Re as the surviving company. The sale of AGBM to, and subsequent merger with, AG Re were each effective as of July 17, 2013.
A new company, MAC Holdings, was formed to own 100% of the outstanding stock of MAC. AGM and its affiliate AGC subscribed for approximately 61% and 39% of the outstanding MAC Holdings common stock, respectively, for which AGM paid $425 million and AGM's affiliate AGC paid $275 million, as consideration. The consideration consisted of all of MAC's outstanding common stock (in the case of AGM), cash and marketable securities.
MAC Holdings then contributed cash and marketable securities having a fair market value sufficient to increase MAC's policyholders' surplus to approximately $400 million, and purchased a surplus note issued by MAC in the principal amount of $300 million. In addition, AGM purchased a surplus note issued by MAC in the principal amount of $100 million
Following the increase in MAC's capitalization, AGM ceded par exposure of approximately $87 billion and unearned premiums of approximately $468 million to MAC, and AGC ceded par exposure of approximately $24 billion and unearned premiums of approximately $249 million to MAC.
In addition, on July 15, 2013, AGM and its wholly-owned subsidiary, AGE (together, the "AGM Group") were notified that the New York State Department of Financial Services ("NYSDFS") does not object to the AGM Group reassuming contingency reserves that they had ceded to AG Re and electing to cease ceding future contingency reserves to AG Re under the following circumstances:

•
The AGM Group may reassume 33% of a contingency reserve base of approximately $250 million (the “NY Contingency Reserve Base”) in 2013, after July 16, 2013, the date on which the transactions for the capitalization of MAC were completed (the “Closing Date”).

•	The AGM Group may reassume 50% of the NY Contingency Reserve Base in 2014, no earlier than the one year anniversary of the Closing Date, with the prior approval of the NYSDFS.

•	The AGM Group may reassume the remaining 17% of the NY Contingency Reserve Base in 2015, no earlier than the two year anniversary of the Closing Date, with the prior approval of the NYSDFS.
The reassumption of the contingency reserves by the AGM Group would have the effect of increasing contingency reserves by the amount reassumed and decreasing policyholders' surplus by the same amount; there would be no impact on the statutory or rating agency capital of the AGM Group. The reassumption of contingency reserves by the AGM Group permits the release of amounts from the AG Re trust accounts securing AG Re's reinsurance of the AGM Group. In Third Quarter 2013, AGM reassumed 33% of its contingency reserve base as discussed above.
As noted above, AGUS repaid the $82.5 million loan from AGBM with the outstanding shares of MAC that AGUS held and with cash. As of July 1, 2013, MAC had the following assets and liabilities:

July 1, 2013
(in millions)
Assets
Investments	$72.5
Cash	0.0
Intangible assets	16.0
Other assets	2.3
Total assets	$90.8

Liabilities
Other liabilities	$2.4
Total liabilities	$2.4

12.	Insurance Company Regulatory Requirements

Dividend Restrictions and Capital Requirements

AGM is a New York domiciled insurance company. Under New York insurance law, AGM may pay dividends out of "earned surplus", which is the portion of a company's surplus that represents the net earnings, gains or profits (after deduction of all losses) that have not been distributed to shareholders as dividends or transferred to stated capital or capital surplus, or applied to other purposes permitted by law, but does not include unrealized appreciation of assets. AGM may pay an ordinary dividend that, together with all dividends paid in the prior 12 months, does not exceed the lesser of 10% of its policyholders' surplus (as of the last annual or quarterly statement filed) or 100% of its adjusted net investment income during that period. As of September 30, 2013, approximately $78 million was available for distribution of dividends, after giving effect to dividends paid in the prior 12 months of $98 million.

Dividends and Surplus Notes
By Insurance Company

	Third Quarter		Nine Months
	2013	2012	2013	2012
	(in millions)
Dividends paid by AGM to AGMH	$60	$—	$98	$30
Repayment of surplus note by AGM to AGMH	25	—	50	50
Issuance of surplus notes by MAC to AGM and MAC Holdings	(400)	—	(400)	—

13.	Income Taxes

Provision for Income Taxes

The Company's Bermuda subsidiary, AGBM (formerly Financial Security Assurance International Ltd.), was not subject to any income, withholding or capital gains taxes under current Bermuda law through July 16, 2013. The Company had received assurance from the Minister of Finance in Bermuda that, in the event of any taxes being imposed, AGBM would be exempt from taxation in Bermuda until March 28, 2035. Please refer to Note 11, Investment in MAC Holdings, for series of transactions impacting AGBM in July 2013.

The Company's U.S. and United Kingdom (“U.K.”) subsidiary are subject to income taxes imposed by U.S. and U.K. authorities at marginal corporate income tax rates of 35% and 23.25%, respectively, and file applicable tax returns. For periods subsequent to April 1, 2013, the U.K. corporation tax rate has been reduced to 23%, for the period April 1, 2012 to April 1, 2013 the U.K. corporation tax rate was 24% resulting in a blended tax rate of 23.25% in 2013 and prior to April 1, 2012, the U.K. corporation rate was 26% resulting in a blended tax rate of 24.5% in 2012. The Company's overall corporate effective tax rate fluctuates based on the distribution of income across jurisdictions. In addition, AGE, a U.K. domiciled company, has elected under Section 953(d) of the U.S. Internal Revenue Code to be taxed as a U.S. domestic corporation.

In conjunction with AGL's purchase of AGMH on July 1, 2009, AGM and its insurance company subsidiaries have joined the consolidated federal tax group of AGUS, an indirect parent holding company of AGM. A new tax sharing agreement was entered into effective July 1, 2009 whereby each company in the AGUS consolidated tax group pays or receives its proportionate share of the consolidated federal tax burden for the group as if each company filed on a separate return basis with current period credit for net losses. Please refer to Note 11, Investment in MAC Holdings, for series of transactions impacting MAC and MAC Holdings in July 2013.

The Company's provision for income taxes for interim financial periods is not based on an estimated annual effective rate due to the variability in fair value of its credit derivatives, which prevents the Company from projecting a reliable estimated annual effective tax rate and pretax income for the full year 2013. A discrete calculation of the provision is calculated for each interim period.

A reconciliation of the difference between the provision for income taxes and the expected tax provision at statutory rates in taxable jurisdictions is presented below:

Effective Tax Rate Reconciliation

	Third Quarter		Nine Months
	2013	2012	2013	2012
	(in millions)
Expected tax provision (benefit) at statutory rate	$81	$78	$273	$153
Tax-exempt interest	(10)	(10)	(30)	(32)
Other	0	0	1	1
Total provision (benefit) for income taxes	$71	$68	$244	$122
Effective tax rate	30.6%	30.5%	31.3%	28.1%

The expected tax provision at statutory rates in taxable jurisdictions is calculated as the sum of pretax income in each jurisdiction multiplied by the statutory tax rate of the jurisdiction by which it will be taxed. Pretax income of the Company’s subsidiaries which are not U.S. domiciled but are subject to U.S. tax by election or as controlled foreign corporations are included at the U.S. statutory tax rate.

Valuation Allowance

The Company came to the conclusion that it is more likely than not that its net deferred tax asset will be fully realized after weighing all positive and negative evidence available as required under GAAP. The positive evidence that was considered included the cumulative operating income Assured Guaranty US Holdings Inc. together with its U.S. subsidiaries has earned over the last three years, and the significant unearned premium income to be included in taxable income. The positive evidence outweighs any negative evidence that exists. As such, the Company believes that no valuation allowance is necessary in connection with this deferred tax asset. The Company will continue to analyze the need for a valuation allowance on a quarterly basis.

14.	Reinsurance and Other Monoline Exposures

AGM assumes exposure on insured obligations (“Assumed Business”) and cedes portions of its exposure on obligations it has insured (“Ceded Business”) in exchange for premiums, net of ceding commissions.

Ceded and Assumed Business

The Company has Ceded Business to affiliated and non-affiliated companies to limit its exposure to risk. Under these relationships, the Company cedes a portion of its insured risk in exchange for a premium paid to the reinsurer. The Company remains primarily liable for all risks it directly underwrites and is required to pay all gross claims. It then seeks reimbursement from the reinsurer for its proportionate share of claims. The Company may be exposed to risk for this exposure if it were required to pay the gross claims and not be able to collect ceded claims from an assuming company experiencing financial distress. A number of the financial guaranty insurers to which the Company has ceded par have experienced financial distress and been downgraded by the rating agencies as a result. In addition, state insurance regulators have intervened with respect to some of these insurers. The Company's ceded contracts generally allow the Company to recapture Ceded Business after certain triggering events, such as reinsurer downgrades.

Commutations of Ceded Business resulted in net increase to unearned premium reserves of $108 million, net par outstanding of $19.1 billion and gains of $84 million which were recorded in other income, for Nine Months 2012. There have been no commutations to date in 2013. While certain Ceded Business has been reassumed, the Company still has significant Ceded Business with third parties.

The Company is also party to reinsurance agreements as a reinsurer to its affiliated financial guaranty insurance companies. In 2013, MAC assumed a book of U.S. public finance business from AGC. See Note 11, Investment in MAC Holdings for a description of the affiliated reinsurance transactions.

The following table presents the components of premiums and losses reported in the consolidated statement of operations and the contribution of the Company's Assumed and Ceded Businesses.

Effect of Reinsurance on Statement of Operations

	Third Quarter		Nine Months
	2013	2012	2013	2012
	(in millions)
Premiums Written:
Direct	$27	$25	$62	$120
Assumed (1)	249	—	249	—
Ceded	(10)	(11)	(23)	52
Net	$266	$14	$288	$172
Premiums Earned:
Direct	$145	$215	$526	$609
Assumed (1)	7	0	7	0
Ceded	(44)	(58)	(140)	(162)
Net	$108	$157	$393	$447
Loss and LAE:
Direct	$45	$78	$76	$489
Ceded	(15)	(22)	(42)	(167)
Net	$30	$56	$34	$322
____________________

(1)	See Note 11, Investment in MAC Holdings.

Reinsurer Exposure
In addition to assumed and ceded reinsurance arrangements, the Company may also have exposure to some financial guaranty reinsurers (i.e., monolines) in other areas. Second-to-pay insured par outstanding represents transactions the Company has insured that were previously insured by other monolines. The Company underwrites such transactions based on the underlying insured obligation without regard to the primary insurer. Another area of exposure is in the investment portfolio where the Company holds fixed maturity securities that are wrapped by monolines and whose value may decline based on the rating of the monoline. At September 30, 2013, based on fair value, the Company had $471 million of fixed maturity securities in its investment portfolio wrapped by National Public Finance Guarantee Corporation, $387 million by Ambac Assurance Corporation ("Ambac"), $81 million by AGC, and $28 million by other guarantors.
Exposure by Reinsurer

	Ratings as of December 16, 2013		Par Outstanding as of September 30, 2013
Reinsurer	Moody’s Reinsurer Rating	S&P Reinsurer Rating	Ceded Par Outstanding(1)	Second-to-Pay Insured Par Outstanding	Assumed Par Outstanding
	(dollars in millions)
Affiliated Companies	(2)	(2)	$62,194	$496	$23,989
Non-Affiliated Companies:
Tokio Marine & Nichido Fire Insurance Co., Ltd.	Aa3(3)	AA-(3)	7,447	—	—
American Overseas Reinsurance Company Limited (f/k/a Ram Re)	WR(4)	WR	6,906	—	30
Radian Asset Assurance Inc.	Ba1	B+	4,721	36	—
Syncora Guarantee Inc.	WR	WR	4,119	664	—
Mitsui Sumitomo Insurance Co. Ltd.	A1	A+(3)	2,170	—	—
ACA Financial Guaranty Corp.	NR	WR	801	5	—
Swiss Reinsurance Co.	A1	AA-	401	—	—
CIFG Assurance North America Inc. ("CIFG")	WR	WR	61	108	—
MBIA Inc.	(5)	(5)	—	7,720	—
Ambac	WR	WR	—	3,272	—
Financial Guaranty Insurance Co.	WR	WR	—	1,100	—
Other	Various	Various	705	—	1
Non-Affiliated Companies			27,331	12,905	31
Total			$89,525	$13,401	$24,020
____________________

(1)	Includes $3,040 million in ceded par outstanding related to insured credit derivatives.

(2)
As of the date of this document, the affiliates of AGM are Assured Guaranty Re Ltd. and its subsidiaries (“AG Re”), rated Baa1 (stable) by Moody's and AA- (stable) by S&P, and AGC and its subsidiaries, rated A3 (stable) by Moody's and AA- (stable) by S&P. In addition, MAC is rated AA+ (stable outlook) from Kroll Bond Rating Agency and of AA- (stable outlook) from S&P. Assumed par outstanding includes $23,964 million assumed by MAC from AGC.

(3)	The Company has structural collateral agreements satisfying the triple-A credit requirement of S&P and/or Moody’s.

(4)	Represents “Withdrawn Rating.”

(5)	MBIA Inc. includes various subsidiaries which are rated A and B by S&P and Baa1, B1 and B3 by Moody’s.

Amounts Due (To) From Reinsurers(1)
As of September 30, 2013

	Ceded Premium, net of Commissions	Ceded Expected Loss and LAE
	(in millions)
Affiliated Companies	$(65)	$32
Tokio Marine & Nichido Fire Insurance Co., Ltd.	(22)	33
American Overseas Reinsurance Company Limited (f/k/a Ram Re)	(8)	2
Radian Asset Assurance Inc.	(17)	12
Syncora Guarantee Inc.	(39)	—
Mitsui Sumitomo Insurance Co. Ltd.	(4)	6
Swiss Reinsurance Co.	(3)	—
CIFG	—	4
Other	(31)	—
Total	$(189)	$89
____________________

(1)	Excludes $3 million of assumed premium, net of commissions, all of which relate to affiliated companies, as of September 30, 2013.

15.     Commitments and Contingencies

Legal Proceedings

Litigation

Lawsuits arise in the ordinary course of the Company’s business. It is the opinion of the Company’s management, based upon the information available, that the expected outcome of litigation against the Company, individually or in the aggregate, will not have a material adverse effect on the Company’s financial position or liquidity, although an adverse resolution of litigation against the Company in a fiscal quarter or year could have a material adverse effect on the Company’s results of operations in a particular quarter or year.

The Company establishes accruals for litigation and regulatory matters to the extent it is probable that a loss has been incurred and the amount of that loss can be reasonably estimated. For litigation and regulatory matters where a loss may be reasonably possible, but not probable, or is probable but not reasonably estimable, no accrual is established, but if the matter is material, it is disclosed, including matters discussed below. The Company reviews relevant information with respect to its litigation and regulatory matters on a quarterly, and annual basis and updates its accruals, disclosures and estimates of reasonably possible loss based on such reviews.

In addition, in the ordinary course of its business, the Company asserts claims in legal proceedings against third parties to recover losses paid in prior periods. For example, as described in the "Recovery Litigation" section of Note 5, Expected Loss to be Paid, as of the date of this filing, AGM has filed complaints against certain sponsors and underwriters of RMBS securities that AGM had insured, alleging, among other claims, that such persons had breached R&W in the transaction documents, failed to cure or repurchase defective loans and/or violated state securities laws. The amounts, if any, the Company will recover in proceedings to recover losses are uncertain, and recoveries, or failure to obtain recoveries, in any one or more of these proceedings during any quarter or year could be material to the Company’s results of operations in that particular quarter or year.

Proceedings Relating to the Company's Financial Guaranty Business

AGM and AGMH receive subpoenas duces tecum and interrogatories from regulators from time to time.

In August 2008, a number of financial institutions and other parties, including AGM and other bond insurers, were named as defendants in a civil action brought in the circuit court of Jefferson County, Alabama relating to the County’s problems meeting its sewer debt obligations: Charles E. Wilson vs. JPMorgan Chase & Co et al (filed the Circuit Court of Jefferson County, Alabama), Case No. 01-CV-2008-901907.00, a putative class action. The action was brought on behalf of rate payers, tax payers and citizens residing in Jefferson County, and alleges conspiracy and fraud in connection with the issuance of the County’s debt. The complaint in this lawsuit seeks equitable relief, unspecified monetary damages, interest, attorneys’ fees and other costs. On January, 13, 2011, the circuit court issued an order denying a motion by the bond insurers and other defendants to dismiss the action. Defendants, including the bond insurers, have petitioned the Alabama Supreme Court for a writ of mandamus to the circuit court vacating such order and directing the dismissal with prejudice of plaintiffs’ claims for lack of standing. The litigation was stayed pending confirmation of Jefferson County's plan of adjustment or further court orders. On on November 22, 2013, the bankruptcy court confirmed Jefferson County's plan of adjustment and the plan became effective on December 3, 2013. Nonetheless, the plaintiffs filed a notice on December 3, 2013 with the U.S. District Court in Birmingham, stating that they plan to file an appeal of the bankruptcy court’s plan confirmation order. The Company cannot reasonably estimate the possible loss or range of loss, if any, that may arise from this lawsuit.

Beginning in July 2008, AGM and various other financial guarantors were named in complaints filed in the Superior Court for the State of California, City and County of San Francisco by a number of plaintiffs. Subsequently, plaintiffs' counsel filed amended complaints against AGM and AGC and added additional plaintiffs. These complaints alleged that the financial guaranty insurer defendants (i) participated in a conspiracy in violation of California's antitrust laws to maintain a dual credit rating scale that misstated the credit default risk of municipal bond issuers and created market demand for municipal bond insurance, (ii) participated in risky financial transactions in other lines of business that damaged each insurer's financial condition (thereby undermining the value of each of their guaranties), and (iii) failed to adequately disclose the impact of those transactions on their financial condition. In addition to their antitrust claims, various plaintiffs asserted claims for breach of the covenant of good faith and fair dealing, fraud, unjust enrichment, negligence, and negligent misrepresentation. At hearings held in July and October 2011 relating to AGM, AGC and the other defendants' demurrer, the court overruled the demurrer on the following claims: breach of contract, violation of California's antitrust statute and of its unfair business practices law, and fraud. The remaining claims were dismissed. On December 2, 2011, AGM, AGC and the other bond insurer defendants filed an anti-SLAPP ("Strategic Lawsuit Against Public Participation") motion to strike the complaints under California's Code of Civil Procedure. On July 9, 2013, the court entered its order denying in part and granting in part the bond insurers' motion to strike. As a result of the order, the causes of action that remain against AGM and AGC are: claims of breach of contract and fraud, brought by the City of San Jose, the City of Stockton, East Bay Municipal Utility District and Sacramento Suburban Water District, relating to the failure to disclose the impact of risky financial transactions on their financial condition; and a claim of breach of the unfair business practices law brought by The Jewish Community Center of San Francisco. On September 9, 2013, plaintiffs filed an appeal of the anti-SLAPP ruling on the California antitrust statute. On September 30, 2013, AGC, AGM and the other bond insurer defendants filed a notice of cross-appeal. The complaints generally seek unspecified monetary damages, interest, attorneys' fees, costs and other expenses. The Company cannot reasonably estimate the possible loss or range of loss, if any, that may arise from these lawsuits.

On November 19, 2012, Lehman Brothers Holdings Inc. (“LBHI”) and Lehman Brothers Special Financing Inc. (“LBSF") commenced an adversary complaint and claim objection in the United States Bankruptcy Court for the Southern District of New York against Credit Protection Trust 283 (“CPT 283”), FSA Administrative Services, LLC, as trustee for CPT 283, and AGM, in connection with CPT 283's termination of a CDS between LBSF and CPT 283. CPT 283 terminated the CDS as a consequence of LBSF failing to make a scheduled payment owed to CPT 283, which termination occurred after LBHI filed for bankruptcy but before LBSF filed for bankruptcy. The CDS provided that CPT 283 was entitled to receive from LBSF a termination payment in that circumstance of approximately $43.8 million (representing the economic equivalent of the future fixed payments CPT 283 would have been entitled to receive from LBSF had the CDS not been terminated), and CPT 283 filed proofs of claim against LBSF and LBHI (as LBSF's credit support provider) for such amount. LBHI and LBSF seek to disallow and expunge (as impermissible and unenforceable penalties) CPT 283's proofs of claim against LBHI and LBSF and recover approximately $67.3 million, which LBHI and LBSF allege was the mark-to-market value of the CDS to LBSF (less unpaid amounts) on the day CPT 283 terminated the CDS, plus interest, attorney's fees, costs and other expenses. On the same day, LBHI and LBSF also commenced an adversary complaint and claim objection against Credit Protection Trust 207 (“CPT 207”), FSA Administrative Services, LLC, as trustee for CPT 207, and AGM, in connection with CPT 207's termination of a CDS between LBSF and CPT 207. Similarly, the CDS provided that CPT 207 was entitled to receive from LBSF a termination payment in that circumstance of $492,555. LBHI and LBSF seek to disallow and expunge CPT 207's proofs of claim against LBHI and LBSF and recover approximately $1.5 million. AGM believes the terminations of the CDS and the calculation of the termination payment amounts were consistent with the terms of the ISDA master agreements between the parties. The Company cannot reasonably estimate the possible loss, if any, that may arise from this lawsuit.

On September 25, 2013, Wells Fargo Bank, N.A., as trust administrator, filed an interpleader complaint in the U.S. District Court for the Southern District of New York against AGM, among others, relating to the right of AGM to be reimbursed from certain cashflows for principal claims paid on insured certificates issued in the MASTR Adjustable Rate Mortgages Trust 2007-3 securitization. The Company estimates that an adverse outcome to the interpleader proceeding could increase losses on the transaction by approximately $10 - $20 million, net of expected settlement payments and reinsurance in force.

Proceedings Related to AGMH's Former Financial Products Business

The following is a description of legal proceedings involving AGMH’s former financial products business. Although Assured Guaranty did not acquire AGMH’s former financial products business, which included AGMH’s former GIC business, medium term notes business and portions of the leveraged lease businesses, certain legal proceedings relating to those businesses are against entities that Assured Guaranty did acquire. While Dexia SA and Dexia Crédit Local S.A. (“DCL”), jointly and severally, have agreed to indemnify Assured Guaranty against liability arising out of the proceedings described below in the “—Proceedings Related to AGMH’s Former Financial Products Business” section, such indemnification might not be sufficient to fully hold Assured Guaranty harmless against any injunctive relief or civil or criminal sanction that is imposed against AGMH or its subsidiaries.

Governmental Investigations into Former Financial Products Business

AGMH and/or AGM have received subpoenas duces tecum and interrogatories or civil investigative demands from the Attorneys General of the States of Connecticut, Florida, Illinois, Massachusetts, Missouri, New York, Texas and West Virginia relating to their investigations of alleged bid rigging of municipal GICs. AGMH is responding to such requests. AGMH may receive additional inquiries from these or other regulators and expects to provide additional information to such regulators regarding their inquiries in the future. In addition,

•
AGMH received a subpoena from the Antitrust Division of the Department of Justice in November 2006 issued in connection with an ongoing criminal investigation of bid rigging of awards of municipal GICs and other municipal derivatives;

•
AGM received a subpoena from the Securities and Exchange Commission ("SEC") in November 2006 related to an ongoing industry-wide investigation concerning the bidding of municipal GICs and other municipal derivatives; and

•
AGMH received a “Wells Notice” from the staff of the Philadelphia Regional Office of the SEC in February 2008 relating to the investigation concerning the bidding of municipal GICs and other municipal derivatives. The Wells Notice indicates that the SEC staff is considering recommending that the SEC authorize the staff to bring a civil injunctive action and/or institute administrative proceedings against AGMH, alleging violations of Section 10(b) of the Exchange Act and Rule 10b-5 thereunder and Section 17(a) of the Securities Act.

Pursuant to the subpoenas, AGMH has furnished to the Department of Justice and SEC records and other information with respect to AGMH’s municipal GIC business. The ultimate loss that may arise from these investigations remains uncertain.

In July 2010, a former employee of AGM who had been involved in AGMH's former Financial Products Business was indicted along with two other persons with whom he had worked at Financial Guaranty Insurance Company. Such former employee and the other two persons were convicted on fraud conspiracy counts. After appeal, their convictions were reversed by a three-judge panel of the U.S. Court of Appeals for the Second Circuit in November 2013.

Lawsuits Relating to Former Financial Products Business

During 2008, nine putative class action lawsuits were filed in federal court alleging federal antitrust violations in the municipal derivatives industry, seeking damages and alleging, among other things, a conspiracy to fix the pricing of, and manipulate bids for, municipal derivatives, including GICs. These cases have been coordinated and consolidated for pretrial proceedings in the U.S. District Court for the Southern District of New York as MDL 1950, In re Municipal Derivatives Antitrust Litigation, Case No. 1:08-cv-2516 ("MDL 1950").

Five of these cases named both AGMH and AGM: (a) Hinds County, Mississippi v. Wachovia Bank, N.A.; (b) Fairfax County, Virginia v. Wachovia Bank, N.A.; (c) Central Bucks School District, Pennsylvania v. Wachovia Bank, N.A.; (d) Mayor and City Council of Baltimore, Maryland v. Wachovia Bank, N.A.; and (e) Washington County, Tennessee v. Wachovia Bank, N.A. In April 2009, the MDL 1950 court granted the defendants' motion to dismiss on the federal claims, but granted leave for the plaintiffs to file a second amended complaint. In June 2009, interim lead plaintiffs' counsel filed a Second Consolidated Amended Class Action Complaint; although the Second Consolidated Amended Class Action Complaint currently describes some of AGMH's and AGM's activities, it does not name those entities as defendants. In March 2010, the MDL 1950 court denied the named defendants' motions to dismiss the Second Consolidated Amended Class Action Complaint. In March 2013, the putative class plaintiffs served a Third Consolidated Amended Class Action Complaint that does not list AGMH or AGM. On October 9, 2013, the putative class plaintiffs served a corrected Third Consolidated Amended Class Action Complaint that also does not list AGMH or AGM. The complaints in these lawsuits generally seek unspecified monetary damages, interest, attorneys' fees and other costs. The Company cannot reasonably estimate the possible loss, if any, or range of loss that may arise from these lawsuits.

Four of the cases named AGMH (but not AGM) and also alleged that the defendants violated California state antitrust law and common law by engaging in illegal bid-rigging and market allocation, thereby depriving the cities or municipalities of competition in the awarding of GICs and ultimately resulting in the cities paying higher fees for these products: (f) City of Oakland, California v. AIG Financial Products Corp.; (g) County of Alameda, California v. AIG Financial Products Corp.; (h) City of Fresno, California v. AIG Financial Products Corp.; and (i) Fresno County Financing Authority v. AIG Financial Products Corp. When the four plaintiffs filed a consolidated complaint in September 2009, the plaintiffs did not name AGMH as a defendant. However, the complaint does describe some of AGMH's and AGM's activities. The consolidated complaint generally seeks unspecified monetary damages, interest, attorneys' fees and other costs. In April 2010, the MDL 1950 court granted in part and denied in part the named defendants' motions to dismiss this consolidated complaint.

In 2008, AGMH and AGM also were named in five non-class action lawsuits originally filed in the California Superior Courts alleging violations of California law related to the municipal derivatives industry: (a) City of Los Angeles, California v. Bank of America, N.A.; (b) City of Stockton, California v. Bank of America, N.A.; (c) County of San Diego, California v. Bank of America, N.A.; (d) County of San Mateo, California v. Bank of America, N.A.; and (e) County of Contra Costa, California v. Bank of America, N.A. Amended complaints in these actions were filed in September 2009, adding a federal antitrust claim and naming AGM (but not AGMH) and AGUS, among other defendants. These cases have been transferred to the Southern District of New York and consolidated with MDL 1950 for pretrial proceedings.

In late 2009, AGM and AGUS, among other defendants, were named in six additional non-class action cases filed in federal court, which also have been coordinated and consolidated for pretrial proceedings with MDL 1950: (f) City of Riverside, California v. Bank of America, N.A.; (g) Sacramento Municipal Utility District v. Bank of America, N.A.; (h) Los Angeles World Airports v. Bank of America, N.A.; (i) Redevelopment Agency of the City of Stockton v. Bank of America, N.A.; (j) Sacramento Suburban Water District v. Bank of America, N.A.; and (k) County of Tulare, California v. Bank of America, N.A.

The MDL 1950 court denied AGM and AGUS's motions to dismiss these eleven complaints in April 2010. Amended complaints were filed in May 2010. On October 29, 2010, AGM and AGUS were voluntarily dismissed with prejudice from the Sacramento Municipal Utility District case only. The complaints in these lawsuits generally seek or sought unspecified monetary damages, interest, attorneys' fees, costs and other expenses. The Company cannot reasonably estimate the possible loss, if any, or range of loss that may arise from the remaining lawsuits.

In May 2010, AGM and AGUS, among other defendants, were named in five additional non-class action cases filed in federal court in California: (a) City of Richmond, California v. Bank of America, N.A. (filed on May 18, 2010, N.D. California); (b) City of Redwood City, California v. Bank of America, N.A. (filed on May 18, 2010, N.D. California); (c) Redevelopment Agency of the City and County of San Francisco, California v. Bank of America, N.A. (filed on May 21, 2010, N.D. California); (d) East Bay Municipal Utility District, California v. Bank of America, N.A. (filed on May 18, 2010,

N.D. California); and (e) City of San Jose and the San Jose Redevelopment Agency, California v. Bank of America, N.A (filed on May 18, 2010, N.D. California). These cases have also been transferred to the Southern District of New York and consolidated with MDL 1950 for pretrial proceedings. In September 2010, AGM and AGUS, among other defendants, were named in a sixth additional non-class action filed in federal court in New York, but which alleges violation of New York's Donnelly Act in addition to federal antitrust law: Active Retirement Community, Inc. d/b/a Jefferson's Ferry v. Bank of America, N.A. (filed on September 21, 2010, E.D. New York), which has also been transferred to the Southern District of New York and consolidated with MDL 1950 for pretrial proceedings. In December 2010, AGM and AGUS, among other defendants, were named in a seventh additional non-class action filed in federal court in the Central District of California, Los Angeles Unified School District v. Bank of America, N.A., and in an eighth additional non-class action filed in federal court in the Southern District of New York, Kendal on Hudson, Inc. v. Bank of America, N.A. These cases also have been consolidated with MDL 1950 for pretrial proceedings. The complaints in these lawsuits generally seek unspecified monetary damages, interest, attorneys' fees, costs and other expenses. The Company cannot reasonably estimate the possible loss, if any, or range of loss that may arise from these lawsuits.

In January 2011, AGM and AGUS, among other defendants, were named in an additional non-class action case filed in federal court in New York, which alleges violation of New York's Donnelly Act in addition to federal antitrust law: Peconic Landing at Southold, Inc. v. Bank of America, N.A. This case has been consolidated with MDL 1950 for pretrial proceedings. The complaint in this lawsuit generally seeks unspecified monetary damages, interest, attorneys' fees, costs and other expenses. The Company cannot reasonably estimate the possible loss, if any, or range of loss that may arise from this lawsuit.

In September 2009, the Attorney General of the State of West Virginia filed a lawsuit (Circuit Ct. Mason County, W. Va.) against Bank of America, N.A. alleging West Virginia state antitrust violations in the municipal derivatives industry, seeking damages and alleging, among other things, a conspiracy to fix the pricing of, and manipulate bids for, municipal derivatives, including GICs. An amended complaint in this action was filed in June 2010, adding a federal antitrust claim and naming AGM (but not AGMH) and AGUS, among other defendants. This case has been removed to federal court as well as transferred to the S.D.N.Y. and consolidated with MDL 1950 for pretrial proceedings. The complaint in this lawsuit generally seeks civil penalties, unspecified monetary damages, interest, attorneys’ fees, costs and other expenses. The Company cannot reasonably estimate the possible loss, if any, or range of loss that may arise from this lawsuit.

16.	Notes Payable and Credit Facilities

Notes Payable

Notes Payable represents debt issued by VIEs consolidated by AGM to one of the Financial Products Companies that were transferred to Dexia Holdings prior to the AGMH Acquisition. The funds borrowed were used to finance the purchase of the underlying obligations of AGM-insured obligations which had breached triggers allowing AGM to exercise its right to accelerate payment of a claim in order to mitigate loss. The assets purchased are classified as assets acquired in refinancing transactions and recorded in “other invested assets.” The terms of the notes payable match the terms of the assets acquired in refinancing transactions. On the Acquisition Date, the fair value of these notes payable was $164 million, including a premium of $10 million that is being amortized over the term of the debt.

The principal and carrying values of the Company's notes payable are presented in the table below.

Principal and Carrying Amounts of Notes Payable

	As of September 30, 2013		As of December 31, 2012
	Principal	Carrying Value	Principal	Carrying Value
	(in millions)
Notes Payable	$38	$43	$61	$66

Recourse Credit Facilities

Strip Coverage Facility

In connection with the AGMH Acquisition, AGM agreed to retain the risks relating to the debt and strip policy portions of the leveraged lease business. The liquidity risk to AGM related to the strip policy portion of the leveraged lease business is mitigated by the strip coverage facility described below.

In a leveraged lease transaction, a tax-exempt entity (such as a transit agency) transfers tax benefits to a tax-paying entity by transferring ownership of a depreciable asset, such as subway cars. The tax-exempt entity then leases the asset back from its new owner.

If the lease is terminated early, the tax-exempt entity must make an early termination payment to the lessor. A portion of this early termination payment is funded from monies that were pre-funded and invested at the closing of the leveraged lease transaction (along with earnings on those invested funds). The tax-exempt entity is obligated to pay the remaining, unfunded portion of this early termination payment (known as the “strip coverage”) from its own sources. AGM issued financial guaranty insurance policies (known as “strip policies”) that guaranteed the payment of these unfunded strip coverage amounts to the lessor, in the event that a tax-exempt entity defaulted on its obligation to pay this portion of its early termination payment. AGM can then seek reimbursement of its strip policy payments from the tax-exempt entity, and can also sell the transferred depreciable asset and reimburse itself from the sale proceeds.

Currently, all the leveraged lease transactions in which AGM acts as strip coverage provider are breaching a rating trigger related to AGM and are subject to early termination. However, early termination of a lease does not result in a draw on the AGM policy if the tax-exempt entity makes the required termination payment. If all the leases were to terminate early and the tax-exempt entities do not make the required early termination payments, then AGM would be exposed to possible liquidity claims on gross exposure of approximately $1.6 billion as of September 30, 2013. To date, none of the leveraged lease transactions that involve AGM has experienced an early termination due to a lease default and a claim on the AGM policy. It is difficult to determine the probability that AGM will have to pay strip provider claims or the likely aggregate amount of such claims. At September 30, 2013, approximately $1.1 billion of cumulative strip par exposure had been terminated since 2008 on a consensual basis. The consensual terminations have resulted in no claims on AGM.

On July 1, 2009, AGM and DCL, acting through its New York Branch (“Dexia Crédit Local (NY)”), entered into a credit facility (the “Strip Coverage Facility”). Under the Strip Coverage Facility, Dexia Crédit Local (NY) agreed to make loans to AGM to finance all draws made by lessors on AGM strip policies that were outstanding as of November 13, 2008, up to the commitment amount. The commitment amount of the Strip Coverage Facility was $1 billion at closing of the AGMH Acquisition but is scheduled to amortize over time. As of September 30, 2013, the maximum commitment amount of the Strip Coverage Facility has amortized to $975 million. It may also be reduced in 2014 to $750 million, if AGM does not have a specified consolidated net worth at that time.

Fundings under this facility are subject to certain conditions precedent, and their repayment is collateralized by a security interest that AGM granted to Dexia Crédit Local (NY) in amounts that AGM recovers—from the tax-exempt entity, or from asset sale proceeds—following its payment of strip policy claims. The Strip Coverage Facility will terminate upon the earliest to occur of an AGM change of control, the reduction of the commitment amount to $0, and January 31, 2042.

The Strip Coverage Facility’s financial covenants require that AGM and its subsidiaries maintain a maximum debt-to-capital ratio of 30% and maintain a minimum net worth of 75% of consolidated net worth as of July 1, 2009, plus, starting July 1, 2014, (i) 25% of the aggregate consolidated net income (or loss) for the period beginning July 1, 2009 and ending on June 30, 2014 or, (2) zero, if the commitment amount has been reduced to $750 million as described above. The Company is in compliance with all financial covenants as of September 30, 2013.

The Strip Coverage Facility contains restrictions on AGM, including, among other things, in respect of its ability to incur debt, permit liens, pay dividends or make distributions, dissolve or become party to a merger or consolidation. Most of these restrictions are subject to exceptions. The Strip Coverage Facility has customary events of default, including (subject to certain materiality thresholds and grace periods) payment default, bankruptcy or insolvency proceedings and cross-default to other debt agreements.

As of September 30, 2013, no amounts were outstanding under this facility, nor have there been any borrowings during the life of this facility.

AGM CPS Securities

In June 2003, $200 million of “AGM CPS Securities”, money market preferred trust securities, were issued by trusts created for the primary purpose of issuing the AGM CPS Securities, investing the proceeds in high-quality commercial paper and selling put options to AGM, allowing AGM to issue the trusts non-cumulative redeemable perpetual preferred stock (the “AGM Preferred Stock”) of AGM in exchange for cash. There are four trusts, each with an initial aggregate face amount of $50 million. These trusts hold auctions every 28 days, at which time investors submit bid orders to purchase AGM CPS Securities.

If AGM were to exercise a put option, the applicable trust would transfer the portion of the proceeds attributable to principal received upon maturity of its assets, net of expenses, to AGM in exchange for AGM Preferred Stock. AGM pays a floating put premium to the trusts, which represents the difference between the commercial paper yield and the winning auction rate (plus all fees and expenses of the trust). If an auction does not attract sufficient clearing bids, however, the auction rate is subject to a maximum rate of one-month LIBOR plus 200 basis points for the next succeeding distribution period. Beginning in August 2007, the AGM CPS Securities required the maximum rate for each of the relevant trusts. AGM continues to have the ability to exercise its put option and cause the related trusts to purchase AGM Preferred Stock. The trusts provide AGM access to new capital at its sole discretion through the exercise of the put options. As of September 30, 2013 the put option had not been exercised. The Company does not consider itself to be the primary beneficiary of the trusts. See the "Other Assets–Committed Capital Securities" section of Note 7, Fair Value Measurement, for a fair value measurement discussion.

17.    Other Comprehensive Income

The following tables present the changes in the balances of each component of accumulated other comprehensive income and the effect of significant reclassifications out of AOCI on the respective line items in net income.

Changes in Accumulated Other Comprehensive Income by Component
Third Quarter 2013

	Net Unrealized Gains (Losses) on Investments with no OTTI	Net Unrealized Gains (Losses) on Investments with OTTI	Total Accumulated Other Comprehensive Income
	(in millions)
Balance, June 30, 2013	$123	$(16)	$107
Other comprehensive income before reclassifications	4	(2)	2
Amounts reclassified from AOCI to:
Other net realized investment gains (losses)	(1)	5	4
Tax (provision) benefit	0	(2)	(2)
Total amounts reclassified from AOCI, net of tax	(1)	3	2
Net current period other comprehensive income (loss)	3	1	4
Balance, September 30, 2013	$126	$(15)	$111

Changes in Accumulated Other Comprehensive Income by Component
Third Quarter 2012

	Net Unrealized Gains (Losses) on Investments with no OTTI	Net Unrealized Gains (Losses) on Investments with OTTI	Total Accumulated Other Comprehensive Income
	(in millions)
Balance, June 30, 2012	$185	$0	$185
Other comprehensive income (loss)	36	5	41
Balance, September 30, 2012	$221	$5	$226

Changes in Accumulated Other Comprehensive Income by Component
Nine Months 2013

	Net Unrealized Gains (Losses) on Investments with no OTTI	Net Unrealized Gains (Losses) on Investments with OTTI	Total Accumulated Other Comprehensive Income
	(in millions)
Balance, December 31, 2012	$226	$6	$232
Other comprehensive income before reclassifications	(99)	(32)	(131)
Amounts reclassified from AOCI to:
Other net realized investment gains (losses)	(1)	17	16
Tax (provision) benefit	0	(6)	(6)
Total amounts reclassified from AOCI, net of tax	(1)	11	10
Net current period other comprehensive income (loss)	(100)	(21)	(121)
Balance, September 30, 2013	$126	$(15)	$111

Changes in Accumulated Other Comprehensive Income by Component
Nine Months 2012

	Net Unrealized Gains (Losses) on Investments with no OTTI	Net Unrealized Gains (Losses) on Investments with OTTI	Total Accumulated Other Comprehensive Income
	(in millions)
Balance, December 31, 2011	$161	$(5)	$156
Other comprehensive income (loss)	60	10	70
Balance, September 30, 2012	$221	$5	$226

18.	Subsequent Events

Subsequent events have been considered through December 30, 2013, the date on which these financial statements were issued.